                                                                      EXHIBIT 99

                              [UWS NAME AND LOGO]

September 11, 1998

Dear Future Shareholder:

    I am pleased to inform you that the Board of Directors of United Wisconsin Services, Inc. ("UWS") has approved the distribution ("DISTRIBUTION") to UWS shareholders of all of the outstanding shares of common stock of Newco/UWS, Inc. ("NEWCO"), a newly formed corporation of which you will soon become a shareholder. Upon completion of the Distribution, Newco will be known as "United Wisconsin Services, Inc.," and will be an independent public company owning and operating the managed care and specialty products businesses and management business currently owned and operated by UWS. The shares of Newco's common stock have been approved for listing on the New York Stock Exchange under the symbol "UWZ." After the Distribution, UWS will continue to own and operate its small group business, and will be known as "American Medical Security Group, Inc."


    The enclosed Information Statement explains the Distribution in detail and provides important financial and other information regarding Newco. The Distribution will give you a direct investment and ownership interest in two separate companies. We believe that as separate companies, each one will have additional and increased marketing, joint venture and acquisition opportunities. The Distribution and certain intended related transactions will allow Newco, which will operate under the name "United Wisconsin Services, Inc." following the Distribution, to fully develop our managed care and specialty products business, and utilize the Blue Cross and Blue Shield trademarks and tradenames with our products. For UWS, which will operate under the name "American Medical Security Group, Inc." after the Distribution, this move will allow them to concentrate their efforts on continuing to develop, market and administer small group insurance products, small group specialty group insurance products and administrative services for small groups.



    We are excited about Newco's prospects as an independent company. Newco, through our wholly owned subsidiaries and provider arrangements, will be a leading managed care company with the oldest and, in terms of membership, largest health maintenance organization in Wisconsin and substantial operations in specialty managed care and other products, including a large dental HMO, as well as life, workers' compensation, mental health and other businesses. Newco will possess a strong and highly motivated management team, outstanding employees and a leading managed care and employee benefits business offering a broad range of group medical and related benefit products. Operating as an independent company, we believe Newco will be well positioned to serve its customers, capitalize on exciting growth opportunities, utilize the Blue Cross and Blue Shield trademarks and tradenames with our products and provide new opportunities for our employees. We look forward to your participation in our future.


                                                     Sincerely yours,

                                                     Thomas R. Hefty
                                           CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                 CHIEF EXECUTIVE OFFICER

                              [AMSG NAME AND LOGO]

September 11, 1998

Dear Shareholder:


    As you know, the Board of Directors of United Wisconsin Services, Inc. ("UWS") has approved the distribution ("DISTRIBUTION") to UWS shareholders of all of the outstanding shares of common stock of Newco/UWS, Inc. ("NEWCO"), a newly formed corporation. Newco will own and operate the managed care companies and the management business of UWS and, after the Distribution, will be known as "United Wisconsin Services, Inc.". UWS will continue to own and operate its small group business, and after the Distribution, will be known as "American Medical Security Group, Inc." ("AMSG"). In the Distribution, you will receive one share of Newco common stock for every share of UWS common stock held as of the close of business on September 11, 1998. The Distribution will not change the number of shares of UWS common stock you hold. UWS has received a private letter ruling from the Internal Revenue Service as to the tax-free status of the Distribution.


    THE ENCLOSED INFORMATION STATEMENT EXPLAINS THE DISTRIBUTION IN DETAIL AND PROVIDES IMPORTANT FINANCIAL AND OTHER INFORMATION REGARDING NEWCO. A SHAREHOLDER VOTE IS NOT REQUIRED TO APPROVE THE DISTRIBUTION, AND, ACCORDINGLY, YOUR PROXY IS NOT BEING SOUGHT. HOLDERS OF SHARES OF UWS COMMON STOCK ARE NOT REQUIRED TO TAKE ANY ACTION TO PARTICIPATE IN THE DISTRIBUTION; HOWEVER, YOU WILL BE ASKED TO DELIVER YOUR EXISTING STOCK CERTIFICATES REPRESENTING SHARES OF UWS COMMON STOCK TO AMSG'S TRANSFER AGENT SO THAT YOU CAN BE RE-ISSUED STOCK CERTIFICATES IN THE NAME OF AMSG. INSTRUCTIONS ON EXCHANGING YOUR STOCK CERTIFICATES WILL BE SENT TO YOU SHORTLY BEFORE THE DISTRIBUTION.

    After the Distribution, UWS will operate under the name "American Medical Security Group, Inc." and will trade on the New York Stock Exchange under the symbol "AMZ." We intend to concentrate our efforts on continuing to develop, market and administer small group medical and specialty insurance products and administrative services for small groups. We look forward to continuing AMSG's growth and achieving the full potential of our small group products business.

                                                     Sincerely yours,

                                                     Samuel V. Miller
                                           CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                 CHIEF EXECUTIVE OFFICER

[NOTE: INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT ON FORM 10 RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES.]

                             INFORMATION STATEMENT

                                NEWCO/UWS, INC.

               (TO BE RENAMED "UNITED WISCONSIN SERVICES, INC.")

                                  COMMON STOCK


    This Information Statement is being furnished in connection with the distribution (the "DISTRIBUTION") by United Wisconsin Services, Inc. ("UWS"), a Wisconsin corporation, of shares of common stock, no par value per share (the "DISTRIBUTED SHARES" or the "NEWCO COMMON STOCK"), of its wholly owned subsidiary, Newco/ UWS, Inc. ("NEWCO"), a Wisconsin corporation, to UWS shareholders. The distribution ratio will be one share of Newco Common Stock for every one share of common stock of UWS ("UWS COMMON STOCK") owned at the close of business on September 11, 1998 (the "RECORD DATE"). The Distribution will result in all of the issued and outstanding shares of Newco Common Stock being distributed to holders of shares of UWS Common Stock on a pro rata basis. The Distribution is expected to occur at the close of business on September 25, 1998 (the "DISTRIBUTION DATE"). Certificates evidencing shares of Newco Common Stock will be mailed to holders of shares of UWS Common Stock on or about the Distribution Date. UWS has received a ruling from the Internal Revenue Service ("IRS") to the effect that the Distribution will qualify as a tax-free distribution to UWS, Newco and the UWS shareholders for federal income tax purposes. No consideration will be required of holders of shares of UWS Common Stock in return for the shares of Newco Common Stock issued pursuant to the Distribution.


    On the effective date of the Distribution, UWS will be renamed "American Medical Security Group, Inc." ("AMSG"), and Newco will be renamed "United Wisconsin Services, Inc." Newco is a newly formed corporation which, as a result of the transactions entered into in connection with the Distribution, will own the businesses and assets of, and be responsible for the liabilities associated with, UWS's managed care and specialty products businesses and management business. AMSG will continue to own the businesses and assets of, and be responsible for the liabilities associated with, its small group business.

    Following the Distribution, AMSG will not own any shares of Newco Common Stock, nor will Newco own any shares of AMSG Common Stock. There is currently no public market for the shares of Newco Common Stock, although a "when-issued" trading market is expected to develop prior to the Distribution Date. The shares of Newco Common Stock have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange ("NYSE") under the symbol "UWZ." The shares of UWS Common Stock will continue to be listed on the NYSE but on and after the Distribution Date, will be listed under the symbol "AMZ."

        NO VOTE OF SHAREHOLDERS IS REQUIRED TO APPROVE THE DISTRIBUTION.
         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
                                      SEND
        US A PROXY. IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD
               CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE
                       CAPTION "RISK FACTORS" ON PAGE 20.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS INFORMATION STATEMENT. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN
                          OFFER TO BUY ANY SECURITIES.

         The date of this Information Statement is September 11, 1998.

Graphic chart illustrating VWS's subsidiaries and joint ventures grouped according to products and services offered.


1.  HMO and POS Products


    - Compcare Health Services Insurance Corporation--Wisconsin's most experienced HMO having Southeastern Wisconsin's largest provider network with HMO and POS plans. --bullet>Valley Health Plan, Inc.]A joint venture with Midelfort Clinic, Ltd, a Mayo Regional Health System, providing HMO and POS plans and consistently achieves high marks for service.



    - Northwoods Health Plans--A joint venture with Howard Young Health Care, Inc., offering an integrated health care system serving HMO and POS plans.


    - Unity Health Plans Insurance Corporation--One of the nation's first rural-based HMOs providing HMO and POS plans with services through community physicians and the University of Wisconsin Hospital and Clinics.

    - Compcare Northwest--A provider association with local physicians and clinics providing HMO and POS plans.

2.  Specialty Managed Care Products and Services

    - Meridian Resource Corporation--Provides managed care consulting, cost containment subrogation and EAP.

    - United Wisconsin Proservices, Inc.--Provides electronic claims processing and software.

    - CNR Health, Inc.--Provides managed mental health care.

    - United Wisconsin Group (comprised of United Wisconsin Insurance Company and United Heartland Life Insurance Company)--Provides life, disability and dental products.

    - RxCel--Provides prescription drug and pharmacy management.

    - Heartland Dental Plan, Inc.--Wisconsin's largest dental HMO.

    - United Heartland, Inc.--Provides managed care workers' compensation.

3.  Small Group Managed Care Products

    - American Medical Security (comprised of American Medical Security Holdings, Inc. and subsidiaries including United Wisconsin Insurance Company)--Managed care products marketed nationally. Has experienced management team and creative product design with sophisticated underwriting.

                             ADDITIONAL INFORMATION

    UWS is (and following the Distribution, Newco will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), and in accordance therewith files (and Newco will file) reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). The reports, proxy statements and other information filed by UWS (and to be filed by Newco) with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding public companies. Shares of UWS Common Stock are listed, and shares of Newco Common Stock have been approved for listing upon official notice of issuance, on the NYSE and reports, proxy statements and other information regarding UWS and Newco also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Newco has filed with the SEC a Registration Statement on Form 10 (the "REGISTRATION STATEMENT") under the Exchange Act with respect to the shares of Newco Common Stock received by UWS shareholders in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the related exhibits filed by Newco may be inspected at the public reference facilities of the SEC listed above.

    Questions concerning the Distribution should be directed to Thomas L. Luljak, Director of Corporate Communications, United Wisconsin Services, Inc., 401 West Michigan Street, Milwaukee, Wisconsin 53203, (414) 226-6900. After the Distribution, holders of shares of Newco Common Stock having inquiries related to their investment in Newco should contact Thomas L. Luljak, Director of Corporate Communications, 401 West Michigan Street, Milwaukee, Wisconsin 53203,
(414) 226-6900, and holders of shares of AMSG Common Stock having inquiries related to their investment in AMSG should contact Cliff A. Bowers, Vice President of Corporate Communications, 3100 AMS Boulevard, Green Bay, Wisconsin 54313, (920) 661-2440.

    No person is authorized by UWS, AMSG or Newco to give any information or to make any representations other than those contained in this Information Statement, and if given or made, such information or representations must not be relied upon as having been authorized.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION...............................................................           1

SUMMARY....................................................................................................           6

SUMMARY COMBINED FINANCIAL DATA FOR NEWCO..................................................................          12

FORWARD-LOOKING STATEMENTS.................................................................................          13

INTRODUCTION...............................................................................................          13

THE DISTRIBUTION...........................................................................................          13
  Background and Reasons for the Distribution..............................................................          13
  Restructuring Prior to the Distribution..................................................................          14
  Manner of Effecting the Distribution.....................................................................          15
  Results of the Distribution..............................................................................          15
  Certain Federal Income Tax Consequences of the Distribution..............................................          16
  Future Management of Newco...............................................................................          17
  Listing and Trading of Shares of UWS Common Stock........................................................          17
  Listing and Trading of Shares of Newco Common Stock......................................................          17
  Accounting Treatment.....................................................................................          18
  Financial Advisor........................................................................................          18
  Dividend Reinvestment Plans..............................................................................          19
  UWS and Newco Benefit Plans..............................................................................          19
  Treatment of Options in the Distribution.................................................................          19
  Interests of Certain Persons in the Distribution.........................................................          20
  Bank Credit Facilities and Assumption of Certain Indebtedness............................................          20
  Conditions; Termination..................................................................................          20
  Reasons for Furnishing the Information Statement.........................................................          20

RISK FACTORS...............................................................................................          21
  Operating History and Future Prospects...................................................................          21
  Limited Relevance of Historical Combined Financial Information of Newco..................................          21
  Health Care Costs and Health Care Industry...............................................................          21
  Dependence Upon Health Care Providers and Employer Groups................................................          22
  Provider Arrangements....................................................................................          22
  Pharmaceutical Costs.....................................................................................          23
  Government Programs and Regulation.......................................................................          23
  Health Care Reform Laws..................................................................................          24
  Competition..............................................................................................          24
  Administration and Management............................................................................          25
  Control by Shareholders; Effects of BCBSUW Intended Purchases;
    Defensive Measures; Potential Conflicts of Interest....................................................          25
  Newco Conflicts with AMSG After the Distribution.........................................................          26
  Certain Federal Income Tax Considerations................................................................          27
  No Prior Trading Market for Newco Common Stock;
    Likely Volatile Newco Common Stock Price...............................................................          27
  The Year 2000 Issue......................................................................................          28

REGULATORY APPROVALS.......................................................................................          28
  Tax Matters..............................................................................................          28
  Insurance Regulatory Matters.............................................................................          28

PRO FORMA CAPITALIZATION...................................................................................          30

DIVIDEND POLICY............................................................................................          30

PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF NEWCO................................................          31

SELECTED COMBINED FINANCIAL INFORMATION OF NEWCO...........................................................          34

MANAGEMENT'S DISCUSSION AND ANALYSIS OF COMBINED FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............          36

BUSINESS OF NEWCO..........................................................................................          45
  General..................................................................................................          45
  Newco's Strategy.........................................................................................          46
  HMO Products.............................................................................................          46
  Specialty Managed Care Products and Services.............................................................          50
  Competition..............................................................................................          53
  Reinsurance..............................................................................................          53
  Service Agreements.......................................................................................          53
  Investments..............................................................................................          54
  Regulation...............................................................................................          55
  Employees................................................................................................          58
  Trademarks...............................................................................................          58
  Properties...............................................................................................          58
  Legal Proceedings........................................................................................          58

MANAGEMENT OF NEWCO........................................................................................          59
  Directors of Newco.......................................................................................          59
  Executive Officers of Newco..............................................................................          62

EXECUTIVE COMPENSATION.....................................................................................          64
  Historical Compensation..................................................................................          64
  Summary Compensation Table...............................................................................          64
  Option/SAR Grants in Last Fiscal Year....................................................................          65
  Aggregated Option/SAR Exercises in the Last Fiscal Year and FY-End Option/SAR Values.....................          65
  Long-Term Incentive Plan Awards in Last Fiscal Year......................................................          66
  Pension Plan Table.......................................................................................          67
  Chief Executive Officer Supplemental Compensation Agreement..............................................          67
  Treatment of UWS Options and SARs as a Result of the Distribution........................................          67

NEWCO BENEFIT PLANS FOLLOWING THE DISTRIBUTION.............................................................          68
  Newco Equity Incentive Plan..............................................................................          68
  Nonqualified Compensation Plans..........................................................................          71
  Retirement Plans.........................................................................................          72
  Supplemental Retirement Plan.............................................................................          72
  Deferred Compensation Plans..............................................................................          73
  Other Benefit Plans......................................................................................          73

AGREEMENTS BETWEEN AMSG AND NEWCO..........................................................................          73
  Distribution Agreement...................................................................................          73
  Employee Benefits Agreement..............................................................................          75
  Tax Allocation Agreement.................................................................................          76
  AMSG Service Agreement...................................................................................          77
  Reinsurance Agreements...................................................................................          77
  Intellectual Property Agreement..........................................................................          77

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.......................................................          78
  Service Agreements with BCBSUW...........................................................................          78
  AMSG Service Agreement...................................................................................          78
  Supplemental Compensation Agreement......................................................................          78
  BCBSUW Loan..............................................................................................          78
  BCBSUW Intended Purchase of Additional Shares of Newco Common Stock......................................          79
  Settlement Agreement; Certain Registration Rights and Voting Agreements Relating to Newco Common Stock...          79

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................          81

DESCRIPTION OF CAPITAL STOCK OF NEWCO......................................................................          82
  Common Stock.............................................................................................          82
  Preferred Stock..........................................................................................          82
  Certain Articles of Incorporation and By-Laws Provisions of Newco........................................          82
  Certain WBCL Provisions..................................................................................          83
  Transfer Agent and Registrar.............................................................................          84
  Number of Directors; Filling Vacancies; Removal..........................................................          84
  Shareholder Action by Written Consent....................................................................          84
  Special Meetings.........................................................................................          84
  Advance Notice Provisions For Shareholder Nominations and Shareholder Proposals..........................          84
  No Preemptive Rights.....................................................................................          86

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS OF NEWCO...........................................          86

SHAREHOLDER PROPOSALS......................................................................................          87

INDEPENDENT AUDITORS.......................................................................................          87

NEWCO/UWS, INC. INDEX TO COMBINED FINANCIAL STATEMENTS.....................................................         F-1

                  QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION


Q.         What is the Distribution and when will it occur?

A.         The Distribution is the series of transactions whereby UWS will transfer the stock, assets and liabilities relating to its managed care companies and management business to its wholly owned subsidiary, Newco, in exchange for 16,573,102 shares of Newco
           Common Stock. UWS then will distribute all of the shares of Newco Common Stock to its
           Record Date shareholders who continue to hold their shares of UWS Common Stock through the Distribution Date. The Record Date is September 11, 1998, and the Distribution will occur at the close of business on September 25, 1998.

Q.         What will I receive in the Distribution?

A.         For every share of UWS Common Stock owned by you on the Distribution Date, you will receive one share of Newco Common Stock.

Q.         What do I have to do to participate in the Distribution?

A.         Nothing. No proxy or vote is necessary to approve the Distribution. However, UWS shareholders did approve an amendment to its Articles of Incorporation to change its name to "American Medical Security Group, Inc.," in July 1998, with the name change to be effective on the Effective Date of the Distribution. The UWS entity after the
           Distribution will be referred to herein as "AMSG."

           If you own shares of UWS Common Stock on the Record Date, and you continue to hold such shares of UWS Common Stock on the Distribution Date, shares of Newco Common Stock will be credited to your brokerage account or certificates representing shares of Newco
           Common Stock will be mailed to you. You do not need to mail in UWS Common Stock certificates to receive Newco Common Stock certificates, and the Distribution will not change the number of shares of UWS Common Stock that you own. However, you will be asked to deliver your stock certificates representing shares of UWS Common Stock after the Distribution to Firstar Trust Company, AMSG's transfer agent, so that you can be re-issued stock certificates in the name of "American Medical Security Group, Inc.,"
           the new name of UWS after the Distribution. Shortly before the Distribution Date,
           Firstar Trust Company will mail to all AMSG shareholders a notice to this effect, along with letters of instruction to effectuate this exchange.

Q.         How will I benefit from the Distribution?

A.         The Distribution will give you a direct investment and ownership interest in two separate companies. The Distribution will allow each company to be managed and operated more effectively as independent publicly owned companies. UWS believes that as separate companies, each one will have additional and increased marketing, joint venture and acquisition opportunities. The Distribution and certain intended related transactions should allow Newco to concentrate on developing its managed care and specialty products business and management business and utilize the Blue Cross and Blue Shield trademarks and tradenames with its products. Furthermore, separate incentive compensation plans for key employees will provide incentives more directly related to the performance of the individual companies. The Distribution also will give each company direct access to capital markets and the ability to issue stock to finance expansion and growth opportunities. At the present time, two of the licensing requirements of the Blue Cross and Blue Shield Association, the owners of the Blue Cross and Blue Shield trademarks and tradenames, are not met, because a Blue Cross and Blue Shield Plan must "control"
           the company licensing the trademark and tradename, and at least 80% of the total licensable combined dollar volume of health insurance sold by a Blue Plan and its controlled affiliates actually is licensed.

           Because many of the small group products that are sold by UWS's American Medical
           Security operations (which are not being transferred to Newco) compete with products using the Blue Cross and Blue Shield trademarks and tradenames, it would be impractical to license the small group products with the Blue Cross and Blue Shield trademarks and tradenames which would be required under the 80% requirement referred to above.
           Accordingly, the Distribution will remove that barrier and the managed care and specialty operations which will be conducted by Newco following the Distribution will be eligible to use the Blue Cross and Blue Shield trademarks and tradenames because
           Newco will be able to meet the 80% test. Regarding the "control" test, Blue Cross &
           Blue Shield United of Wisconsin ("BCBSUW") has committed to increase its ownership of
           Newco following the Distribution to over 50% so it will meet the control test.

Q.         Will shares of Newco Common Stock be listed on any exchange?

A.         Yes. The shares of Newco Common Stock have been approved for listing on the NYSE and will trade under the symbol "UWZ." The shares of UWS Common Stock will continue to be listed on the NYSE, but on and after the Distribution Date, will be listed under the symbol "AMZ."

Q.         What will happen to the trading of shares of Newco Common Stock and UWS Common Stock?

A.         A regular public market for the shares of Newco Common Stock will not exist prior to the Distribution Date. We expect, however, that "when-issued" trading for shares of
           Newco Common Stock will develop prior to the Distribution Date. "When-issued" trading means that shares can be traded prior to the time certificates are actually available or issued and reflects the assumed value of a security as if it had already been issued. When-issued trading would occur to develop an orderly market and trading price for the shares of Newco Common Stock after the Distribution.

           If when-issued trading develops, you may buy and sell shares of Newco Common Stock before the Distribution Date. None of these trades, however, would settle until after the Distribution Date, after regular trading in shares of Newco Common Stock has begun.
           If the Distribution does not occur, all when-issued trading would be null and void. If and as long as when-issued trading in shares of Newco Common Stock occurs, the symbol on the NYSE will be "UWZwi."

           We expect that the shares of UWS Common Stock will continue to trade on a regular basis through the Distribution Date, but beginning on or about September 14, 1998, and continuing through September 25, 1998, your shares of UWS Common Stock will have a due bill attached for shares of Newco Common Stock. This means that you will give up your right to receive shares of Newco Common Stock if you sell your shares of UWS Common
           Stock during this time. In addition, shares of UWS Common Stock may trade on an ex-distribution when-issued basis before the Distribution Date, reflecting an assumed value for the shares of UWS Common Stock as if the Distribution had already occurred.
           If and as long as when-issued trading in the shares of UWS Common Stock occurs, the symbol on the NYSE will be "AMZwi."

           You should consult your broker if you intend to sell your shares of UWS Common Stock before you receive shares of Newco Common Stock in the Distribution and make sure that your broker understands your intentions with respect to such sales.

Q.         How will the Distribution affect the trading price of the shares of UWS Common Stock?

A.         Prior to the Distribution, the trading price of the shares of UWS Common Stock will reflect the operations and performance of both Newco and AMSG as a combined entity.
           After the Distribution, the trading price of the shares of AMSG Common Stock will likely be lower than the trading price of UWS Common Stock prior to the Distribution, because it will only reflect the operations and performance of AMSG, without the operations and performance of Newco. Furthermore, the combined trading prices of the shares of AMSG Common Stock and Newco Common Stock after the Distribution may not equal the trading price of the shares of UWS Common Stock prior to the Distribution.

Q.         What will happen to existing options to purchase shares of UWS Common Stock?

A.         In general, outstanding options to purchase shares of UWS Common Stock will be converted as follows: (a) options held by individuals who will be executive officers, directors or employees of Newco following the Distribution will be converted into options to purchase shares of Newco Common Stock; (b) options held by individuals who will be executive officers, directors or employees of AMSG following the Distribution will be converted into options to purchase shares of AMSG Common Stock; and (c) options held by Messrs. Wallace J. Hilliard, Ronald A. Weyers, Thomas R. Hefty and C. Edward
           Mordy and Ms. Gail L. Hanson and certain options held by Mr. Samuel V. Miller will be converted into options to purchase an equal number of shares of Newco Common Stock and
           AMSG Common Stock. The UWS Board of Directors determined that Messrs. Hefty, Mordy and
           Miller and Ms. Hanson will receive options relating to Newco and AMSG due to such individuals' significant contributions relating to the acquisition of American Medical
           Security Group, Inc. by UWS in 1996 and the structuring and implementation of the
           Distribution. Messrs. Hilliard and Weyers will receive options relating to Newco and
           AMSG as a result of a settlement agreement entered into with UWS and Newco in April
           1998.

           Based on the market value of shares of Newco Common Stock and AMSG Common Stock at the close of business on the day immediately following the Distribution Date and on the market value of shares of UWS Common Stock at the close of business on the Distribution
           Date, the options will be adjusted to provide equivalent value to each option holder by increasing the number of shares of Newco Common Stock or AMSG Common Stock, as the case may be, subject to each option and decreasing the exercise price per share for each option; however, options converted into options to purchase an equal number of shares of Newco Common Stock and AMSG Common Stock will be adjusted to provide equivalent value by only decreasing the exercise price per share for each option.

Q.         What will happen to shares of UWS Common Stock owned through the UWS Dividend Reinvest-
           ment and Direct Stock Purchase Plan?

A.         They will be treated the same as all other shares of UWS Common Stock. You will continue to own the shares of UWS Common Stock that you owned through the UWS Dividend
           Reinvestment and Direct Stock Purchase Plan prior to the Distribution. In the
           Distribution, you will receive one share of Newco Common Stock for every share of UWS
           Common Stock that you owned on the Distribution Date through the UWS Dividend
           Reinvestment and Direct Stock Purchase Plan. A comparable service will be established for Newco which will provide for reinvestment of dividends on the shares of Newco
           Common Stock and the direct purchase of shares of Newco Common Stock, under which accounts will be established for participants in the UWS Dividend Reinvestment and
           Direct Stock Purchase Plan. Shares of Newco Common Stock credited as a result of the
           Distribution to participants in the UWS Dividend Reinvestment and Direct Stock Purchase
           Plan will be transferred to the participants' accounts in the new service.

Q.         Is the Distribution taxable for federal income tax purposes?

A.         No. UWS has received a private letter ruling from the IRS that the Distribution will be tax-free to UWS, Newco and UWS shareholders for federal income tax purposes. Shortly after the Distribution, AMSG will send a letter to its Record Date shareholders that will explain how they should allocate tax basis between the shares of AMSG Common Stock and Newco Common Stock.

Q.         Will AMSG and Newco be related in any way after the Distribution?

A.         AMSG will no longer own any shares of Newco Common Stock after the Distribution.
           However, AMSG and Newco will have four common Board members, and each will have Blue
           Cross & Blue Shield United of Wisconsin as a significant shareholder. AMSG and Newco also have entered into various agreements to define their continuing business relationship, consisting principally of certain reinsurance arrangements between the companies, and certain investment management and other ancillary services to be provided by Newco to AMSG after the Distribution.

Q.         Will Newco pay dividends?

A.         The Board of Directors of Newco expects initially to pay an annual cash dividend of
           $0.05 per share on the Newco Common Stock following the Distribution.

Q.         Who can assist me if I have questions?

A.         Before the Distribution, UWS shareholders with inquiries relating to the Distribution may contact:

                    Thomas L. Luljak, Director of Corporate Communications
                    United Wisconsin Services, Inc.
                    401 West Michigan Street
                    Milwaukee, Wisconsin 53203
                    (414) 226-6900

           After the Distribution, shareholders of Newco with inquiries relating to Newco or their investment in shares of Newco Common Stock may contact:

                    Thomas L. Luljak, Director of Corporate Communications
                    United Wisconsin Services, Inc.
                    401 West Michigan Street
                    Milwaukee, Wisconsin 53203
                    (414) 226-6900

           The Distribution Agent responsible for the distribution of shares of Newco Common Stock in the Distribution and acting as transfer agent and registrar for the shares of Newco
           Common Stock after the Distribution is:

                    Firstar Trust Company
                    Corporate Trust Department
                    1555 North RiverCenter Drive, Suite 301
                    Milwaukee, Wisconsin 53212
                    (414) 905-5000

           After the Distribution, shareholders of AMSG with inquiries relating to AMSG or their investment in shares of AMSG Common Stock may contact:

                    Cliff A. Bowers, Vice President of Corporate Communications
                    American Medical Security Group, Inc.
                    3100 AMS Boulevard
                    Green Bay, Wisconsin 54313
                    (920) 661-2440

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE DISTRIBUTION AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE DISTRIBUTION, YOU SHOULD READ CAREFULLY THIS ENTIRE INFORMATION STATEMENT AND THE OTHER DOCUMENTS REFERRED TO IN THIS INFORMATION STATEMENT. EXCEPT AS THE CONTEXT OTHERWISE REQUIRES, THE TERM "NEWCO" MEANS NEWCO/UWS, INC. AND ITS WHOLLY OWNED SUBSIDIARIES, THE TERM "UWS" MEANS UNITED WISCONSIN SERVICES, INC. AND ITS WHOLLY OWNED SUBSIDIARIES PRIOR TO THE EFFECTIVE DATE OF THE DISTRIBUTION, THE TERM "AMSG" MEANS UWS AFTER THE EFFECTIVE DATE OF THE DISTRIBUTION AND THE TERM "AMSG COMMON STOCK" MEANS THE UWS COMMON STOCK AFTER THE EFFECTIVE DATE OF THE DISTRIBUTION.

                                THE DISTRIBUTION


Distributing Corporation.....  United Wisconsin Services, Inc. On and after the Effective
                               Date, UWS will be renamed, and will be known as American
                               Medical Security Group, Inc. ("AMSG").

Distributed Corporation......  Newco/UWS, Inc. On and after the Effective Date, Newco will be renamed, and will be known as United Wisconsin Services,
                               Inc.

Shares to Be Distributed.....  UWS will distribute 16,573,202 shares of Newco Common Stock, representing 100% of the issued and outstanding shares of
                               Newco Common Stock.

Distribution Ratio...........  One share of Newco Common Stock for each share of UWS Common
                               Stock.

Record Date..................  The Record Date is September 11, 1998 (close of business).

Effective Date...............  The Effective Date is September 11, 1998.

Distribution Date............  The Distribution Date is expected to be on the close of business on September 25, 1998.

Mailing Date.................  On the Distribution Date, the Distribution Agent will commence mailing certificates representing shares of Newco
                               Common Stock to holders of shares of UWS Common Stock.

Eligibility for Receipt of
  Distributed Shares.........  UWS shareholders of record on the Record Date who continue to own shares of UWS Common Stock on the Distribution Date will receive Distributed Shares. UWS shareholders of record on the Record Date who sell their shares of UWS Common Stock after the Record Date but before the close of business on
                               the Distribution Date will receive Distributed Shares, but will be required to forward such Distributed Shares to the due bill holder relating to their shares of UWS Common
                               Stock. Persons who purchase shares of UWS Common Stock
                               between two business days before the Record Date and the
                               Distribution Date and who continue to hold the shares of UWS
                               Common Stock on the Distribution Date will receive
                               Distributed Shares.

Distribution Agent...........  Firstar Trust Company.

Trading Market...............  There is currently no public market for the shares of Newco
                               Common Stock, although a "when-issued" trading market is
                               expected to develop prior to the Distribution Date. The
                               shares of Newco Common Stock have been approved for listing, subject to official notice of

                               issuance, on the NYSE under the symbol "UWZ." On and after the Distribution Date, AMSG will continue to be listed on
                               the NYSE, but under the symbol "AMZ."

Transfer Agent and
  Registrar..................  Firstar Trust Company will be the transfer agent and registrar for both Newco and AMSG after the Distribution
                               Date.

Distribution-Related
  Inquiries..................  If you have questions about UWS before the Distribution
                               Date, please contact Thomas L. Luljak, Director of Corporate
                               Communications, at (414) 226-6900. If you have questions
                               about Newco, also contact Thomas L. Luljak, Director of
                               Corporate Communications, at (414) 226-6900.

                               If you have questions about UWS, to be renamed "American
                               Medical Security Group, Inc." and to be known as AMSG after the Distribution Date, please contact Cliff A. Bowers, Vice
                               President of Corporate Communications, at (920) 661-2440.

Principal Business
  of Newco...................  After the Effective Date, Newco, through its wholly owned subsidiaries and provider arrangements, will be a leading
                               managed care company, primarily in Wisconsin, with the
                               largest health maintenance organization ("HMO") membership in Wisconsin and substantial operations in specialty managed care and other products, including a large dental HMO, as
                               well as life, workers' compensation, mental health and other businesses (collectively, the "MANAGED CARE COMPANIES"), and will perform management and operational services for
                               companies engaged in managed care and related services (the
                               "MANAGEMENT BUSINESS"). The principal corporate offices of
                               Newco after the Distribution will be 401 West Michigan
                               Street, Milwaukee, Wisconsin 53203, and its telephone number will be (414) 226-6900.

Management of Newco..........  After the Effective Date, all of the executive officers of
                               Newco are expected to be persons who currently serve as
                               executive officers or other key employees of UWS. All such persons will resign from their positions as executives of
                               UWS, so that Newco and AMSG will have no executive officers in common and none of the executive officers of Newco will be employees of AMSG. The Board of Directors of Newco will consist of nine individuals, all of whom currently serve on the Board of Directors of UWS. Four persons who will be
                               directors of Newco will continue as directors of AMSG.

Principal Business to be
  Retained by AMSG...........  After the Effective Date, AMSG's principal business will be to continue to develop, market and administer small group
                               insurance products, small group specialty insurance products and administrative services for small groups ("SMALL GROUP
                               BUSINESS"). The principal corporate offices of AMSG after
                               the Distribution will be 3100 AMS Boulevard, Green Bay,
                               Wisconsin 54313, and its telephone number will be (920)
                               661-2440.

Management of AMSG...........  After the Effective Date, AMSG will be managed by substantially the same senior management that currently
                               manages American Medical Security Holdings, Inc., a wholly owned subsidiary of UWS. After the Distribution Date, the
                               AMSG Board of Directors will consist of four

                               individuals who currently serve on the Board of Directors of
                               UWS and five additional individuals.

Reasons For the
  Distribution...............  The Board of Directors of UWS believes that the distribution of shares of Newco Common Stock will allow Newco's business and AMSG's business each to be managed and operated more
                               effectively as independent publicly owned companies. After the Distribution, the Managed Care Companies should be able to license Blue Cross and Blue Shield trademarks and
                               tradenames (after Blue Cross & Blue Shield United of
                               Wisconsin ("BCBSUW") purchases additional shares of Newco
                               Common Stock to bring its direct or indirect ownership level of Newco to approximately 51%), and the Managed Care Com-
                               panies will be better able to participate in potentially
                               significant joint ventures and acquisitions. In addition,
                               each of Newco and AMSG will be able to compensate its
                               management with Newco-based awards, or AMSG-based awards, as the case may be, the value of which will depend upon the
                               operating results of Newco alone, or AMSG alone, as the case may be. The Board of Directors and management of UWS also
                               believe that the separation into two public companies will provide each company with better access to the equity
                               capital markets and improve each company's capital-raising efficiency since investors will be better able to assess the different risk profiles and operating characteristics of
                               both companies.

Federal Income Tax
  Consequences...............  UWS has received a private letter ruling from the IRS ("TAX
                               RULING") to the effect that, for federal income tax
                               purposes, no gain or loss will be recognized by (i) UWS upon distribution of the Distributed Shares, and (ii) holders of shares of UWS Common Stock upon receipt of Distributed
                               Shares in the Distribution. Nevertheless, if UWS engages in the Distribution and the Distribution is held to be taxable, both UWS and UWS shareholders could recognize income or gain and thus become liable for the payment of a material amount of income tax.

Conditions to the
  Distribution...............  The Distribution is subject to the satisfaction or waiver of certain conditions, including receipt of all necessary
                               regulatory approvals and all material consents required to consummate the Distribution. Regardless of whether the
                               conditions are satisfied, the Distribution may be abandoned by the Board of Directors of UWS, in its sole discretion,
                               without the approval of the UWS shareholders, at any time
                               prior to the Distribution Date.

Restructuring Prior to
  the Distribution...........  On the Effective Date, UWS will contribute to Newco all of the stock of the Managed Care Companies, the Management
                               Business and working capital to support the Management
                               Business, in exchange for 16,573,102 shares of Newco Common
                               Stock and the assumption by Newco of approximately $3.1
                               million of unfunded employee post-retirement health benefit liabilities, certain accrued expenses, a $70.0 million loan from BCBSUW and all other liabilities relating to the
                               Managed Care Companies and the Management Business. Imme-
                               diately thereafter, UWS will own 100% of the issued and
                               outstanding shares of Newco Common Stock. UWS then will
                               distribute all of the

                               issued and outstanding shares of Newco Common Stock to its shareholders on a one-for-one basis.

Relationship with AMSG after
  the Distribution...........  AMSG will not own any shares of Newco Common Stock after the
                               Distribution, nor will Newco own any shares of AMSG Common
                               Stock after the Distribution. Newco and UWS have entered
                               into a Distribution and Indemnity Agreement dated September
                               11, 1998 (the "DISTRIBUTION AGREEMENT"), a Tax Allocation
                               Agreement dated September 11, 1998 (the "TAX ALLOCATION
                               AGREEMENT") and an Employee Benefits Agreement dated
                               September 11, 1998 (the "EMPLOYEE BENEFITS AGREEMENT"), and
                               various other agreements with respect to employee benefits, management and corporate and administrative services,
                               reinsurance arrangements and intellectual property
                               transfers, for the purpose of giving effect to the
                               Distribution and related matters. The Distribution Agreement provides for, among other things, (i) the separation of
                               Newco's business from UWS's other business; (ii) the terms of mutual non-solicitation covenants between Newco and AMSG;
                               (iii) indemnification, subject to certain exceptions, by UWS of Newco against liabilities arising out of all UWS opera-
                               tions, other than the operations of Newco; and (iv)
                               indemnification, subject to certain exceptions, by Newco of
                               UWS against liabilities arising out of the operations of
                               Newco. The Tax Allocation Agreement reflects each of Newco's and UWS's rights and obligations with respect to
                               deficiencies and refunds of taxes (including Federal, state or other income taxes) relating to the business of UWS that are attributable to periods ending prior to or on the
                               Distribution Date, and provides for indemnification of each other with respect to any tax liability resulting from their respective failure to comply with any provisions in the Tax
                               Allocation Agreement. The Employee Benefits Agreement
                               provides that, among other things, (i) Newco will offer
                               employment to each employee of UWS (parent company only),
                               and all employees of UWS's subsidiaries will remain employed by such subsidiaries; (ii) Newco will assume liability for all employment-related claims applicable to its employees
                               after the Effective Date; (iii) Newco will assume
                               sponsorship of, and all liabilities under, the UWS benefit plans and all benefit plans at the UWS subsidiary level will remain at that subsidiary; and (iv) depending on the status of each option holder, outstanding options to purchase
                               shares of UWS Common Stock will be converted into options to purchase (a) shares of Newco Common Stock adjusted to
                               provide equivalent value, (b) an equal number of shares of
                               Newco Common Stock and AMSG Common Stock adjusted to provide equivalent value, or (c) shares of AMSG Common Stock
                               adjusted to provide equivalent value. In addition, Newco and
                               AMSG will enter into various agreements to define their
                               continuing business relationship, consisting principally of certain reinsurance arrangements between the companies and certain investment management and other ancillary services to be provided by Newco to AMSG after the Distribution.

Certain Relationships and
  Related Transactions.......  Upon completion of the Distribution, BCBSUW will own 38.1%
                               of

                               the issued and outstanding shares of UWS Common Stock and
                               38.1% of the issued and outstanding shares of Newco Common
                               Stock. BCBSUW intends to purchase additional shares of Newco
                               Common Stock to bring its overall direct and indirect
                               ownership of Newco to approximately 51% within one year
                               after the Distribution Date. The purchase price for the
                               shares of Newco Common Stock which are purchased directly
                               from Newco will be based on the market price of the shares of Newco Common Stock and an independent third party
                               appraisal, and may be paid through the cancellation of a
                               portion or all of the $70.0 million Newco indebtedness to
                               BCBSUW or in cash. The independent third party appraisal is required by Wisconsin insurance regulatory authorities.
                               Newco expects that any private sale of Newco common stock to
                               BCBSUW would be at market prices. To the extent BCBSUW
                               purchases shares of Newco Common Stock from Newco, these
                               purchases may have an adverse effect on Newco's
                               shareholders, including potential dilution of earnings per share.

                               BCBSUW and Newco have entered into Service Agreements
                               covering sales and marketing services, rental of office
                               space, and computerized data processing, claims processing, legal, investment, actuarial and other management services.
                               The company receiving a service is obligated to pay the
                               provider an amount which varies depending upon the
                               particular service rendered, determined on either an
                               allocated cost basis or based upon direct costs.
                               Furthermore, Newco and AMSG will enter into various
                               agreements to define their continuing business relationship, consisting principally of certain reinsurance arrangements between the companies and certain investment management and other ancillary services to be provided by Newco to AMSG
                               after the Distribution.

                               Newco has agreed to grant registration rights with respect to shares of Newco Common Stock to Messrs. Hilliard and
                               Weyers. These rights are identical to registration rights
                               they have with respect to their shares of UWS Common Stock which were granted pursuant to UWS's acquisition of American
                               Medical Security Group, Inc. in 1996. Messrs. Hilliard and
                               Weyers also have agreed to voting and standstill provisions with respect to shares of Newco Common Stock identical to
                               their existing provisions with respect to shares of UWS
                               Common Stock.

Post-Distribution
  Dividend Policy............  The Board of Directors of Newco expects initially to pay an annual cash dividend of $0.05 per share on the Newco Common
                               Stock following the Distribution. However, the payment and level of cash dividends by Newco after the Distribution will be subject to the discretion of its Board of Directors.
                               Dividend decisions will be based upon a number of factors, including the operating results and financial requirements of Newco.

Anti-Takeover Effects........  Certain provisions of Newco's Articles of Incorporation and
                               By-Laws, as well as certain provisions of the Wisconsin
                               Business Corporation Law ("WBCL"), may have the effect of
                               making more difficult an acquisition of control of Newco in a transaction not approved by

                               Newco's Board of Directors. Furthermore, within one year
                               after the Distribution Date, BCBSUW intends to purchase
                               additional shares of Newco Common Stock to bring its overall direct and indirect ownership of Newco to approximately 51%, and therefore an acquisition of control of Newco in a
                               transaction not approved by BCBSUW would be difficult.

Risk Factors.................  Newco shareholders should carefully consider the matters discussed under the section entitled "Risk Factors" in this
                               Information Statement.

                   SUMMARY COMBINED FINANCIAL DATA FOR NEWCO

    The following summary combined pro forma and historical financial data of Newco highlights certain pro forma and historical combined financial data which should be read in conjunction with the Combined Financial Statements and the pro forma financial statements included elsewhere in this document. The historical combined financial information presents information for Newco for the periods in which it would have operated the Managed Care Companies and the Management Business of UWS. The historical and pro forma combined financial information presented below is not necessarily indicative of the results of operations or financial position that Newco would have reported if it had operated as an independent company during the periods presented, nor is it indicative of Newco's future performance as an independent company.

                                                                                                      AS OF AND FOR THE
                                                                                        PRO FORMA      SIX MONTHS ENDED
                                    AS OF AND FOR THE YEARS ENDED DECEMBER 31,        DECEMBER 31,         JUNE 30,
                               -----------------------------------------------------  -------------  --------------------
                                 1993      1994(5)    1995(5)     1996       1997         1997         1997       1998
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT OPERATING STATISTICS)
STATEMENT OF INCOME DATA:          (UNAUDITED)                                                    (UNAUDITED)
                               --------------------                                   -----------------------------------
Revenues:
  Premium revenue............  $ 310,503  $ 355,025  $ 466,929  $ 493,092  $ 560,825    $ 560,825    $ 273,760  $ 298,602
  Other revenue..............      7,515     15,997     24,222     27,632     26,046       26,046       13,351     14,378
  Investment results.........     10,697     12,050      9,665     19,040     22,238       22,238       10,672      9,960
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
      Total revenues.........    328,715    383,072    500,816    539,764    609,109      609,109      297,783    322,940
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Expenses:
  Medical and other
    benefits.................    265,446    306,056    416,167    425,258    485,735      485,735      235,763    253,708
  Selling, general and
    administrative
    expenses.................     43,578     58,026     72,576     83,839     93,959       93,959       47,203     50,674
  Interest expense...........         --         --         --         --         --        4,892(2)        --         --
  Other expenses.............      1,040      1,711      3,412      3,709      4,198        4,198        2,069      1,628
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
      Total expenses.........    310,064    365,793    492,155    512,806    583,892      588,784      285,035    306,010
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
  Income tax expense.........      5,900      5,072      3,277     10,617      9,433        7,603(3)     4,861      6,515
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Net income...................  $  12,751  $  12,207  $   5,384  $  16,341  $  15,784    $  12,722    $   7,887  $  10,415
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------

BALANCE SHEET DATA:
  Cash and investments.......  $ 162,421  $ 154,201  $ 178,926  $ 182,431  $ 176,579                 $ 190,435  $ 176,971
  Total assets...............    197,294    216,954    261,523    269,478    266,256                   275,430    267,514
  Long-term debt.............         --         --         --         --         --                    --         --
  Total shareholders'
    equity...................    124,536    101,465    120,277    123,882    123,616                   125,791    126,194
OPERATING STATISTICS:
  Medical loss ratio(1)......      85.8%      86.2%      89.1%      86.2%      86.6%        86.6%        86.1%      85.0%
  Selling, general and
    administrative expense
    ratio(1).................      10.9%      11.8%      11.0%      11.1%      11.2%        11.2%        11.6%      12.2%


                                PRO FORMA
                                JUNE 30,
                               -----------
                                  1998
                               -----------

STATEMENT OF INCOME DATA:

Revenues:
  Premium revenue............   $ 298,602
  Other revenue..............      14,378
  Investment results.........       9,960
                               -----------
      Total revenues.........     322,940
                               -----------
Expenses:
  Medical and other
    benefits.................     253,708
  Selling, general and
    administrative
    expenses.................      50,674
  Interest expense...........       2,433(2)
  Other expenses.............       1,628
                               -----------
      Total expenses.........     308,443
                               -----------
  Income tax expense.........       6,107(3)
                               -----------
Net income...................   $   8,390
                               -----------
                               -----------
BALANCE SHEET DATA:
  Cash and investments.......   $ 176,971
  Total assets...............     267,514
  Long-term debt.............      70,000(4)
  Total shareholders'
    equity...................      56,194(4)
OPERATING STATISTICS:
  Medical loss ratio(1)......       85.0%
  Selling, general and
    administrative expense
    ratio(1).................       12.2%

------------------------------

(1) Ratios are based on premium revenues and premium revenue-related selling, general and administrative expenses of $33,996,000, $42,022,000 $51,133,000,
    $54,861,000, $62,808,000, $31,874,000 and $36,332,000 for the years ended
    December 31, 1993, 1994, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively.

(2) Reflects pro forma adjustments for interest expense on assumed debt. See "Pro Forma Combined Condensed Financial Information of Newco."

(3) Reflects pro forma adjustments for the tax effect of the adjustments described in (2), above. See "Pro Forma Combined Condensed Financial Information of Newco."

(4) Reflects pro forma adjustments for assumed debt. See "Pro Forma Combined Condensed Financial Information of Newco."

(5) Commencing October 1, 1994, Newco's results of operations include the results of operations of Unity. For the years ended December 31, 1994 and 1995, Unity accounted for $23,994,000 and $100,342,000 of Newco's total premium revenue and $112,000 and $1,062,000 of Newco's net income, respectively.

                           FORWARD-LOOKING STATEMENTS


    Certain statements incorporated by reference or made in this Information Statement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may be significantly impacted by risks and uncertainties and are made pursuant to the safe harbor provisions of such Act; provided, however, the safe harbor for forward-looking statements does not apply to statements made in an initial public offering. There can be no assurance that either UWS or Newco can duplicate each of its respective past performance or that expected future results will be achieved. Readers are cautioned that a number of factors could adversely affect Newco's and/or AMSG's ability to achieve results, including the effects of health care reform, the continuation and renewal of provider arrangements and the effects of other general business conditions, including competition, medical cost trends, changes in reserve estimates, terms of provider contracts, premium rate changes, government regulation, capital requirements, administrative costs, general economic conditions and the retention of key employees.


                                  INTRODUCTION


    In August 1998, the Board of Directors of UWS declared a dividend, payable to holders of record of UWS Common Stock at the close of business on September 11, 1998 (the "RECORD DATE"), of one share of Newco Common Stock for each share of UWS Common Stock. The Distribution will occur at the close of business on September 25, 1998 (the "DISTRIBUTION DATE"). It is expected that certificates representing shares of Newco Common Stock will be mailed to holders of shares of UWS Common Stock on or about the Distribution Date. As a result of the Distribution, all of the shares of Newco Common Stock owned by UWS will be distributed by UWS to holders of shares of UWS Common Stock. UWS will be renamed "American Medical Security Group, Inc.," on the Effective Date, and will be traded on the NYSE under the symbol "AMZ" after the Distribution Date, and Newco will be renamed "United Wisconsin Services, Inc." on the Effective Date and will be traded on the NYSE under the symbol "UWZ" after the Distribution Date.


                                THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

    The Board of Directors of UWS has determined that it is in the best interest of UWS, Newco and the holders of UWS Common Stock to undertake the Distribution, thereby separating Newco's business from UWS's other businesses. The Distribution and certain intended subsequent transactions should allow the Managed Care Companies to license the Blue Cross and Blue Shield trademarks and tradenames ("BLUE SERVICE MARKS"), which are owned by BlueCross and BlueShield Association. None of the Managed Care Companies currently are eligible to license the Blue Service Marks, because two of the licensing requirements are not met under the current UWS structure. The applicable BlueCross and BlueShield Association rules provide that a company can license the Blue Service Marks only if (i) a Blue Cross and Blue Shield Plan ("BLUE PLAN") "controls" the company (meaning that a Blue Plan must directly or indirectly own more than 50% of the stock of the company and must have operational control over the company), and
(ii) 80% of the total licensable combined dollar volume of health insurance sold by a Blue Plan and its controlled affiliates in a defined geographic area actually is licensed. Under the current ownership structure, the 50% control requirement is not met because BCBSUW only owns 38.1% of the shares of UWS Common Stock (and thus, indirectly, 38.1% of the Managed Care Companies). After the Distribution, the 50% test will be met because BCBSUW intends to purchase additional shares of Newco Common Stock so that BCBSUW directly or indirectly owns approximately 51% of Newco. Furthermore, since BCBSUW will continue to own less than 50% of AMSG, the Small Group Business will not have to be considered in applying the 80% test. Accordingly, the 80% test will be met after the Distribution and after the Compcare Health Services Insurance Corporation ("COMPCARE") products are licensed because the combined licensed products of BCBSUW and the Managed Care Companies will exceed 80% of the total volume of medical business of BCBSUW and all of its controlled affiliates.

    The Distribution also should enhance the ability of the Managed Care Companies to participate in joint ventures and acquisitions currently unavailable to them. The presence of the Small Group Business within the UWS group has had a material adverse effect on the ability of the Managed Care Companies to pursue joint ventures with third parties, primarily due to competitive concerns of the proposed joint venture partners and acquisition targets. The Distribution, by separating the Managed Care Companies from the Small Group Business, would eliminate many of these concerns.


    UWS also believes the Distribution will achieve a more favorable valuation of the businesses of AMSG and Newco for the current holders of shares of UWS Common Stock and the future holders of shares of Newco Common Stock. The Distribution will permit the financial community to evaluate better the separate strengths of each company and to compare the performance of each company with comparable companies in similar lines of business, which is expected to increase each company's access to equity and debt markets. In addition, the Distribution will allow current holders of shares of UWS Common Stock and potential investors to direct their investment decisions to each of the two separate lines of business.

    The Board of Directors of UWS also believes that Newco's growth and AMSG's growth will be better facilitated in several ways as separate public companies. Among the anticipated benefits is the expectation that, as separate public companies, each of Newco and AMSG will be able to obtain needed financing on more favorable terms than its businesses now together. In addition, UWS believes that it will be better able to attract and motivate existing and new key employees by providing stock-based incentive compensation tied directly to the results of their efforts as reflected in the market price of the shares of Newco Common
Stock or the AMSG Common Stock, as the case may be. The establishment of the shares of Newco Common Stock as a separate, publicly traded equity security should provide both Newco and AMSG enhanced acquisition opportunities by using shares of Newco Common Stock or AMSG Common Stock, as the case may be, as consideration. Finally, the Board of Directors of UWS expects that the Distribution will enable capital markets to better recognize and evaluate the merits of each of Newco and AMSG as separate public companies, enhancing the likelihood that each will achieve appropriate market recognition of its performance and prospects.


    In October 1988, UWS entered into a joint venture agreement ("JOINT VENTURE AGREEMENT") with American Medical Security Group, Inc. ("AMS") for the purpose of offering small group products primarily to employers with 100 or fewer employees. Pursuant to the Joint Venture Agreement, UWS obtained a 10.3% equity interest in AMS and subsequent purchases eventually increased this percentage ownership to 12%. The Joint Venture Agreement was to terminate on December 31, 1996, subject to one-year extensions agreed to by both parties, and included a buyout provision exercisable on December 31, 1996, whereby UWS could acquire the remaining 88% of the equity interest in AMS that it did not already own. Throughout the term of the Joint Venture Agreement, AMS's operations had a significant impact on UWS's overall operations. After exploring other ways to enhance shareholder value with respect to AMS, and not being able to work out any of these other arrangements with respect to AMS, in July 1996 (and consummated in December 1996) UWS negotiated an early exercise of its buyout option for the remaining equity interest in the AMS. In making this decision, UWS believed that the possibility of losing all of AMS-related business outweighed the potentially negative factors associated with exercising the buyout option, including the respective businesses' strategic direction and future opportunities. Throughout 1997 and 1998 to date, UWS has become increasingly aware of the drawbacks associated with keeping its Managed Care Companies and Small Group Business together in the same company, as outlined above. For these reasons and the reasons stated above, the UWS Board of Directors believes that the Distribution is in the best interests of UWS and its shareholders.


RESTRUCTURING PRIOR TO THE DISTRIBUTION

    In order to effect the Distribution, pursuant to the Distribution Agreement and subject to the terms and conditions thereof, on the Effective Date (i) UWS will contribute all of the outstanding capital stock of the Managed Care Companies to Newco; (ii) UWS will contribute certain other assets utilized by UWS and its subsidiaries in the Management Business to Newco; (iii) UWS will contribute working capital to Newco to support the Management Business; (iv) Newco will issue 16,573,102 shares of Newco Common Stock to UWS; (v) Newco will assume certain employee benefit plan liabilities associated with the operation of such contributed businesses; (vi) Newco will assume a $70.0 million note obligation of UWS to BCBSUW; and (vii) Newco will assume certain accrued liabilities of UWS. The "MANAGED CARE COMPANIES" means the following companies and their subsidiaries: Compcare; Valley Health Plan, Inc. ("VALLEY"); HMO-W, Inc.; Hometown Insurance Services, Inc.; United Wisconsin Insurance Company; United Heartland Life Insurance Company; Meridian Resource Corporation; Meridian Managed Care, Inc.; Meridian Marketing Services, Inc.; United Wisconsin Proservices, Inc.; United Heartland, Inc.; CNR Health, Inc.; Unity Health Plans Insurance Corporation ("UNITY"); and Heartland Dental Plan, Inc. The "MANAGEMENT BUSINESS" means the management and operational services performed by UWS for companies engaged in managed care and related services, including product development, actuarial, legal, marketing, finance, accounting, tax, public relations, executive management and human resources services.


MANNER OF EFFECTING THE DISTRIBUTION


    UWS will effect the Distribution by delivering all of the shares of Newco Common Stock it owns (approximately 16,573,000 shares) to the Distribution Agent, Firstar Trust Company, on the Distribution Date for distribution to the holders of UWS Common Stock as of the close of business on the Record Date. The Distribution will be made on the basis of one share of Newco Common Stock for each share of UWS Common Stock held as of the close of business on the Record Date. The shares of Newco Common Stock will be fully paid and nonassessable (except for certain statutory liabilities which may be imposed by Section
180.0622 of the WBCL for unpaid employee wages) and the holders thereof will not be entitled to preemptive rights. Upon completion of the Distribution, there will be approximately 16,573,202 shares of Newco Common Stock outstanding. No portion of the shares that will be issued and outstanding upon completion of the Distribution is being, or has been proposed to be, publicly offered by Newco. All of the shares of Newco Common Stock will be immediately eligible for sale in the public market without restriction under the Securities Act, except that any shares owned by affiliates of Newco generally may only be sold in compliance with the applicable provisions of Rule 144 promulgated under the Securities Act of 1933, as amended ("SECURITIES ACT").


    It is expected that certificates representing shares of Newco Common Stock will be mailed to holders of shares of UWS Common Stock beginning on or about September 28, 1998, or if appropriate, the Distribution Agent will credit the brokerage accounts of UWS shareholders on or about the close of business on September 25, 1998. UWS shareholders will not be required to pay for shares of Newco Common Stock received in the Distribution or to surrender shares of UWS Common Stock to receive shares of Newco Common Stock. However, UWS shareholders will be asked to deliver their stock certificates representing shares of AMSG Common Stock after the Distribution to Firstar Trust Company, so that the AMSG shareholders can be re-issued stock certificates in the name of "American Medical Security Group, Inc.," the new name of AMSG after the Distribution. Shortly before the Distribution Date, Firstar Trust Company will mail to all AMSG shareholders a notice to this effect, along with letters of instruction to effectuate this exchange. No vote of UWS shareholders is required to approve the Distribution, and UWS shareholders have no dissenters' rights in connection with the Distribution; however, the UWS shareholders did approve an amendment to its Articles of Incorporation to change its name to "American Medical Security Group, Inc.," effective on the Effective Date.

RESULTS OF THE DISTRIBUTION


    After the Distribution, Newco and AMSG will be separate public companies. Immediately after the Distribution, shareholders of UWS will own all of the outstanding shares of Newco Common Stock, and Newco expects to have approximately 260 holders of record of shares of Newco Common Stock and 16,573,000 shares of Newco Common Stock outstanding. The Distribution will not affect the number of outstanding shares of AMSG Common Stock or any rights of holders of shares of AMSG Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

    The Distribution is intended to qualify as a tax-free distribution under
Section 355 of the Internal Revenue Code of 1986, as amended (the "CODE"). UWS has received the Tax Ruling generally to the effect that, among other things:

    1. No gain or loss will be recognized by (and no amount will otherwise be included in the income of) UWS, Newco or UWS shareholders on their receipt of Distributed Shares.

    2. The holding period of the Distributed Shares received by UWS shareholders will include the holding period of the shares of UWS Common Stock with respect to which the Distribution will be made, provided that such shares of UWS Common Stock are held as a capital asset on the Distribution Date.


    3. The basis of the shares of AMSG Common Stock and the Distributed Shares in the hands of AMSG shareholders after the Distribution will be the same as the aggregate basis of the shares of UWS Common Stock in the hands of UWS shareholders immediately before the Distribution. Such basis will be allocated among the shares of AMSG Common Stock and the Distributed Shares in proportion to the fair market value of each on the day after the Distribution Date.


    Treasury regulations under Section 355 of the Code require that each UWS shareholder who receives Distributed Shares pursuant to the Distribution attach a statement to such shareholder's federal income tax return for the taxable year in which such stock is received, which statement shows the applicability of
Section 355 of the Code to the Distribution. UWS will provide its shareholders with the information necessary to comply with this requirement.


    The Tax Ruling is based on certain factual representations and assumptions by UWS and Newco, and the continued validity of the Tax Ruling is subject to the continued validity of these representations and assumptions. Neither UWS nor Newco is aware of any present facts or circumstances which should cause such representations and assumptions to be untrue. Furthermore, certain extraordinary purchases of shares of AMSG Common Stock and/or shares of Newco Common Stock (events which are not within the control of UWS or Newco) could cause the Distribution not to qualify as tax-free. Under the Tax Allocation Agreement, if as a result of the acquisition of all or a portion of the capital stock or assets of either company the Distribution fails to qualify as a tax-free distribution under Section 355 of the Code, then UWS or Newco, as the case may be, will be liable for any and all increases in Tax (as defined in the Tax Allocation Agreement) attributable thereto. See "Agreements Between UWS and Newco." The Tax Ruling also is based on the accuracy of two covenants agreed to by Newco: within one year after the Distribution, (i) licenses for use of the Blue Service Marks shall be obtained by Compcare, and (ii) the Managed Care Companies shall have entered into a joint venture with an unrelated third party.


    If the Distribution fails to qualify as a tax-free distribution for federal income tax purposes, a holder of shares of AMSG Common Stock who receives shares of Newco Common Stock pursuant to the Distribution would be treated as having received a distribution equal to the fair market value of the shares of Newco Common Stock received on the Distribution Date. Such distribution would be taxable to such shareholder as a dividend to the extent of UWS's current and accumulated earnings and profits. Any excess first would be treated as a non-taxable reduction in the tax basis in the shares of UWS Common Stock held by the shareholder and thereafter as capital gain from the sale or exchange of such shares of UWS Common Stock (assuming that the shares of UWS Common Stock are held as a capital asset). The determination of a corporation's earnings and profits requires complex factual and legal analyses; moreover, the amount of a corporation's current earnings and profits cannot be determined until the close of its taxable year. UWS believes, based upon present estimates of its current and accumulated earnings and profits, that the entire distribution would be treated as a dividend. In addition, a holder's tax basis in the shares of Newco Common Stock received pursuant to such a taxable distribution would equal its fair market value on the Distribution Date, and the holding period of such stock would begin the day after the

Distribution Date. A holder's tax basis and holding period of shares of UWS Common Stock would be unaffected by the Distribution. UWS would recognize a gain upon the Distribution equal to the excess of the fair market value of the Distributed Shares over UWS's tax basis in the Distributed Shares.

    THE FOREGOING SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION IS FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO UWS SHAREHOLDERS WHO ACQUIRED THEIR SHARES IN CONNECTION WITH THE GRANT OF RESTRICTED STOCK OR OTHERWISE AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. ALL UWS SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF LOCAL, STATE AND FOREIGN TAX LAWS.

FUTURE MANAGEMENT OF NEWCO

    Following the Effective Date, Newco intends to operate its businesses substantially in the manner in which it has been operated by UWS in the past. All of the executive officers of Newco are expected to be persons who currently serve as officers or other key employees of UWS. See "Management of Newco."

LISTING AND TRADING OF SHARES OF UWS COMMON STOCK

    Between the Effective Date and the Distribution Date, shares of UWS Common Stock will continue to trade on a regular basis and shares of AMSG Common Stock may trade on a when-issued basis before the Distribution Date, reflecting an assumed value for the shares of AMSG Common Stock as if the Distribution had already occurred. When-issued trading in the shares of AMSG Common Stock, if available, could last from approximately the Effective Date through the Distribution Date. If a shareholder trades in the when-issued market, he or she will have no obligation to transfer to a purchaser of shares of UWS Common Stock the shares of Newco Common Stock such shareholder receives in the Distribution. If a shareholder trades in the regular market, the shares of UWS Common Stock traded will be accompanied by due bills representing the shares of Newco Common Stock to be distributed in the Distribution.

    If a when-issued market for shares of AMSG Common Stock develops, an additional listing for shares of AMSG Common Stock, identifiable by the trading symbol "AMZwi," will appear on the NYSE. Differences may exist between the combined value of when-issued shares of Newco Common Stock plus when-issued shares of AMSG Common Stock and the price of the shares of UWS Common Stock during this period. Until the market has fully analyzed the operations of UWS without the operations of Newco, the prices at which the shares of UWS Common Stock trade before the Distribution Date and the prices at which the shares of AMSG Common Stock trade after the Distribution Date may fluctuate significantly.

LISTING AND TRADING OF SHARES OF NEWCO COMMON STOCK

    There is not currently a public market for the shares of Newco Common Stock. However, the shares of Newco Common Stock have been approved for listing on the NYSE, upon official notice of issuance, under the symbol "UWZ." A when-issued trading market for the shares of Newco Common Stock is expected to develop on or about the Effective Date. In "when-issued" trading, contracts for the purchase and sale of shares of stock are made prior to the issuance of such shares in the same manner as currently issued shares, except that when-issued contracts are settled by delivery of and payment for the shares on a date chosen by the particular exchange on which such shares are to be listed. Ordinarily, in connection with a distribution of stock such as described in this Information Statement, the date fixed for settlement of when-issued contracts relating to such stock is the third business day after distribution of such stock. Shareholders who may wish to effect a when-issued trade in shares of Newco Common Stock should consult their brokers for additional details. Prices at which shares of Newco Common Stock may trade prior to the Distribution Date on a "when-issued" basis or after the Distribution Date cannot be predicted. Until shares of Newco Common Stock are fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which shares of Newco Common Stock trade will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for shares of Newco Common Stock, investor perception of Newco and of the industries in which Newco operates, Newco's dividend policy and general economic and market conditions. During the period when the shares of Newco Common Stock is subject to when-issued trading, its symbol on the NYSE will be "UWZwi." Even though when-issued trading may develop, none of these trades would settle prior to the Distribution Date, and if the Distribution does not occur, all when-issued trading will be null and void.


    Newco initially will have approximately 260 shareholders of record and an additional 2,700 beneficial holders, based on the number of record holders and the estimated number of beneficial holders of shares of UWS Common Stock at September 11, 1998, and approximately 16,573,000 shares of Newco Common Stock will be outstanding. See "Management of Newco" and "Newco Benefit Plans Following the Distribution."


    It is anticipated that certain investment banking firms will make a market in shares of Newco Common Stock following the Distribution. Any such market making activity may be discontinued at any time, without notice. There can be no assurance that an active trading market in shares of Newco Common Stock will develop, or, if a market does develop, at what prices shares of Newco Common Stock will trade.

    Except for securities received by persons who may be deemed to be "affiliates" of Newco under the Securities Act, the shares of Newco Common Stock distributed to holders of shares of UWS Common Stock in the Distribution will be freely transferable. Persons who may be deemed to be affiliates of Newco after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Newco and may include certain officers and directors of Newco as well as principal shareholders of Newco. Persons who are affiliates of Newco will be permitted to sell their shares of Newco Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 promulgated under the Securities Act. See also "Certain Relationships and Related Party Transactions" for a description of certain registration rights which have been granted relating to the shares of Newco Common Stock.

    The Transfer Agent and Registrar for the shares of Newco Common Stock will be Firstar Trust Company, Milwaukee, Wisconsin.

ACCOUNTING TREATMENT

    Newco will account for the assets and liabilities contributed by UWS at the historical values at which they were carried by UWS prior to the Distribution.

FINANCIAL ADVISOR

    UWS has retained Smith Barney Inc. and Salomon Brothers Inc. (together, "SALOMON SMITH BARNEY"), to act as its financial advisor in connection with the Distribution. Pursuant to an engagement letter dated February 9, 1998, Salomon Smith Barney will be paid a retainer fee of $100,000, and a fee of $2.0 million upon consummation of the Distribution. UWS has agreed to reimburse Salomon Smith Barney for its out-of-pocket expenses (including legal fees) incurred in connection with its engagement, up to $75,000. UWS also has agreed to indemnify Salomon Smith Barney, their affiliates and their directors, officers, employees, agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. Finally, UWS has agreed that Salomon Smith Barney shall have a right of first refusal until February 9, 1999, to act as lead underwriter or exclusive agent in connection with any underwritten public offering, private placement or other financing after the Distribution involving AMSG.

DIVIDEND REINVESTMENT PLANS

    UWS has a dividend reinvestment and direct stock purchase plan ("UWS DIVIDEND REINVESTMENT PLAN") pursuant to which shareholders may invest in shares of UWS Common Stock by reinvesting quarterly cash dividends or by direct cash investments. Shareholder accounts in the UWS Dividend Reinvestment Plan also include fractional interests in shares of UWS Common Stock. Shares of Newco Common Stock will be distributed to participants in the UWS Dividend Reinvestment Plan on the same basis as other beneficial owners. Fractional interests in Distributed Shares will be issued in respect of fractional interests in shares of UWS Common Stock held under the UWS Dividend Reinvestment Plan. A comparable service will be established for Newco which will provide for reinvestment of dividends on the shares of Newco Common Stock and the direct purchase of shares of Newco Common Stock, under which accounts will be established for participants in the UWS Dividend Reinvestment Plan. Shares of Newco Common Stock credited as a result of the Distribution to participants in the UWS Dividend Reinvestment Plan will be transferred to the participants' accounts in the new service.

UWS AND NEWCO BENEFIT PLANS

    On the Effective Date, Newco generally will assume sponsorship of, and all liabilities under, all nonqualified compensation plans, retirement plans, supplemental retirement plans, deferred compensation plans (except for liabilities relating to Mr. Samuel V. Miller), welfare plans, benefit plans and all other plans, programs, policies and arrangements sponsored by UWS (or jointly sponsored by UWS and BCBSUW) and in effect prior to the Effective Date, and UWS will cease to have any liability or obligation to individuals who are or become employees of Newco or one of its subsidiaries under any UWS benefit plans, programs or practices. All benefit plans sponsored by UWS subsidiaries before the Effective Date will remain sponsored by such subsidiaries after the Effective Date. Outstanding options to purchase shares of UWS Common Stock will be converted as set forth under "--Treatment of Options in the Distribution," below. Converted options to purchase shares of Newco Common Stock held by persons who will be executive officers, directors or employees of Newco will be assumed by Newco under a newly established equity incentive plan which will be similar to UWS's Equity Incentive Plan. See "Executive Compensation," "Newco Benefit Plans Following the Distribution" and "Agreements Between AMSG and Newco."

TREATMENT OF OPTIONS IN THE DISTRIBUTION

    Holders of vested stock options to purchase UWS Common Stock ("VESTED OPTIONS") will be entitled to exercise such Vested Options prior to the Record Date and thereafter to receive shares of Newco Common Stock as part of the Distribution. Holders of Vested Options who do not exercise such options prior to the Record Date, together with holders of unvested stock options to purchase shares of UWS Common Stock ("UNVESTED OPTIONS"), and who will be executive officers, directors or employees of Newco following the Distribution, generally will have such unexercised Vested Options and such Unvested Options converted to equivalent vested and unvested stock options to purchase shares of Newco Common Stock issued under the Newco/UWS, Inc. Equity Incentive Plan. As a result of the conversion to vested and unvested stock options to purchase shares of Newco Common Stock, the Vested Options and Unvested Options to purchase shares of UWS Common Stock will be cancelled. The Newco stock options will have the same ratio of exercise price per option to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the UWS options they replace. Only the number of options and the exercise price will be adjusted. Holders of Vested and Unvested Options held by persons who will be employees of AMSG following the Distribution will have such options converted to equivalent vested and unvested stock options to purchase shares of AMSG Common Stock.

    Vested Options and Unvested Options held by certain individuals will be treated differently than set forth above. Each option held by Messrs. Hilliard, Weyers, Hefty and Mordy and Ms. Hanson to purchase one share of UWS Common Stock will be converted into an option to purchase one share of AMSG Common Stock and an option to purchase one share of Newco Common Stock, with adjustments to the exercise prices of each to provide equivalent value. Options held by Mr. Miller granted in December 1995 will be converted into options to purchase shares of AMSG Common Stock and Newco Common Stock, with the exercise prices for the converted options adjusted in the same manner as noted above to provide equivalent value. All remaining options held by Mr. Miller will be converted into equivalent options to purchase shares of AMSG Common Stock and adjusted by increasing the number of shares of AMSG Common Stock subject to the option and decreasing the exercise price per share of the option to provide equivalent value. See "Executive Compensation--Treatment of UWS Options and SARs as a Result of the Distribution."

INTERESTS OF CERTAIN PERSONS IN THE DISTRIBUTION

    Individuals who are directors or executive officers of UWS, directors or executive officers of AMSG after the Distribution and directors or executive officers of Newco who currently own shares of UWS Common Stock will receive shares of Newco Common Stock in connection with the Distribution on the same terms and conditions as all of the other shareholders of UWS. In addition, such individuals who hold options to purchase shares of UWS Common Stock will receive options to purchase shares of Newco Common Stock, shares of AMSG Common Stock, or shares of Newco Common Stock and AMSG Common Stock, as the case may be. For certain information concerning the management and executive compensation arrangements of Newco after the Distribution, see "Management of Newco" and "Newco Benefit Plans Following the Distribution."

BANK CREDIT FACILITIES AND ASSUMPTION OF CERTAIN INDEBTEDNESS

    After the Distribution, Newco and several of its subsidiaries will participate with BCBSUW in a bank line of credit which permits aggregate borrowings of up to $30.0 million. Interest on borrowings under the line of credit will be based upon the London Interbank Offered Rate ("LIBOR") of M&I Marshall & Ilsley Bank.

    In connection with the Distribution, Newco will assume a debt obligation of UWS to BCBSUW in the principal amount of $70.0 million. On October 30, 1996, UWS borrowed $70.0 million from BCBSUW to fund the cash portion of the merger consideration in connection with the merger of American Medical Security Group, Inc. into UWS. UWS pledged the common stock of certain of its subsidiaries as collateral for the loan. Interest is payable quarterly at a rate equal to LIBOR plus 125 basis points, adjusted quarterly. The entire principal balance is due October 30, 1999.

CONDITIONS; TERMINATION

    The Distribution is subject to the satisfaction or waiver of certain conditions as set forth in the Distribution Agreement. Regardless of whether the conditions are satisfied, the UWS Board of Directors, in its sole discretion, without approval of the UWS shareholders, may abandon the Distribution at any time prior to the Effective Date of the Distribution. See "Agreements Between UWS and Newco."

REASONS FOR FURNISHING THE INFORMATION STATEMENT

    This Information Statement is being furnished by UWS solely to provide information to holders of shares of UWS Common Stock who will receive shares of Newco Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of UWS or Newco. The information contained in this Information Statement is believed by UWS to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither UWS nor Newco will update the information except in the normal course of its respective public disclosure practices.

                                  RISK FACTORS

    Shareholders should carefully consider and evaluate all of the information set forth in this Information Statement, including the risk factors listed below relating to Newco and its operations. This section does not discuss risk factors which may be applicable to AMSG or its business or operations after the Distribution, or to an investment in shares of AMSG Common Stock.

OPERATING HISTORY AND FUTURE PROSPECTS

    Newco was formed for the purpose of effecting the Distribution. Newco does not have an operating history as an independent public company, but will own and conduct the operations of the Managed Care Companies and the Management Business of UWS. On an historical basis, in each of the three years ended December 31, 1997, Newco's businesses were profitable. There can be no assurance, however, that Newco's operations will be profitable in 1998 or future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED RELEVANCE OF HISTORICAL COMBINED FINANCIAL INFORMATION OF NEWCO

    The historical combined financial information may not necessarily reflect the results of operations, financial position and cash flows of Newco in the future or the results of operations, financial position and cash flows had Newco operated as an independent company during the periods presented. The combined financial information included herein does not reflect any changes that may occur in the operations of Newco as a result of the Distribution.

HEALTH CARE COSTS AND HEALTH CARE INDUSTRY

    Newco's profitability will depend in part on accurately predicting health care costs and controlling future health care costs through underwriting criteria, utilization management, product design and negotiation of favorable provider and hospital contracts. Changes in utilization rates, demographic characteristics, health care practices, inflation, new technologies, clusters of high-cost cases, continued consolidation of physician, hospital and other provider groups, the regulatory environment and numerous other factors affecting health care costs may adversely affect Newco's ability to predict and control health care costs as well as Newco's financial condition and/or results of operations. Periodic renegotiation of hospital contracts and continued consolidation of physician, hospital and other provider groups may result in increased health care costs or limit Newco's ability to control such costs.

    A large portion of the revenue received by Newco is, in turn, expended by Newco to pay the costs of health care services delivered to its members. The total health care costs incurred by Newco are affected by the number and scope of individual services rendered and the cost of each service. Much of Newco's premium revenue is set in advance of the actual delivery of services and the related incurring of the cost, usually on a prospective annual basis. While Newco attempts to base the premiums it charges at least in part on its estimate of expected health care costs over the fixed premium period, competition, regulation and other circumstances may limit Newco's ability to fully base premiums on estimated costs. In addition, many factors may and often do cause actual health care costs to exceed those costs estimated and reflected in premiums. These factors may include increased utilization of services, increased cost of individual services, catastrophes, epidemics, seasonality, new mandated benefits or other regulatory changes and insured population characteristics.

    In addition to the challenge of controlling health care costs, Newco faces competitive pressure to contain premium prices. While managed health care plans compete on the basis of many factors, including service and the quality and depth of provider networks, Newco expects that price will continue to be a significant basis of competition. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government-sponsored programs. Newco's financial condition and/or results of operations would be adversely affected by significant premium decreases by any of its major competitors or by any limitation on Newco's ability to increase or maintain its premium levels.

    Newco, like HMOs and health insurers generally, excludes certain health care services from coverage under its managed care benefit plans. In the ordinary course of business, Newco is subject to the claims of its members from decisions to restrict reimbursement for certain treatments. The loss of even one such claim, if it were to result in a significant punitive damage award, could have a material adverse effect on Newco's financial condition or results of operations. In addition, the risk of potential liability under punitive damage theories may significantly increase the difficulty of obtaining reasonable settlements of coverage claims. The financial and operational impact that such evolving theories of recovery may have on the managed care industry generally, or Newco in particular, is presently unknown.

    The managed care industry is labor intensive and its profit margin is low. Hence, it is particularly sensitive to inflation. Health care industry costs have been rising annually at rates higher than the Consumer Price Index. Increases in medical expenses without corresponding increases in premiums could have a material adverse effect on Newco's financial condition and/or results of operations.

    Competitive price pressures in the group health insurance industry, which generally result from the entry and exit of health care companies in the marketplace, historically have resulted in pricing and profitability cycles. The extent to which recent structural changes in the managed health care and health insurance industry have altered cyclical patterns is uncertain. There can be no assurance that cyclical patterns will not adversely affect Newco in the future.

DEPENDENCE UPON HEALTH CARE PROVIDERS AND EMPLOYER GROUPS

    One of the significant techniques Newco uses to manage health care costs and utilization and monitor the quality of care being delivered to its customers and members is contracting with physicians, hospitals and other providers. In any particular market, providers could refuse to contract with Newco, demand higher payments or take other actions which could result in higher health care costs or less desirable products for customers and members.

    In some markets, certain providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or even monopolies. Many of these providers may compete directly with Newco. If such providers refuse to contract with Newco or utilize their market position to negotiate favorable contracts or place Newco at a competitive disadvantage, Newco's ability to market its products and services or to be profitable in those markets could be adversely affected.

    The Managed Care Companies' contracts with its health care providers and employer groups are renewable periodically. There can be no assurance Newco will be able to continue to renew these contracts on acceptable terms, nor can there be any assurance Newco will not experience a decline in enrollment within its employer groups. The Managed Care Companies' profitability and its ability to expand will be dependent upon its ability to attract and retain qualified physicians, hospitals and other health care providers at competitive rates. For the year ended December 31, 1997, four medical groups and hospitals accounted for 23.9% of Newco's claims and capitation expense.


    The Managed Care Companies' business is dependent upon its ability to obtain and maintain group benefit agreements with employer groups. As of December 31, 1997, the Managed Care Companies had contractual relationships with 3,574 groups for medical coverage, seven of which accounted for approximately 40.6% of the Managed Care Companies' total earned premiums.



PROVIDER ARRANGEMENTS



    Approximately 33.4% of Newco's total earned premiums in 1997 and 14.4% of Newco's 1997 net income were attributable to the business sold through Newco's wholly owned subsidiaries, Valley and Unity. Newco's provider arrangement relating to Valley was renewed through January 1, 2000, and can be renewed for up to an additional three-year term, and Newco's provider arrangement relating to Unity terminate on November 1, 2004. The continued success of Valley and Unity will depend to a significant degree on the mutuality of interest between Newco and its provider partners. The termination or a material modification of Newco's current provider relationships or changes in the business of its provider arrangements could have a material adverse effect on Newco's profitability.



    One of Newco's providers, Midelfort Clinic, Ltd. ("MIDELFORT"), has an option to purchase Valley on December 31, 1999 for Valley's net equity plus $400,000. If Midelfort exercises this repurchase option, Newco would thereafter have no ongoing interest in Valley, and would lose all of the earned premiums associated therewith. One of Newco's providers, Community Health Systems, LLC ("CHS"), has the right to repurchase a portion of the Unity business and the Unity legal entity for the book value of such business plus $500,000 on either November 1, 1999 or November 1, 2004. If CHS exercises this repurchase option, Newco would need to transfer the remaining Unity business to one of its other managed care companies. The other major provider partner, University Health Care, Inc. ("UHC"), has the option to repurchase the remainder of the Unity business for the book value of such business plus $500,000 on either November 1, 1999 or November 1, 2004. Any exercise of either or both of these repurchase options relating to Unity would result in Newco losing the premium revenues attributable to that business. In addition, the exercise of any of these repurchase options would be deemed a taxable event to Newco.


PHARMACEUTICAL COSTS

    The costs of pharmaceutical products and services are increasing faster than the costs of other medical products and services. Thus, the Managed Care Companies face ever higher pharmaceutical expenses. Though Newco's managed care operations endeavor to keep pharmaceutical costs low for the Managed Care Companies, there can be no assurance that Newco will be able to do so in the face of rapidly rising prices. Also, statutory and regulatory changes may significantly alter Newco's ability to manage pharmaceutical costs through restricted formularies of products available to Newco's health plan members.

GOVERNMENT PROGRAMS AND REGULATION

    Newco's business is subject to extensive federal and state laws and regulations, including financial requirements, licensing requirements, enrollment requirements and periodic examinations by governmental agencies. The laws and rules governing Newco's business and interpretations of those laws and rules are subject to frequent change. Existing or future laws and rules could force Newco to change how it does business and may restrict Newco's revenue and/or enrollment growth and/or increase its health care and administrative costs. In particular, the Managed Care Companies are subject to regulations relating to cash reserves, minimum net worth, premium rates, approval of policy language and benefits, restrictions on the amount of dividends and other distributions that can be paid by certain of Newco's subsidiaries without prior approval or notification, the granting and revoking of licenses to transact business, trade practices, premium rate regulation, underwriting standards, policy forms, claims payment, licensing of agents and brokers, the amount and type of investments that Newco may hold, minimum reserve and surplus requirements, risk-based capital requirements and compelled participation in, and assessments in connection with, risk-sharing pools and guaranty funds. Such regulation is intended primarily to protect policyholders rather than investors. Although such regulations have not significantly impeded the growth of Newco's business to date, there can be no assurance that Newco will be able to continue to obtain or maintain required governmental approvals or licenses or that regulatory changes will not have a material adverse effect on Newco's business. Delays in obtaining or failure to obtain or maintain such approvals could adversely affect Newco's revenue or the number of its members or could increase costs.

    A portion of Newco's revenues relate to federal, state and local government health care coverage programs, such as the Medicaid program. Such contracts carry certain risks such as higher comparative medical costs, government regulatory and reporting requirements, the possibility of reduced or insufficient government reimbursement in the future, and higher marketing and advertising costs per member as the result of marketing to individuals as opposed to groups. Such risk contracts generally are subject to frequent change, including changes which may reduce the number of persons enrolled or eligible, reduce the revenue received by Newco or increase Newco's administrative or health care costs under such programs. In the event government reimbursement were to decline from projected amounts, Newco's failure to reduce the health care costs associated with such programs could have a material adverse effect upon Newco's financial condition and/or results of operations. Changes to such government programs in the future also may affect Newco's willingness to participate in such programs.

    Statutory capital and surplus requirements vary based upon the types of risks underwritten and the nature of the provider contracts. The premiums written by HMOs and insurance companies are limited by the amount of their statutory capital and surplus. Statutory capital and surplus requirements for workers' compensation coverage are greater than those for Newco's other businesses. In addition, risk-based capital formulas, which are currently in effect or may be adopted, affect Newco's statutory capital and surplus requirements. In order to maintain growth in premium revenue, underwrite workers' compensation coverage and continue to meet risk-based capital requirements, Newco may have to obtain additional statutory capital or utilize reinsurance agreements to cede a greater percentage of premium revenue. Should additional resources be necessary, Newco may be required to obtain additional financing. There can be no assurance such financing could be obtained upon terms acceptable to Newco.


FORWARDING-LOOKING STATEMENTS



    Certain statements incorporated by reference or made in this Information Statement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may be significantly impacted by risks and uncertainties and are made pursuant to the safe harbor provisions of such Act; provided, however, the safe harbor for forward-looking statements does not apply to statements made in an initial public offering. There can be no assurance that either UWS or Newco can duplicate each of its respective past performance or that expected future results will be achieved. Readers are cautioned that a number of factors could adversely affect Newco's and/or AMSG's ability to achieve results, including the effects of health care reform, the continuation and renewal of provider agreements and the effects of other general business conditions, including competition, medical cost trends, changes in reserve estimates, terms of provider contracts, premium rate changes, government regulation, capital requirements, administrative costs, general economic conditions and the retention of key employees.


HEALTH CARE REFORM LAWS

    In 1996, Congress enacted H.R. 3103, the Kennedy-Kassebaum bill, which provides for guaranteed issue, group-to-individual portability and pre-existing condition limitations for certain insurance coverages. It also requires states to evaluate and potentially rewrite their laws to conform to new guidelines. Legislation adopted during 1996 also included maternity mandates and mental health parity. Continuing compliance with this legislation could have an adverse effect on Newco's financial condition and/or results of operations.

    Also in recent years, both the Clinton Administration and several members of Congress and various state legislators and state regulators have proposed numerous other health care reform measures. Newco is unable to predict when or whether any federal or state proposals, or some combination thereof, will be enacted or, if enacted, the likely impact on Newco. It is possible, however, that enactment of such health care reform legislation could adversely affect Newco's financial condition and/or results of operations.

COMPETITION

    Newco competes with a number of other entities in the geographic and product markets in which it operates. Some of these other entities may have certain characteristics or capabilities which give them an advantage in competing with Newco. Certain of Newco's customers may decide to perform for themselves functions or services formerly provided by Newco, which could result in a decrease in Newco's revenues. Certain of Newco's providers may decide to market products and services to Newco's customers in competition with Newco. In addition, significant merger and acquisition activity has occurred in the industry in which Newco operates, as well as in industries which act as suppliers to Newco, such as the hospital, physician, pharmaceutical and medical device industries. This activity may create stronger competitors and/or result in higher health care costs. Provider service organizations may be created by health care providers to offer competing managed care products. To the extent there is strong competition or competition intensifies in any market, Newco's ability to retain or increase customers, revenue growth, pricing flexibility, control over medical cost trends and marketing expenses could be adversely affected.

    Newco faces competition from other regional and national managed health care companies, including Humana, Inc. and United HealthCare Corp., and Dean Health Plan, Inc. in the Madison, Wisconsin area, many of which have significantly greater financial and other resources than Newco. If competition were to further increase in any of its markets, Newco's financial condition and/or results of operations could be materially adversely affected.

    For the year ended December 31, 1997 and for the six months ended June 30, 1998, approximately 85.7% and 85.3%, respectively, of Newco's premium revenue were attributable to its HMO products sold in Wisconsin. A concentration of premium revenue in a defined geographic area presents the risk that any adverse change in the local economic, market, competitive, or employment-related conditions may result in a decrease in premium revenue, an increase in the medical loss ratio or other adverse effects on Newco's profits. This high concentration of revenues derived from HMO operations in Wisconsin subjects Newco's operations to a higher degree of risk than a more geographically diversified source of revenues would represent, primarily because any adverse change in the health-related economic conditions in Wisconsin could result in a material adverse effect on Newco's financial condition and/or results of operations.

ADMINISTRATION AND MANAGEMENT

    The level of administrative expenses is a partial determination of Newco's profitability. While Newco attempts to effectively manage such expenses, increases in staff-related and other administrative expenses may occur from time to time due to business or product start-ups or expansions, growth or changes in business, acquisition regulatory requirements or other reasons. Such expense increases are not clearly predictable and could adversely affect Newco's financial condition and/or results of operations.

    The future success of Newco is dependent on a number of key management employees. Competition for highly skilled people with extensive experience in the health care industry is intense. Newco will be dependent on the continued services and management experience of its executive officers. If such executive officers were to leave, the operating results of Newco could be adversely affected. The future success of Newco also will be dependent on its ability to continue to attract key managerial and technical personnel. Newco does not have key man life insurance covering any of its executive officers, nor does Newco have employment agreements with any of its executive officers.

CONTROL BY CERTAIN SHAREHOLDERS; EFFECTS OF BCBSUW INTENDED PURCHASES;
  DEFENSIVE MEASURES; POTENTIAL CONFLICTS OF INTEREST

    Immediately following the Distribution, BCBSUW and executive officers and directors of Newco will beneficially own approximately 39.4% of the outstanding shares of Newco Common Stock and, thus, will have significant influence over all matters requiring a shareholder vote. Furthermore, within a year after the Distribution Date, BCBSUW intends to purchase additional shares of Newco Common Stock to bring its direct and indirect ownership of Newco to approximately 51%. At and after this time, BCBSUW will have the power to significantly affect the outcome of shareholder votes on all corporate actions requiring majority approval. This will limit the ability of a third party to acquire control of Newco and could adversely affect the market price of the shares of Newco Common Stock. Issuance of new shares of Newco Common Stock by Newco will require approval by the Newco Board of Directors and the Office of the Commissioner of Insurance for the State of Wisconsin ("OCI") and may require approval by Newco's shareholders. To the extent BCBSUW purchases shares of Newco Common Stock from Newco, these purchases may have an adverse effect on Newco's shareholders, including potential dilution of earnings per share.

    Newco's Articles of Incorporation ("ARTICLES OF INCORPORATION") and By-Laws ("BY-LAWS") and certain sections of the WBCL may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Newco Board of Directors (including takeovers which some shareholders may deem to be in their best interest). These provisions could delay or frustrate the removal of incumbent directors or the assumption of control by an acquiror, even if such removal or assumption of control would be beneficial to shareholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial, in the short term, to the interest of shareholders. Such provisions include, among other things, a classified Board of Directors serving staggered three-year terms and provisions in the WBCL which may discourage certain types of transactions involving an actual or potential change of control of Newco.

    Newco and certain of its subsidiaries and BCBSUW have entered into service agreements (the "SERVICE AGREEMENTS") with respect to the provision of certain services, including sales and marketing, computerized data processing, legal, investment, actuarial and other management services. Under the Service Agreements, the company receiving a service pays the company providing the service an amount which Newco and BCBSUW believe approximates cost. Newco and certain of its subsidiaries also have entered into reinsurance agreements with BCBSUW in the past, and may do so in the future, on terms that are believed to be reasonable at the time but that may not in retrospect be beneficial to Newco. Pursuant to Wisconsin statutory and regulatory requirements, such reinsurance agreements and the Service Agreements are required to be filed with the OCI for its review to determine whether the "transaction at the time it is entered into is reasonable and fair to the interest of the insurer." In addition, BCBSUW's sales force markets and sells some of Newco's products. Also, certain of Newco's products may compete with managed health care products offered by BCBSUW in Wisconsin. If BCBSUW were to discontinue providing or receiving services, negotiate for material changes to the Service Agreements or stop marketing and selling certain of Newco's products, Newco's business and operations could be adversely affected. Several of Newco's executive officers devote portions of their time to the operations of BCBSUW. Three of the nine directors of Newco also are directors of BCBSUW.

NEWCO CONFLICTS OF INTEREST WITH AMSG AFTER THE DISTRIBUTION

    After the Distribution, the interests of AMSG and Newco may conflict. Such sources of conflict may include competition for each company's products and the reinsurance and service agreements between the parties. After the Distribution, several of AMSG's products may compete with health care insurance products offered by Newco, particularly in Wisconsin. With respect to the reinsurance and service agreements, the potential exists for disagreements as to the quality of the services provided by the parties and contract compliance. However, UWS believes that each of AMSG and Newco will benefit from a strategic relationship with the other entity created by the reinsurance and service agreements. Despite the anticipated mutuality of interest, each of AMSG and Newco will have unique shareholder groups whose interests may differ from one another.

    After the Distribution, AMSG and Newco will have four common directors, Messrs. Hefty, Menden, Hickman and Johnson. Messrs. Hefty, Menden, Hickman and Johnson, as well as certain other officers and directors of AMSG and Newco, also will own shares in both companies following the Distribution. Appropriate policies and procedures will be followed by the Board of Directors of each company to limit the involvement of the overlapping directors (and if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either AMSG or Newco.

Such procedures will include requiring Messrs. Hefty, Menden, Hickman and Johnson (or other executive officers or directors having a significant ownership interest in both companies) to abstain from voting as directors of either company, with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists will be determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Messrs. Hefty, Menden, Hickman or Johnson (or other executive officers or directors having a significant ownership interest in both companies) in the matter, the respective interests of the shareholders of AMSG and Newco and the likelihood that resolution of the matter will have significant strategic, operational or financial implications for the business of the respective companies.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    UWS has received the Tax Ruling from the IRS to the effect that, among other things, for federal income tax purposes, the Distribution will qualify as a tax-free distribution under Section 355 of the Code. The Tax Ruling is based on certain factual representations and assumptions, and the continued validity of the Tax Ruling is subject to the continued validity of these representations and assumptions. Neither UWS nor Newco is aware of any facts or circumstances which should cause such representations and assumptions to be untrue. However, certain extraordinary purchases of shares of AMSG Common Stock and/or Newco Common Stock (events which are not within the control of UWS or Newco) could cause the Distribution not to qualify as tax-free. Furthermore, the Tax Ruling also is based on the accuracy of two covenants agreed to by Newco: within one year after the Distribution, (i) licenses for use of the Blue Service Marks shall be obtained by Compcare, and (ii) the Managed Care Companies shall have entered into a joint venture with an unrelated third party. The Tax Allocation Agreement provides that neither UWS nor Newco is to take any action inconsistent with, or fail to take any action required by, the request for the Tax Ruling or the Tax Ruling unless the other party has given its prior written consent. UWS and Newco have agreed to indemnify each other with respect to any tax liability resulting from their respective failure to comply with such provisions. See "Agreements Between AMSG and Newco."


    If the Distribution were taxable, then (i) corporate level income taxes would be payable by the consolidated group of which UWS is the common parent, based upon the amount by which the fair market value of the shares of Newco Common Stock distributed in the Distribution exceeds UWS's basis therein, and
(ii) each holder of shares of UWS Common Stock who receives shares of Newco Common Stock in the Distribution would be treated as if such shareholder received a taxable distribution, taxed as a dividend to the extent of such shareholder's pro rata share of UWS's current and accumulated earnings and profits, and the holding period of such stock would begin the day after the Distribution Date. Newco has agreed to indemnify AMSG for any losses which it may incur if its actions or the actions of any of its affiliates result in such tax liability. AMSG has agreed to indemnify Newco for any losses which it may incur in the event that AMSG or any of its affiliates take any action which adversely impacts the tax-free nature of the Distribution.

    The potential corporate tax liability which could arise from an acquisition of Newco for a period of time following the Distribution, together with the foregoing indemnification arrangements, could have an anti-takeover effect on the acquisition of control of either Newco or AMSG after the Distribution.

NO PRIOR TRADING MARKET FOR NEWCO COMMON STOCK; LIKELY VOLATILE NEWCO COMMON
  STOCK PRICE

    There is not currently a public market for the shares of Newco Common Stock, and while a "when-issued" trading market is expected to develop prior to the Distribution Date, there can be no assurance as to the prices at which the shares of Newco Common Stock will trade after the Distribution Date. The shares of Newco Common Stock have been approved for listing on the NYSE, subject to official notice of issuance. Until the shares of Newco Common Stock are fully distributed and an orderly trading market develops, the prices at which the shares of Newco Common Stock trade may fluctuate significantly. Prices for shares of Newco Common Stock will be determined in the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for shares of Newco Common Stock, investor perception of Newco and its industry and general economic and market conditions.

    Shares of Newco Common Stock distributed to shareholders of UWS Common Stock in the Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Newco under the Securities Act. Persons who may be deemed to be affiliates of Newco after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Newco, and may include certain officers and directors of Newco as well as principal shareholders of Newco. Persons who are affiliates of Newco will be permitted to sell their shares of Newco Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144. Certain UWS shareholders have been granted registration rights with respect to the shares of Newco Common Stock. See "Certain Relationships and Related Party Transactions." Any sales of substantial amounts of shares of Newco Common Stock in the public market, or the perception that such sales might occur, whether as a result of the Distribution or otherwise, could materially adversely affect the market price of the shares of Newco Common Stock.

THE YEAR 2000 ISSUE

    Newco has assessed and continues to assess the potential impact of the situation commonly referred to as the "Year 2000 Issue." The Year 2000 Issue, which affects most corporations, concerns the inability of information systems, primarily computer software programs, to properly recognize and process date-sensitive information relating to the Year 2000 and beyond. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of Newco's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    Newco has determined that it will be required to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. Newco has estimated that it will incur costs totalling approximately $2.5 million in 1998 and 1999 to make such modifications or replacements. Based upon ongoing assessments of progress on system upgrades and conversions, Newco believes that the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of Newco.

                              REGULATORY APPROVALS

TAX MATTERS

    Consummation of the Distribution is conditioned upon receipt of the Tax Ruling to the effect that the Distribution is a tax-free distribution under
Section 355 of the Code. UWS has received the Tax Ruling based on certain factual representations and assumptions by UWS and Newco, and certain covenants made by Newco. See "The Distribution--Certain Federal Income Tax Consequences of the Distribution."

INSURANCE REGULATORY MATTERS


    The Distribution is subject to the prior approval of OCI. OCI was contacted concerning the Distribution and indicated that the Distribution constitutes an acquisition of control within the meaning of Wis. Admin. Code Section INS Ch.
40. Accordingly, prior to effectuating the Distribution, BCBSUW filed a Form A with OCI and received the approval of the Commissioner pursuant to Wis. Admin. Code Section 40.02(1)(b)(2) on August 18, 1998.

    In addition to the foregoing, certain transactions contemplated in conjunction with the Distribution also may be subject to prior reporting to OCI. Included in this would be amendments to and creation of inter-company agreements and the transfer of the $70.0 million BCBSUW note from UWS to Newco. These transactions and similar transactions were reported to OCI on a Form D and OCI will have 30 days to review said transactions. OCI may disapprove the transactions if the Commissioner finds that they would violate the law or be contrary to the interest of insureds, shareholders or the public. OCI notified Newco on August 18, 1998, that it would not disapprove these transactions.

                            PRO FORMA CAPITALIZATION

    The following table sets forth the unaudited pro forma capitalization of Newco at June 30, 1998. The pro forma capitalization table has been derived from Newco's Combined Financial Statements and reflects certain pro forma adjustments as if the Distribution had been consummated as of June 30, 1998. This data should be read in conjunction with the pro forma balance sheet, the introduction to the pro forma financial statements appearing elsewhere in this Information Statement, and Newco's Combined Financial Statements appearing elsewhere in this Information Statement.

                                                                                       JUNE 30, 1998
                                                                            -----------------------------------
                                                                            HISTORICAL  ADJUSTMENTS  PRO FORMA
                                                                            ----------  -----------  ----------
                                                                                      (IN THOUSANDS)
Long-term debt............................................................          --   $  70,000(1) $   70,000
Shareholders' equity:
  Preferred Stock, no par value per share;
    1,000,000 shares authorized;
    none issued or outstanding............................................          --          --           --
  Common Stock, no par value per share;
    50,000,000 shares authorized;
    none issued and outstanding
    (16,544,047 shares pro forma).........................................          --      12,970(2)     12,970
  Investments by and advances from UWS....................................  $  124,947    (124,947)          --
  Unrealized gains on investments.........................................       1,247          --        1,247
  Retained earnings.......................................................          --      41,977(2)     41,977
                                                                            ----------  -----------  ----------

      Total shareholders' equity..........................................     126,194     (70,000)      56,194
                                                                            ----------  -----------  ----------

      Total capitalization................................................  $  126,194   $       0   $  126,194
                                                                            ----------  -----------  ----------
                                                                            ----------  -----------  ----------

------------------------

(1) Reflects the assumption of $70.0 million of affiliated debt UWS owed to BCBSUW. The principal balance is due on October 30, 1999.

(2) Reflects issuances of shares of Newco Common Stock in connection with the Distribution.

                                DIVIDEND POLICY

    Newco has not paid any cash dividends to date, but plans to pay an annual dividend beginning in December 1998. The initial annual dividend is expected to be approximately $0.05 per share. However, the payment of dividends in the future is subject to the discretion of the Newco Board of Directors and will depend upon Newco's operating results, financial condition and capital requirements, general business conditions, legal restrictions on the payment of dividends and other factors the Newco Board of Directors deems relevant. There can be no assurance that dividends will be paid in the future. As a holding company, Newco depends on dividends from its subsidiaries to pay cash dividends and to meet expenses. Applicable Wisconsin law limits the amount of dividends that may be paid by certain of Newco's subsidiaries in any year.

          PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF NEWCO

    The pro forma combined condensed statements of income for the year ended December 31, 1997 and the six months ended June 30, 1998 reflect interest expense of $4.9 million for the year ended December 31, 1997, and $2.4 million for the six months ended June 30, 1998, associated with the $70.0 million of affiliated debt UWS borrowed from BCBSUW on October 30, 1996, as if such debt was recorded on the books of Newco. The pro forma combined condensed balance sheet at June 30, 1998 gives effect to the $70.0 million of affiliated debt UWS borrowed from BCBSUW on October 30, 1996, as if such debt was recorded on the books of Newco. The pro forma combined condensed financial statements should be read in conjunction with the financial data presented elsewhere in this Information Statement. The pro forma financial data are presented for informational purposes only and may not reflect the future results of operations or financial position of Newco.

                                NEWCO/UWS, INC.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                                                                           PRO FORMA
                                                                              HISTORICAL  ADJUSTMENTS   PRO FORMA
                                                                              ----------  -----------  -----------
                                                                                         (IN THOUSANDS)
REVENUES:
  Premium revenue...........................................................  $  560,825                $ 560,825
  Other revenue.............................................................      26,046                   26,046
  Investment results........................................................      22,238                   22,238
                                                                              ----------               -----------
      Total revenues........................................................     609,109                  609,109
                                                                              ----------               -----------
EXPENSES:
  Medical and other benefits................................................     485,735                  485,735
  Selling, general and administrative expenses..............................      93,959                   93,959
  Interest expense..........................................................          --   $   4,892(a)      4,892
  Provider profit sharing...................................................       3,380                    3,380
  Amortization of goodwill and other intangibles............................         818                      818
                                                                              ----------  -----------  -----------
      Total expenses........................................................     583,892       4,892      588,784
                                                                              ----------  -----------  -----------
  Income before income tax expense..........................................      25,217      (4,892)      20,325
  Income tax expense........................................................       9,433      (1,830)(b)      7,603
                                                                              ----------  -----------  -----------
Net income..................................................................  $   15,784   $  (3,062)   $  12,722
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------


           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME


(a) Reflects interest expense of $4.9 million for the year ended December 31, 1997 associated with the $70.0 million of affiliated debt UWS borrowed from BCBSUW on October 30, 1996. Interest is payable quarterly at a rate equal to LIBOR plus 1.25%, adjusted quarterly. The actual interest rates used in the calculation are 6.75%, 7.02%, 7.06%, and 7.03% for the first, second, third and fourth quarters of 1997, respectively. A 1/8% variance in the interest rate would cause an increase/decrease in net income of approximately $57,000.



(b) Reflects the application of the historical Newco effective tax rate of 37.4% to the adjustment made pursuant to Note (a).

                                NEWCO/UWS, INC.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998


                                                                                           PRO FORMA
                                                                              HISTORICAL  ADJUSTMENTS   PRO FORMA
                                                                              ----------  -----------  -----------
                                                                                         (IN THOUSANDS)
REVENUES:
  Premium revenue...........................................................  $  298,602          --    $ 298,602
  Other revenue.............................................................      14,378          --       14,378
  Investment results........................................................       9,960          --        9,960
                                                                              ----------  -----------  -----------
      Total revenues........................................................     322,940          --      322,940
                                                                                          -----------  -----------
EXPENSES:
  Medical and other benefits................................................     253,708                  253,708
  Selling, general and administrative expenses..............................      50,674                   50,674
  Interest expense..........................................................          --   $   2,433(a)      2,433
  Provider profit sharing...................................................       1,413                    1,413
  Amortization of goodwill and other intangibles............................         215                      215
                                                                              ----------  -----------  -----------
      Total expenses........................................................     306,010       2,433      308,443
                                                                              ----------  -----------  -----------
  Income before income tax expense..........................................      16,930      (2,433)      14,497
  Income tax expense........................................................       6,515        (937)(b)      5,578
                                                                              ----------  -----------  -----------
Net income..................................................................  $   10,415   $  (1,496)   $   8,919
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------


           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME


(a) Reflects interest expense of $2.4 million for the six months ended June 30, 1998, associated with the $70.0 million of affiliated debt UWS borrowed from BCBSUW on October 30, 1996. Interest is payable quarterly at a rate equal to LIBOR plus 1.25%, adjusted quarterly. The actual interest rates used in the calculation of the 1998 adjustment are 7.06% and 6.96% for the first and second quarters of 1998, respectively. A 1/8% variance in the interest rate would cause an increase/decrease in net income of approximately $28,500.



(b) Reflects the application of the historical Newco effective tax rate of 38.5% to the adjustment made pursuant to Note (a).

                                NEWCO/UWS, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 JUNE 30, 1998

                                                                                           PRO FORMA
                                                                              HISTORICAL  ADJUSTMENTS   PRO FORMA
                                                                              ----------  -----------  -----------
                                                                                         (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................................  $   14,750                $  14,750
  Investments-available for sale............................................     154,365                  154,365
  Other current assets......................................................      60,975                   60,975
                                                                              ----------               -----------
Total current assets........................................................     230,090                  230,090
                                                                              ----------               -----------
Other non-current assets....................................................      37,424                   37,424
                                                                              ----------               -----------
Total assets................................................................  $  267,514                $ 267,514
                                                                              ----------               -----------
                                                                              ----------               -----------
LIABILITIES
Current liabilities:
  Medical and other benefits payable........................................  $   55,537                $  55,537
  Other current liabilities.................................................      59,388                   59,388
                                                                              ----------               -----------
Total current liabilities...................................................     114,925                  114,925
                                                                              ----------               -----------
Other non-current liabilities...............................................      26,395                   26,395
Notes payable...............................................................          --   $  70,000(a)     70,000
                                                                              ----------  -----------  -----------
Total liabilities...........................................................     141,320      70,000      211,320
Shareholder's equity:
  Investments by and advances from UWS......................................     124,947     (70,000)(a)     54,947
  Unrealized gains on investments...........................................       1,247                    1,247
                                                                              ----------  -----------  -----------
Total shareholder's equity..................................................     126,194     (70,000)      56,194
                                                                              ----------  -----------  -----------
Total liabilities and shareholder's equity..................................  $  267,514   $       0    $ 267,514
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

               NOTE TO PRO FORMA COMBINED CONDENSED BALANCE SHEET

(a) Reflects the assumption of $70.0 million of affiliated debt UWS borrowed from BCBSUW on October 30, 1996. The principal balance is due on October 30, 1999.

                SELECTED COMBINED FINANCIAL INFORMATION OF NEWCO

    The following table presents selected combined financial information with respect to Newco. The balance sheet data as of December 31, 1997 and 1996 and the statement of income data for each of the three years in the period ended December 31, 1997, have been derived from the audited combined financial statements and notes thereto of Newco. The balance sheet data as of December 31, 1995, 1994 and 1993 and the statement of income data for the years ended December 31, 1994 and 1993 and for the six months ended June 30, 1998 and 1997 have been derived from unaudited financial statements which, in the opinion of Newco's management, include all adjustments necessary, consisting only of normal recurring accruals, for a fair presentation of financial position and results of operations at and for the periods presented. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. The combined financial statements of Newco do not necessarily reflect the results of operations or financial position that would have resulted had Newco been a separate, independent company and are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year. The information set forth below should be read in conjunction with Newco's combined financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Information Statement.

                                                                                                      AS OF AND FOR THE
                                                                                        PRO FORMA      SIX MONTHS ENDED
                                    AS OF AND FOR THE YEARS ENDED DECEMBER 31,        DECEMBER 31,         JUNE 30,
                               -----------------------------------------------------  -------------  --------------------
                                 1993       1994      1995(5)    1996(5)     1997         1997         1997       1998
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT OPERATING STATISTICS)
STATEMENT OF INCOME DATA:          (UNAUDITED)                                                    (UNAUDITED)
                               --------------------                                   -----------------------------------
Revenues:
  Premium revenue............  $ 310,503  $ 355,025  $ 466,929  $ 493,092  $ 560,825    $ 560,825    $ 273,760  $ 298,602
  Other revenue..............      7,515     15,997     24,222     27,632     26,046       26,046       13,351     14,378
  Investment results.........     10,697     12,050      9,665     19,040     22,238       22,238       10,672      9,960
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
      Total revenues.........    328,715    383,072    500,816    539,764    609,109      609,109      297,783    322,940
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Expenses:
  Medical and other
    benefits.................    265,446    306,056    416,167    425,258    485,735      485,735      235,763    253,708
  Selling, general and
    administrative
    expenses.................     43,578     58,026     72,576     83,839     93,959       93,959       47,203     50,674
  Interest expense...........         --         --         --         --         --        4,892(2)        --         --
    Provider profit
      sharing................        960      1,516      2,734      2,868      3,380        3,380        1,188      1,413
    Amortization of goodwill
      and other
      intangibles............         80        195        678        841        818          818          881        215
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
      Total expenses.........    310,064    365,793    492,155    512,806    583,892      588,784      285,035    306,010
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
    Income before income tax
      expense................     18,651     17,279      8,661     26,958     25,217       20,325       12,748     16,930
  Income tax expense.........      5,900      5,072      3,277     10,617      9,433        7,603(3)     4,861      6,515
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Net income...................  $  12,751  $  12,207  $   5,384  $  16,341  $  15,784    $  12,722    $   7,887  $  10,415
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                               ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------

BALANCE SHEET DATA:
  Cash and investments.......  $ 162,421  $ 154,201  $ 178,926  $ 182,431  $ 176,579                 $ 190,435  $ 176,971
  Total assets...............    197,294    216,954    261,523    269,478    266,256                   275,430    267,514
  Long-term debt.............         --         --         --         --         --                        --         --
  Total shareholders'
    equity...................    124,536    101,465    120,277    123,882    123,616                   125,791    126,194
OPERATING STATISTICS:
  Medical loss ratio(1)......      85.8%      86.2%      89.1%      86.2%      86.6%        86.6%        86.1%      85.0%
  Selling, general and
    administrative expense
    ratio(1).................      10.9%      11.8%      11.0%      11.1%      11.2%        11.2%        11.6%      12.2%


                                PRO FORMA
                                JUNE 30,
                               -----------
                                  1998
                               -----------

STATEMENT OF INCOME DATA:

Revenues:
  Premium revenue............   $ 298,602
  Other revenue..............      14,378
  Investment results.........       9,960
                               -----------
      Total revenues.........     322,940
                               -----------
Expenses:
  Medical and other
    benefits.................     253,708
  Selling, general and
    administrative
    expenses.................      50,674
  Interest expense...........       2,433(2)
    Provider profit
      sharing................       1,413
    Amortization of goodwill
      and other
      intangibles............         215
                               -----------
      Total expenses.........     308,443
                               -----------
    Income before income tax
      expense................      14,497
  Income tax expense.........       6,107(3)
                               -----------
Net income...................   $   8,390
                               -----------
                               -----------
BALANCE SHEET DATA:
  Cash and investments.......   $ 176,971
  Total assets...............     267,514
  Long-term debt.............      70,000(4)
  Total shareholders'
    equity...................      56,194(4)
OPERATING STATISTICS:
  Medical loss ratio(1)......       85.0%
  Selling, general and
    administrative expense
    ratio(1).................       12.2%

------------------------------

(1) Ratios are based on premium revenues and premium revenue-related selling, general and administrative expenses of $33,996,000, $42,022,000 $51,133,000,
    $54,861,000, $62,808,000, $31,874,000 and $36,332,000 for the years ended
    December 31, 1993, 1994, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively.

(2) Reflects pro forma adjustments for interest expense on assumed debt. See "Pro Forma Combined Condensed Financial Information of Newco."

(3) Reflects pro forma adjustments for the tax effect of the adjustments described in (2), above. See "Pro Forma Combined Condensed Financial Information of Newco."

(4) Reflects pro forma adjustments for assumed debt. See "Pro Forma Combined Condensed Financial Information of Newco."

(5) Commencing October 1, 1994, Newco's results of operations include the results of operations of Unity. For the years ended December 31, 1994 and 1995, Unity accounted for $23,994,000 and $100,342,000 of Newco's total premium revenue and $112,000 and $1,062,000 of Newco's net income, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    Newco is a leading provider of managed health care services and employee benefit products, primarily in Wisconsin. Newco's two primary product lines are
(i) Health Maintenance Organization ("HMO") products, including Compcare Health Services Insurance Corporation ("COMPCARE"), Valley Health Plan, Inc. ("VALLEY"), Unity Health Plans Insurance Corporation ("UNITY") and certain point-of-service ("POS") and other related products managed by Compcare, Valley and Unity; and (ii) specialty managed care products and services, including dental, life, disability and workers' compensation products, managed care consulting, electronic claim submission, and managed behavioral health services. Operating results and statistics for these product groups are presented below for the periods indicated.

                                                            AT DECEMBER 31,                 AT JUNE 30,
                                                   ----------------------------------  ----------------------
                                                      1995        1996        1997        1997        1998
                                                   ----------  ----------  ----------  ----------  ----------
Membership at end of period:
  HMO products:
    Compcare.....................................     161,372     149,636     173,241     169,908     172,825
    Valley.......................................      27,476      33,434      37,906      37,476      40,203
    Unity........................................      66,623      79,147      85,117      80,471      84,880
                                                   ----------  ----------  ----------  ----------  ----------
      Total HMO products membership..............     255,471     262,217     296,264     287,855     297,908
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
  Specialty managed care products and
   services:
    Life/AD&D....................................     118,812     116,390     129,406     119,924     154,033
    Dental HMO...................................     167,592     169,063     169,823     167,442     168,044
    Behavioral health............................     645,883     826,153     863,538     851,495     913,479
    Workers' compensation........................      55,845      53,574      54,928      55,109      53,509
    Disability and other.........................      68,233      81,462      97,727      86,724     111,551
                                                   ----------  ----------  ----------  ----------  ----------
      Total specialty managed care products and
        services membership......................   1,056,315   1,246,642   1,315,422   1,280,694   1,400,616
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------

                                                                                                    SIX MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                 -------------------------------  --------------------
                                                                   1995       1996       1997       1997       1998
                                                                 ---------  ---------  ---------  ---------  ---------
Premium revenue
 (as a percentage of the total):
  HMO products.................................................       86.2%      85.4%      85.7%      85.7%      85.3%
  Specialty managed care products and services.................       14.4       15.0       14.7       14.7       15.1
  Intercompany eliminations....................................       (0.6)      (0.4)      (0.4)      (0.4)      (0.4)
                                                                 ---------  ---------  ---------  ---------  ---------
    Total......................................................      100.0%     100.0%     100.0%     100.0%     100.0%
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

                                                                                                        SIX MONTHS ENDED
                                                                        YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                     -------------------------------  --------------------
                                                                       1995       1996       1997       1997       1998
                                                                     ---------  ---------  ---------  ---------  ---------
Operating Statistics:
  HMO Products:
    Medical loss ratio(1)..........................................       91.1%      89.8%      89.5%      89.5%      88.4%
    Selling, general and administrative expense ratio(2)...........        9.2        9.3        9.2        9.4        9.4

  Specialty managed care products and services:
    Loss ratio(1)..................................................       77.1       69.8       74.1       71.3       70.4

  Combined:
    Loss ratio(1)..................................................       89.1       86.8       87.3       86.8       85.7
    Net income margin(3)...........................................        1.1        3.0        2.6        2.7        3.2

------------------------

(1) Medical and other benefits as a percentage of premium revenue prior to intercompany eliminations.

(2) Premium revenue related selling, general and administrative expenses as a percentage of premium revenue prior to intercompany eliminations.

(3) Net income as a percentage of total revenues.

    Newco's revenues are derived primarily from premiums, while medical benefits constitute the majority of expenses. Profitability is directly affected by many factors including, among others, premium rate adequacy, estimates of medical benefits, health care utilization, effective administration of benefit payments, operating efficiency, investment returns and federal and state laws and regulations.

RESULTS OF OPERATIONS

    All financial data in the Results of Operations section are gross numbers and, therefore, are not net of intercompany eliminations. For this reason, some of the financial data does not precisely match the data in the financial tables.

SIX MONTHS ENDED JUNE 30, 1998 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1997

TOTAL REVENUES

    Total revenues for the six months ended June 30, 1998 increased 8.4% to $322.9 million from $297.8 million for the six months ended June 30, 1997. These increases were due primarily to increases in HMO premium revenue partially offset by lower investment results.

    PREMIUM REVENUE--HMO premium revenue for the six months ended June 30, 1998 increased 8.5% to $254.7 million from $234.8 million for the six months ended June 30, 1997, as a result of increased average HMO medical premium per member and increased average number of medical members. Average HMO medical premium per member for the six months ended June 30, 1998 increased 3.2% from the same period in the prior year due to premium increases, partially offset by benefit buy downs. The average number of HMO medical members for the six months ended June 30, 1998 increased 4.8% to 294,409 from 280,815 for the six months ended June 30, 1997.

    Premium revenue for specialty managed care products and services for the six months ended June 30, 1998 increased 12.5% to $45.0 million from $40.0 million for the six months ended June 30, 1997. This increase was due primarily to new sales in the life and disability lines of business.

    OTHER REVENUE--Other revenue for the six months ended June 30, 1998 increased 4.6% to $21.1 million from $20.2 million for the six months ended June 30, 1997.

    INVESTMENT RESULTS--Investment results include investment income and realized gains (losses) on investments. Investment results for the six months ended June 30, 1998 decreased 6.5% to $10.0 million from $10.7 million for the six months ended June 30, 1997. Average annual investment yields, excluding net realized gains, were 5.58% and 5.50% for the six months ended June 30, 1998 and 1997, respectively. Net realized investment gains for the six months ended June 30, 1998 decreased to $5.0 million from $5.5 million for the six months ended June 30, 1997. Average invested assets for the six months ended June 30, 1998 decreased $9.6 million to $176.8 million from $186.4 million for the six months ended June 30, 1997. Investment gains are realized in the normal investment process in response to market opportunities. In addition, during 1997 Newco reduced its exposure to equity investments resulting in above average realized gains.

EXPENSE RATIOS

    LOSS RATIO--The combined loss ratio represents the ratio of medical and other benefits to premium revenue for Newco on a combined basis, and is a blended ratio for medical, life, dental, disability and other product lines. The combined loss ratio was 85.7% for the first six months of 1998 and 86.8% for the first six months of 1997. The combined loss ratio is influenced by the component loss ratio for each of Newco's primary product lines, as discussed below.

    The medical loss ratio for HMO products for the six months ended June 30, 1998 was 88.4%, compared with 89.5% for the six months ended June 30, 1997. The decrease in the medical loss ratio in 1998 for HMO products is due primarily to provider recontracting with a shift to additional capitation in the Southeastern Wisconsin HMO market.

    The loss ratio for specialty managed care products and services for the six months ended June 30, 1998 was 70.4% compared with 71.3% for the six months ended June 30, 1997. The decrease is primarily attributable to improved results in the United Heartland worker's compensation block of business.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE RATIO--The selling, general and administrative ("SGA") expense ratio includes commissions, administrative expenses, and premium taxes and other assessments. The SGA expense ratio for HMO products for the first six months of 1998 was 9.4% which remained consistent with the first six months of 1997.

    Included in SGA expenses are assessments related to the Health Insurance Risk Sharing Plan ("HIRSP"). HIRSP is a fund established by the State of Wisconsin to provide major medical and Medicare supplemental insurance for persons unable to obtain this insurance in the private market or who can only obtain substandard or excessive costly insurance due to their health status. HIRSP is funded by premiums paid by insureds, assessments to health insurers and subsidies from the State of Wisconsin. Every insurer (foreign or domestic) doing business in the State of Wisconsin is required to participate in the funding of and administration of HIRSP. The assessments paid by Newco during the six months ended June 30, 1998 were $493,000 compared to $811,000 for the same period in 1997.

    SGA expenses related to specialty managed care products and services increased 25.8% for the six months ended June 30, 1998 to $11.7 million from $9.3 million for the same period in the prior year. This increase was due to an increase in premium and other revenue, along with higher investments in improved system capabilities and enhancements and related system conversion and training costs, in addition to an increase in loss adjusting expenses recorded on the workers' compensation TPA unit.


OTHER EXPENSES



    Provider profit sharing was $1.4 million for the six months ended June 30, 1998, compared with $1.2 million for the six months ended June 30, 1997. These balances represent payments to providers for profit sharing expenses related to the Unity and Valley provider arrangements.

NET INCOME

    Combined net income for the six months ended June 30, 1998 increased 23.4% to $10.4 million from $7.9 million for the six months ended June 30, 1997. The increase in net income was due primarily to increased premium revenues coupled with a stable loss ratio and a decrease in the SGA expense ratio.

    Newco's effective tax rate was 39.0% for the six months ended June 30, 1998 compared with 38.1% for the six months ended June 30, 1997. Newco's effective tax rate fluctuates based upon the relative profitability of Newco's product lines and the differing effective tax rates for each of those product lines.

1997 COMPARED WITH 1996 AND 1996 COMPARED WITH 1995

TOTAL REVENUES

    Total revenues in 1997 increased 12.8% to $609.1 million from $539.8 million in 1996. Total revenues in 1996 increased 7.8% from $500.8 million in 1995. These increases were due primarily to increased premium and other revenue as a result of membership increases and increased net investment gains.

    PREMIUM REVENUE--HMO premium revenue in 1997 increased 13.8% to $479.2 million from $421.2 million in 1996. HMO premium revenue in 1996 increased 4.7% from $402.4 million in 1995. The increases in both years are primarily due to increases in average HMO premium revenue per member and increases in the average number of HMO medical members. Average HMO medical premium per member in 1997 increased 3.0% from 1996 and 3.1% from 1995, due to premium increases, partially offset by benefit buy downs. The average number of HMO medical members in 1997 increased 10.8% to 287,534 from 259,507 in 1996. This increase was due in part to the elimination of a key provider from the network of one of Compcare's competitors, resulting in a shift of members to Compcare. The average number of HMO medical members in 1996 increased 1.6% from 255,471 in 1995.

    Premium revenue for specialty managed care products and services in 1997 increased 13.8% to $83.9 million from $73.8 million in 1996. Premium revenue in 1996 increased 9.7% from $67.2 million in 1995. The increase was due primarily to an increase in life and disability premiums in both years and an increase in workers' compensation premiums in 1997. The increases in life and disability premiums were driven by membership increases, while the increase in workers' compensation premiums was due primarily to a change in the reinsurance agreement related to this business. In 1996, Newco ceded 50% of the workers' compensation premiums written by United Heartland, Inc. to a third-party reinsurer. In 1997, the percentage ceded to the outside reinsurer was reduced to 40%.

    OTHER REVENUE--Other revenue in 1997 increased 1.3% to $40.0 million from $39.5 million in 1996. Included in other revenue in 1996 is a $1.5 million gain on the sale of the vision line of business which is non-recurring. Other revenue in 1996 increased 32.1% from $29.9 million in 1995. After adjusting for the gain on the sale of the vision line of business, other revenue increased by 5.2% from 1996 to 1997 and by 27.1% from 1995 to 1996. These increases are primarily attributable to growth in managed behavioral health, electronic claims and pharmacy management services.

    INVESTMENT RESULTS--Investment results include investment income and realized gains (losses) on investments. Investment results in 1997 increased 16.8% to $22.2 million from $19.0 million in 1996. Investment results in 1996 increased 97.0% from $9.7 million in 1995. Increases in both 1996 and 1997 were due primarily to increased net investment gains. Average annual investment yields, excluding net realized gains, were 5.75%, 5.90% and 5.15% for 1997, 1996 and 1995, respectively. Investment results in 1997 included $1.8 million of mutual fund distributions which were recorded as investment income in December 1997. Net realized investment gains increased from $1.1 million in 1995 to $8.4 million in 1996 and $11.9 million in 1997. Investment gains are realized in the normal investment process in response to market opportunities. In addition, a portion of the gains realized during the second half of 1997 were achieved as part of a portfolio restructuring to reduce the overall level of equity investments from 10% to

5%. Average invested assets in 1997 declined 0.1% to $179.5 million from $180.7 million in 1996. Average invested assets in 1996 increased 8.5% from $166.6 million in 1995. Changes in levels of average invested assets relate to ongoing operations, including collection of receivables and timing of claim payments.

EXPENSE RATIOS

    LOSS RATIO--The combined loss ratio represents the ratio of medical and other benefits to premium revenue for Newco on a combined basis, and is a blended ratio for medical, life, dental, disability and other product lines. The combined loss ratio was 87.3% in 1997 compared with 86.8% in 1996 and 89.1% in 1995. The combined loss ratio is influenced by the component loss ratio for each of Newco's primary product lines, as discussed below.

    The medical loss ratio for HMO products in 1997 was 89.5%, compared with 89.8% in 1996 and 91.1% in 1995. The higher loss ratio in 1995 is attributable to the competitive market conditions in southeastern Wisconsin where pricing pressures, coupled with increased utilization, had an adverse impact on Compcare's loss ratio.


    The loss ratio for specialty managed care products in 1997 was 74.1%, compared with 69.8% in 1996 and 77.1% in 1995. The loss ratios principally consist of losses experienced in the life, disability, workers compensation and dental product lines of business. These products represent relatively small blocks of business, and as a result, the loss ratio can exhibit significant volatility due to varying levels of claim frequency and severity. Generally, the anticipated aggregate loss ratio for the four products should range between 70% and 75%. The 1995 loss ratio reflects higher loss experience on the life, disability and workers compensation products marketed by UHLIC, UWIC and United Heartland, respectively. The 1997 loss ratio was also impacted by a higher level of life and disability claims in comparison to a favorable level of life and disability claims in 1996. The Company expects the 1998 loss ratio to decrease from the 1997 level towards the middle of the expected range.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE RATIO--The SGA expense ratio includes commissions, administrative expenses, and premium taxes and other assessments. The SGA expense ratio for HMO products in 1997 was 9.2%, compared with 9.3% in 1996 and 9.2% in 1995.

    SGA expenses related to specialty managed care products and services increased 11.6% in 1997 to $57.9 million from $51.9 million in 1996. SGA expenses related to specialty managed care products and services increased 28.3% in 1996 to $51.9 million from $40.5 million in 1995. Increases in SGA expenses are tied to premium and other revenues which increased 8.0% in 1997 compared with 1996 and increased 16.6% in 1996 compared with 1995. In addition, the mix of business shifted over these yearly periods, as a result of greater growth in ancillary lines of business that have higher SGA expense ratios.

OTHER EXPENSES


    Provider profit sharing was $3.4 million in 1997, compared with $2.9 million in 1996 and $2.7 million in 1995, net of intercompany eliminations. Included in this caption is expense related to the Unity and Valley provider arrangements and income from the workers' compensation agreements. Profit sharing expenses related to the Unity and Valley provider arrangements were $4.0 million, $3.0 million and $2.7 million in 1997, 1996 and 1995, respectively. Income from the workers' compensation agreements was $0.6 million and $0.1 million in 1997 and 1996, respectively.


NET INCOME

    Combined net income in 1997 decreased 3.1% to $15.8 million from $16.3 million in 1996. Combined net income in 1996 increased 201.9% from $5.4 million in 1995 due primarily to an increase in investment results.

    Newco's effective tax rate was 37.4% in 1997, compared with 37.4% in 1996 and 34.8% in 1995. Newco's effective tax rate fluctuates based upon the relative profitability of Newco's three product lines and the differing effective tax rates for each of those product lines.

LIQUIDITY AND CAPITAL RESOURCES

    Newco's sources of cash flow consist primarily of premium and other revenues and investment income. The primary uses of cash include medical and other benefits and operating expense payments. Positive cash flows are invested pending future payments of medical and other benefits and other operating expenses. Newco's investment policies are designed to maximize yield, preserve principal and provide liquidity to meet anticipated payment obligations.

    For the six months ended June 30, 1998 and 1997, net cash provided by operations amounted to $2.1 million and $8.2 million, respectively. Net cash provided by operating activities amounted to $2.8 million, $6.6 million and $11.4 million in 1997, 1996 and 1995, respectively. The fluctuations in cash flow from operations related to net income as well as levels in intercompany balances, advanced premiums and claims payable. Due to periodic cash flow requirements of certain subsidiaries, Newco made borrowings under its bank line of credit ranging up to $8.5 million during 1997 and up to $10.0 million for the six months ended June 30, 1998 to meet short-term cash needs. No balance was outstanding at December 31, 1997 or June 30, 1998.

    Newco's investment portfolio consists primarily of investment grade corporate bonds, Government securities and common stock. At June 30, 1998, $122.0 million or 75.2% of Newco's total investment portfolio was invested in bonds compared to $127.9 million or 80.1% at December 31, 1997 and $123.8 million or 75.8% at December 31, 1996. The bond portfolio had an average quality rating of A1 at June 30, 1998 and Aa3 at December 31, 1997, and December 31, 1996 based on Moody's Investor Service ratings, and the majority of the bond portfolio was classified as available for sale. In accordance with Statement of Financial Accounting Standards No. 115, bonds classified as available for sale are recorded on Newco's balance sheet at market value. Newco's Government securities at June 30, 1998 consisted of $27.9 million in U.S. Treasury securities, $26.7 million of Government agency mortgage-backed securities, $5.7 million of foreign government securities, and $2.0 million of state and municipal securities. Government agency mortgage-backed securities are subject to certain risks. The actual maturity of a mortgage-backed security varies, depending on when the mortgagors prepay or repay the underlying mortgage loans. Prepayments on the underlying mortgage loans may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. Therefore, mortgage-backed securities are particularly subject to reinvestment risk. For example, during periods of falling interest rates, higher coupon mortgage-backed securities are more likely to prepay, and Newco may not be able to reinvest the proceeds from prepayments in securities with yields similar to those of the prepaying mortgage-backed securities. Furthermore, prepayments on mortgage-backed securities are influenced significantly by general interest rates, economic conditions and competition. During the years ended December 31, 1996 and 1997, the effects of prepayments of mortgage-backed securities on Newco's financial condition and/or results of operations were not material. Newco's equity holdings consist of a diversified portfolio of publicly traded domestic common stocks. The market value of the total investment portfolio, which includes stocks and bonds, exceeded amortized cost by $3.9 million, $4.8 million and $6.3 million at June 30, 1998, December 31, 1997 and 1996, respectively. Unrealized holding gains and losses on bonds classified as available for sale are included as a component of shareholders' equity, net of applicable deferred taxes. Newco has no investments in mortgage loans, non-publicly traded securities, real estate held for investment or financial derivatives.

    From time to time, Newco makes capital contributions to its subsidiaries to assist them in maintaining appropriate levels of capital and surplus for regulatory and rating purposes. Insurance subsidiaries are required to maintain certain levels of statutory capital and surplus. In Wisconsin, where a large percentage of Newco's premiums are written, these levels are based upon the amount and type of premiums written and are calculated separately for each subsidiary. As of December 31, 1997, statutory capital and surplus for each of these insurance subsidiaries exceeded required levels. Should premium growth outpace existing capital, the insurance subsidiaries may seek additional capital from Newco or may utilize reinsurance as a means of reducing the capital requirement.


PROVIDER ARRANGEMENTS



    The Company is party to certain provider arrangements in conjunction with Unity Health Plans Insurance Corporation ("Unity") and Valley Health Plan, Inc. ("Valley"), wholly owned HMO subsidiaries included in the Company's combined financial statements, which include profit-sharing payments to certain providers and repurchase provisions.



    Effective January 1, 1992, the Company acquired all of the outstanding capital stock of Valley for cash approximating $2,800,000, representing the net book value of Valley plus $400,000 as negotiated by the Company. Valley, a health maintenance organization located in Eau Claire, Wisconsin, was purchased from Midelfort Clinic, Ltd., a Mayo Regional Practice ("Midelfort Clinic"), which continues to be Valley's primary health care provider. Under the terms of the purchase and sale agreement, Midelfort Clinic retained an option to repurchase all of the capital stock of Valley, at a price determined by the formula used in computing the purchase price paid by the Company, at any time until December 31, 1996. The option to repurchase was subsequently amended to permit repurchase at December 31, 1999. The acquisition was accounted for under the purchase method of accounting. The accompanying combined financial statements include the results of operations of Valley.



    Effective October 1, 1994, the Company acquired all of the outstanding common stock of HMO-W, Inc. for cash approximating $7,482,000 representing the net book value of HMO-W, Inc. as negotiated by the Company. HMO-W, Inc. owned all of the outstanding common stock of HMO of Wisconsin Insurance Corporation ("HMOW").



    Effective October 1, 1994, the Company also acquired all of the assets of U-Care HMO, Inc. ("U-Care") and certain assets from an affiliate of U-Care for cash approximating $3,772,000, representing net book value plus $500,000 as negotiated by the Company.



    Pursuant to the HMO-W, Inc. and U-Care purchase agreements, options to repurchase the net assets of HMO-W, Inc. and U-Care were issued to the respective primary provider groups, at price determined by the formula used in computing the purchase price paid by the Company, effective on November 1, 1999 or 2004. The U-Care and HMO-W, Inc. acquisitions were accounted for under the purchase method of accounting. The accompanying combined financial statements include the results of operations of U-Care and HMOW which have been merged to form Unity.



    Total revenues subject to repurchase options, pursuant to the various acquisition agreements, totaled $160,003,000, $191,342,000 and $191,688,000 for
1995, 1996 and 1997, respectively. Profit sharing expense related to these provider arrangements is calculated based on the profitability of the HMO subsidiary and totaled $2,754,000, $3,002,000 and $3,960,000, in 1995, 1996 and
1997, respectively. Total net income subject to repurchase options, pursuant to the various acquisition agreements, totaled $2,591,000, $2,629,000 and $2,395,000 for 1995, 1996 and 1997, respectively. Total assets and total net assets subject to repurchase options were $56,281,000 and $22,475,000, respectively, at December 31, 1996 and $49,802,000 and $20,632,000,
respectively, at December 31, 1997.



    Should the buy back options be exercised, Newco would receive an amount equal to the premium over book value but would lose rights to the future profits on the HMO. The cash received by Newco pursuant to the exercise of the buy back option could be redeployed to support additional premium writings, acquire other businesses or be invested to earn a portfolio return. Due to these alternative uses of capital, the potential buy back arrangements do not represent material claims against Newco's liquidity and capital resources.

    Management believes that exercise of the repurchase options is not probable as exercise would not provide a substantial economic benefit to the options holders and would require regulatory approval pursuant to change of control regulations.


    The amount of dividends which may be paid to Newco from insurance subsidiaries are limited by state regulation. In the past, the insurance subsidiaries have been allowed, with prior notification to the OCI, to pay dividends in excess of the ordinary dividend levels prescribed by regulation.

    In addition to internally generated funds and periodic borrowings on its bank line of credit, Newco believes that additional financing to facilitate long-term growth could be obtained through equity offerings, debt offerings, financings from BCBSUW or bank borrowings, as market conditions may permit or dictate. Immediately after the Distribution, Newco recognizes that its debt to equity ratio will be high, primarily as a result of its assumption of the $70.0 million loan from BCBSUW to UWS. However, Newco believes that this ratio should improve within a year following the Distribution Date, as a result of BCBSUW's intended purchases of shares of Newco Common Stock to bring its direct and indirect ownership of Newco from 38.1% to approximately 51%. The purchase price for the shares of Newco Common Stock which are purchased directly from Newco will be paid through either the cancellation of a corresponding portion or all of the $70.0 million debt obligation or in cash. BCBSUW may purchase some of the shares of Newco Common Stock in the open market.

INFLATION

    Health care costs have been rising and are expected to continue to rise at a rate that exceeds the consumer price index. Newco's cost control measures, risk-sharing incentive arrangements with medical care providers, and premium rate increases are designed to reduce the adverse effect of medical cost inflation on its operations. In addition, Newco utilizes its ability to apply appropriate underwriting criteria in selecting groups and individuals and in controlling the utilization of health care services. However, there can be no assurance that Newco's efforts will fully offset the impact of inflation or that premium revenue increases will equal or exceed increasing health care costs.

YEAR 2000 ISSUE

    The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of Newco's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    Newco has determined that it will be required to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. Newco's financial systems were replaced with software which is Year 2000 compliant effective January 1, 1998. Newco's operating subsidiaries have reviewed their computer systems and are in the process of addressing the Year 2000 issue. The operating system for Compcare is being converted from its current platform to a Year 2000 compliant system operated by a third party vendor. This conversion is scheduled for completion during the third quarter of 1998. Valley's operating system has been upgraded and is Year 2000 compliant. Unity is in the process of testing upgrades to its claims processing system which is scheduled for implementation by year end 1998. During the past two years, United Heartland has worked to customize a purchased operating system which is Year 2000 compliant. This system is fully operational. Software, that is Year 2000 compliant, has been purchased to administer the life, disability and dental products sold by UWIC, UHLIC and Heartland Dental. This software is in the process of being installed with a target effective date of December 1, 1998. None of Newco subsidiaries sell products which are characterized as long duration contracts. Newco has estimated that it will have costs totalling approximately $2.5 million in 1998 and 1999 to make such modifications or replacements. Based on ongoing assessments of progress on system upgrades and conversions, Newco believes that the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of Newco.

    Newco has initiated formal communications with its systems processing vendor and all large customers using electronic interfaces to determine the extent to which Newco's interface systems are vulnerable to those third parties' failure to remedy their own Year 2000 Issues.

    Newco will utilize both internal and external resources to reprogram, or replace, and test the software for the Year 2000 modifications. Newco anticipates completing the Year 2000 projects by December 31, 1998, which is prior to any anticipated impact on its operating systems. A number of repairs to current systems are covered by existing maintenance agreements and by normal operational upgrades and do not present incremental additional expense. Costs related to modification of existing computer hardware and software are expensed as incurred. Purchases of new hardware or software in replacement of non-compliant hardware or software are being capitalized in accordance with Newco's standard accounting practices.

                               BUSINESS OF NEWCO

GENERAL

    Newco is a Wisconsin corporation organized in May 1998 as a wholly owned subsidiary of UWS, and will continue to be a wholly owned subsidiary of UWS until the Effective Date. Newco's principal executive offices are located at 401 West Michigan Street, Milwaukee, Wisconsin 53203.


    On the Effective Date, UWS will contribute to Newco all of the stock of the Managed Care Companies, the Management Business and working capital for the Management Business, in exchange for 16,573,102 shares of Newco Common Stock and the assumption by Newco of certain unfunded employee post-retirement health benefit liabilities, certain accrued expenses, a $70.0 million loan from BCBSUW and all other liabilities relating to the Managed Care Companies and the Management Business. Immediately thereafter, UWS will own 100% of the issued and outstanding shares of Newco Common Stock. On the Distribution Date, UWS then will distribute all of the outstanding shares of Newco Common Stock to its shareholders on a one-for-one basis.


    On and after the Effective Date, Newco will be a leading managed care and employee benefits company primarily in Wisconsin, but also will serve markets in 38 other states. The products and services offered by Newco will comprise a broad range of group medical and related benefit products which provide employers with cost effective solutions to their employee benefits needs. The medical products are delivered through health maintenance organizations that encourage or require use of contracting providers. HMOs help control health care costs by various means, including utilization controls such as pre-admission approval for hospital inpatient services, pre-authorization of outpatient surgical procedures, and capitated or discounted fee arrangements. Newco also will offer various specialty products and services, including group life, dental, disability income, workers' compensation and electronic claim transmission services.


    Valley, an HMO in Northwestern Wisconsin, was acquired by Newco in 1992. Its major provider is the Midelfort Clinic, Ltd., Mayo Regional Health System ("MIDELFORT"). Unity, an HMO serving Southwestern and Central Wisconsin, was formed by the combination of HMO of Wisconsin Health Insurance Corporation ("HMO-W") and the business of U-Care HMO, Inc., ("U-Care"). HMO-W and U-Care were purchased by Newco effective October 1, 1994. Community Physicians' Network, Inc. ("CPN") and the University of Wisconsin-Madison Medical Center, constitute the provider networks for Unity.


    Newco's HMO products are sold primarily by a salaried sales force to employers and other groups, including Medicaid-eligible individuals, throughout Wisconsin. Specialty products and services are sold through a variety of distribution channels to employer groups and providers in Wisconsin and throughout the United States.

    The following table lists earned premiums and other revenue for Newco's various lines of business for the periods indicated:

                                                                                           SIX MONTHS ENDED MARCH
                                                            YEAR ENDED DECEMBER 31,                 31,
                                                       ----------------------------------  ----------------------
                                                          1995        1996        1997        1997        1998
                                                       ----------  ----------  ----------  ----------  ----------
                                                                             (IN THOUSANDS)
HMO products earned premiums and other revenue.......  $  402,354  $  421,248  $  479,182  $  234,750  $  254,702
Specialty managed care products and services and
  other revenue......................................      97,138     113,277     123,859      60,270      66,191
  Eliminations.......................................      (8,341)    (13,801)    (16,170)     (7,909)     (7,913)
                                                       ----------  ----------  ----------  ----------  ----------
    Total earned premiums and other
      revenue........................................  $  491,151  $  520,724  $  586,871  $  287,111  $  312,980
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

NEWCO'S STRATEGY

    Newco believes current market conditions in health care favor companies that provide quality health care products and services, while ensuring meaningful cost containment for the buyer. Newco also believes there are significant niches offering opportunities for companies that are responsive to consumer demand for affordable health care. Newco is a managed care leader in Wisconsin due to the quality and extent of its provider network, the number of members, the breadth of its managed care product offerings and the pricing of those products. Newco also believes there are opportunities to develop or enhance specialty managed care products and services which will leverage Newco's expertise in the health care market. To take advantage of market opportunities, Newco has developed the following business strategy:

    - EMPHASIZE COST-EFFECTIVE ACCESS TO QUALITY HEALTH CARE OPTIONS. Newco believes that rising health care costs continue to cause buyers to seek cost-effective quality health care options for employees. Newco plans to focus on this demand through its HMO and specialty managed care products by offering a full range of products coupled with state-of-the-art managed care techniques and competitive administrative costs. Newco recently began marketing its "United 24" product in selected Wisconsin counties which combines health, disability and workers' compensation coverage into a single lower premium product.

    - PURSUE ACQUISITIONS AND DEVELOP STRATEGIC ALLIANCES. Newco intends to continue to pursue strategic acquisitions and alliances, including agreements with providers that it believes will complement or enhance its existing products and/or markets. Since 1996, Newco has expanded its HMO operations through two new start-up HMO's in the northern half of Wisconsin in a partnership arrangement with two major providers. Newco also recently completed the acquisition of the remaining interest in CNR. Further, Newco believes that additional strategic alliances will enable Newco to provide additional products and services in its existing markets.


    - EXPAND GEOGRAPHICALLY. Newco intends to continue to expand its activities outside of its traditional areas of operation both inside and outside of Wisconsin. Compcare has continued to increase its market share in southeastern Wisconsin by expanding its provider networks in counties surrounding Milwaukee. Newco has recently initiated a plan to expand Heartland Dental, its dental HMO product, to selected market territories in a number of states in the upper Midwest. Newco continues to expand its life and disability products through a brokerage sales effort in the upper Midwest. The workers' compensation product is now being actively marketed in Iowa and Illinois, and Newco seeks additional opportunities to expand the workers' compensation business through acquisitions or strategic joint ventures. In addition, Newco may acquire other managed care companies or related lines of business in order to enter new markets both inside and outside of Wisconsin.


    - LEVERAGE BCBSUW RELATIONSHIP. When BCBSUW increases its direct or indirect ownership of Newco to approximately 51%, Compcare intends to license and use the Blue Service Marks with its products. Newco believes this licensing and use will give Compcare a marketing and sales advantage over its other managed care competitors in its markets. In addition, as a result of its affiliation with BCBSUW, including through the Service Agreements, Newco has access to BCBSUW's extensive database of health care claims information. Newco believes this database provides it with a competitive advantage since it is able to utilize the database to design, underwrite, price and administer its products more effectively.

HMO PRODUCTS

    PRODUCTS

    Compcare, a wholly owned subsidiary of Newco, offers a variety of HMO and POS products throughout Wisconsin. POS products have become the coverage of choice for a number of employers as they provide a complete replacement for programs which include a PPO plan or both traditional indemnity and HMO coverages. Compcare offers its members a broad network of providers which include all three of the major physician hospital organizations in Southeastern Wisconsin.


    Valley offers the following plans: (i) the Group Plan, a comprehensive HMO plan; (ii) the Partner Plan, a traditional HMO plan which incorporates co-payments; (iii) POS products, which combines a traditional HMO plan with an out-of-network benefit with deductible and coinsurance; (iv) a Medicare Supplement product, which is designed to close the gap between health care costs incurred and government programs' allowed payments; (v) a small group product, combining managed care with deductibles and co-payments; and (vi) an HMO Medicaid plan, which is a comprehensive HMO plan for Medicaid recipients.



    Unity offers a comprehensive group plan which incorporates some co-payments and deductibles and a modified comprehensive group plan which incorporates co-payments and deductibles as well as coinsurance on certain benefits such as hospitalization and specialty care. Unity also offers an individual plan, including an in-area conversion plan, and a Medicare Supplement plan. In addition, Unity markets POS products with a wide variety of benefit options.


    The POS plans provide significant incentives for their members to utilize the plans' managed care benefits and provide reduced benefits and increased deductibles and co-payments when services are rendered by providers outside of the HMO networks. In order to receive the higher level of benefits available within the network, a member must receive care from a primary care physician or be referred to a specialist by the primary care physician. These incentives lower the overall premium for the group, even though the POS premiums tend to be slightly higher than comparable traditional HMO products. POS plans provide a greater level of health care cost control than a traditional HMO and an indemnity plan. POS plans are sold generally as a complete replacement for an employer's HMO and indemnity offerings.

    MARKETING AND CUSTOMERS

    Marketing HMO products generally is a two-step process. Presentations are made first to employers. Once selected by an employer, Newco then directly solicits members from the employee base. During periodic "open enrollments," when employees are permitted to change health care programs, Newco uses advertising and work site presentations to attract new members. Virtually all of the HMO employer group contracts are renewable annually.

    Significant factors in HMO selection by employers and employees include the composition of provider networks, quality of services, price, choice and scope of benefits and market presence. To the extent permitted by OCI and the federal government, Newco can offer an employer a wide spectrum of benefit options, including federally qualified and non-federally qualified products. To address rising health care costs, some employers now consider a variety of health care options to encourage employees to use the most cost-effective form of health care services. These options, which include HMO and POS plans, may either be self-funded or provided by third parties.

    As of June 30, 1998, HMO membership consisted of the following (in numbers of individuals):

                                                          COMMERCIAL
                                                     --------------------
                                                        HMO        POS      MEDICAID      TOTAL
                                                     ---------  ---------  -----------  ---------
Compcare...........................................    104,584     36,420      31,821     172,825
Valley.............................................     23,901     12,312       3,990      40,203
Unity..............................................     62,843     16,819       5,218      84,880
                                                     ---------  ---------  -----------  ---------
                                                       191,328     65,551      41,029     297,908
                                                     ---------  ---------  -----------  ---------
                                                     ---------  ---------  -----------  ---------

    Trends in membership over the last several years have shown that there is strong growth in Newco's POS and Medicaid products, with slower growth in HMO membership.

    Compcare's operations in the seven counties in Southeastern Wisconsin account for approximately 90% of its medical membership. The remainder of Compcare's membership is spread throughout Wisconsin. Valley operates in a 15 county area in Western Wisconsin, and Unity operates in a 31 county area in Southwestern and Central Wisconsin. During 1996, Newco entered into two strategic partnerships to offer HMO products in Northern Wisconsin. Compcare Northwest is a partnership with the Duluth Clinic to bring managed care operations to the underserved rural market. Northwoods Health Plans, LLC is a joint venture formed with Howard Young Health Care, Inc., a leading provider of health care services in North Central Wisconsin. Newco believes that expansion efforts should contribute to increased enrollment by attracting new employer groups, by increasing penetration in existing employer groups, and by broadening its access to the Medicaid population.


    The following table identifies the seven group contracts with the largest HMO earned premium for 1997:

                                                                            PERCENTAGE OF
                                                                       EARNED PREMIUMS IN 1997
                                                                      -------------------------
Medicaid............................................................               12.5%
State of Wisconsin..................................................               11.7
Federal Employee Health Benefits Program............................                4.5
Briggs & Stratton Corporation.......................................                3.1
City of Milwaukee...................................................                3.0
General Motors Corporation..........................................                3.0
Milwaukee County....................................................                2.8
                                                                                  -----
    Subtotal........................................................               40.6
Other employer groups (3,567 in number).............................               59.4
                                                                                  -----
                                                                                  100.0%
                                                                                  -----
                                                                                  -----

    The HMOs have significant enrollment among federal, state and municipal government employees, as well as employees represented by collective bargaining units. Newco believes that health care will continue to be an important negotiating issue with organized labor groups and the reputation of Newco's HMOs are advantageous to its future marketing efforts.

    Through one of the Service Agreements, Newco utilizes BCBSUW's salaried sales force that as of December 31, 1997, consisted of 20 account representatives and customer relations personnel, 36 account executives, one agency manager, four agency consultants, and five sales directors, to market HMO products. Newco directly employs a sales staff of seven account executives, one sales director, one agency manager and two agency consultants who market products for Unity as well as BCBSUW.

    PROVIDERS

    Compcare, Valley and Unity contract with physicians and hospitals to provide medical services to their members. Members designate one physician in the network as their primary care provider and are required to seek non-emergency care from this physician.

    Compcare has an extensive provider network in Southeastern Wisconsin, which included 3,111 physicians as of December 31, 1997. Compcare is the only HMO that contracts with all eight of the largest multi-specialty clinics in Milwaukee for the provision of health care services to its members. This network is augmented by individual physicians, hospitals and IPAs affiliated with Milwaukee's large hospitals. Providers outside of Milwaukee consist of multi-specialty clinics and hospitals. Ancillary services are provided under capitated arrangements through sub-networks including chiropractic, mental health, oral surgery, home care, durable medical equipment and vision. No single provider represents a material relationship in Compcare's provider network. Compcare's contracts with providers renew annually. Compcare considers its relationships with its provider networks to be good and has been able to renew its provider contracts on acceptable terms.


    Approximately 56.5% of Valley's medical and other benefits are provided under an arrangement with Midelfort and its affiliate, Luther Hospital, which Newco believes is the leading medical services provider in Eau Claire, Wisconsin. Arrangements with three smaller area clinics and five other hospitals provide a majority of the other Valley medical and other benefits. As of June 30, 1998, Valley's provider network consisted of 324 physicians. Approximately 81% of Valley's physician services are provided under the Midelfort arrangement. Valley has contracts with six hospitals (one of which is affiliated with Midelfort) which have provided a majority of Valley's hospital services. The relationship with Midelfort is generated by the Valley provider arrangement, which is renewable by the parties through December 31, 2002. Valley's contracts with its other providers renew annually. Newco considers its relationships with Midelfort and its other providers for Valley to be good and has been able to renew provider contracts on acceptable terms.


    Unity contracts with CPN, an Independent Physician Association ("IPA"), and UHC, an affiliate of the University of Wisconsin Hospital and Clinics, which together provide all of the physician services for Unity's membership throughout its 31 county service area. The contracts with CPN and UHC are renewable through October 1, 2004. CPN and UHC collectively contract with approximately 400 primary care providers and 2,100 specialists and ancillary health care providers. In addition, Unity contracts directly with approximately 50 acute care and specialty care hospitals. Newco believes its CPN and UHC provider relationships are good, and CPN and UHC have been able to renew their provider contracts on acceptable terms.

    Compcare, Valley and Unity manage the cost of health care provided to their members through the method of payment and risk-sharing programs with physician groups and hospitals and with their utilization management program. The method of payment consists of a mixture of capitation, fee schedules and discounted fee-for-service arrangements. Capitation allows the payment of a fixed amount per member per month to providers, regardless of services provided, which stabilizes medical and dental costs. Capitation encourages providers to avoid unnecessary utilization of hospital, physician and ancillary health care services. For the six months ended June 30, 1998, approximately 43%, 24% and 96% of Compcare's, Valley's and Unity's medical benefits, respectively, were provided under capitated arrangements.

    For certain medical providers, compensation for services is calculated on a discounted fee-for-service basis. Under this arrangement, Newco will reimburse physician groups for services rendered based upon negotiated fee schedules or usual and customary charges less an agreed upon discount. Hospitals may be reimbursed at a set per diem rate for each inpatient day, on a flat rate per procedure basis, or on a discounted charge basis. In fee-for-service arrangements, risks associated with utilization are retained by Compcare and Valley. However, such arrangements provide Compcare and Valley with greater pricing flexibility and opportunities to benefit by application of underwriting on a group specific or individual basis. Furthermore, fee schedule-based compensation allows Compcare and Valley to better target improvement in loss ratios through product development and benefit modification. Such changes are more difficult in a capitated system since capitation levels must be renegotiated before any effective changes can be made to benefits or products.

    One capitated physician group and two hospital systems in Compcare's provider network elect to participate in stop-loss arrangements with Newco. For example, one of the hospital systems elected a stop-loss arrangement in which the inpatient, outpatient and professional service costs incurred for any eligible member cannot exceed $75,000 in a given contract year. Any cumulative costs in excess of $75,000 per year are paid to the provider in addition to the capitation payments previously paid. These arrangements limit the facility's or group's claim liability to a fixed amount per member per year. Claim costs in excess of stop-loss limits are reimbursed by Compcare to the participating providers and represent approximately 0.2% of the total capitation payments in 1997.

    OPERATIONS OF PROVIDER ARRANGEMENTS



    Valley has a provider arrangement with Midelfort. The current term of the provider arrangement is through January 1, 2000, with an option for an additional three year renewal term or renewal terms of one year each. During the initial five year term of the provider arrangement, after-tax profits were shared equally with Midelfort. Effective January 1, 1997, 50% of pre-tax profits are shared with Midelfort. Profit sharing with Midelfort equaled $1.3 million, $0.8 million and $0.9 million during 1997, 1996 and 1995, respectively, and $0.7 million for the six months ended June 30, 1998. Midelfort has an option to repurchase Valley on December 31, 1999 for Valley's net equity plus $400,000. If Midelfort exercises its repurchase option, Newco would have no ongoing interest in Valley.



    The agreements with CHS and UHC which provide for profit sharing and the repurchase of Unity have ten year terms which run through November 1, 2004. Under these agreements, 50% of the pre-tax profits are shared, with CHS receiving 30% and UHC receiving 20%. The profit sharing payments by Unity to CHS and UHC together were $2.3 million, $2.0 million and $1.8 million for 1997, 1996 and 1995, respectively, and $1.0 million for the six months ended June 30, 1998. CHS and UHC have options to repurchase the businesses originally sold to Newco and the increased membership related to their respective provider networks on November 1, 1999 or November 1, 2004. CHS has the right to repurchase the former HMO-W business related to the rural provider networks and the Unity legal entity for the book value of Unity related to the business being repurchased plus $500,000. If CHS exercises this repurchase option, Newco would need to transfer the remaining Unity business to one of its other Managed Care Companies. UHC has the option to repurchase the former U-Care business related to the University of Wisconsin provider network for the value of the net worth of Unity related to the business being repurchased plus $500,000. Exercise of the repurchase option ends the agreement with respect to that party. If both repurchase options are exercised, Newco would have no ongoing interest in Unity.


    COST CONTAINMENT


    The majority of medical management and cost containment services for Compcare are provided by Meridian Managed Care, Inc. Services for Valley and Unity are coordinated by medical directors in conjunction with the medical staffs of their providers.


    MANAGEMENT INFORMATION SERVICES

    Each of Newco's HMOs utilizes information systems developed and/or customized specifically to meet the needs of the HMO. The information systems support marketing, sales, underwriting, contract administration, billing, financial and other administrative functions as well as provider capitation and claims administration, provider management, quality management and utilization review.

    Newco continually evaluates, upgrades and enhances the information systems which support its operations. Information systems utilized by Compcare and Valley are outsourced to a third party.

SPECIALTY MANAGED CARE PRODUCTS AND SERVICES

    In the last few years, Newco has focused on growing its specialty products and services it offers. Such products and services include prepaid dental care, life and disability insurance, workers' compensation and managed behavioral health benefits, managed care consulting, electronic claims processing and other medical benefits. Such specialty products are sold through a variety of methods, including brokers, agents and an in-house sales force.

    DENTAL

    At year end 1997, a separate corporate entity, Heartland Dental Plan, Inc. ("HEARTLAND DENTAL"), was established to manage Newco's dental HMO operations (formerly known as Dentacare). Heartland Dental was established as a separate entity to facilitate growth of prepaid dental business outside of Wisconsin. Prepaid dental services were provided to 168,044 members as of June 30, 1998, which makes Heartland Dental the largest dental HMO in Wisconsin. Premium revenues attributable to Heartland Dental were $27.8 million for the year ended December 31, 1997. Heartland Dental contracts with group dental practices on a capitated basis throughout Wisconsin and Northern Illinois. Members receive services through their selected dental center. In addition, Heartland Dental offers POS and out-of-area products. The Heartland Dental provider network had 279 dental providers as of June 30, 1998. Newco considers its relationship with its dental provider network to be good and has been able to renew its dental provider contracts on acceptable terms. Heartland Dental competes with other regional and national managed care dental plans, indemnity dental insurance, self funded dental plans and direct reimbursement dental programs.

    Heartland Dental offers ten different products with varying benefit options, most of which cover all preventive and diagnostic services. Other services are offered at various levels of coverage. All products cover pre-existing conditions and the full range of dental services, including orthodontics.

    LIFE AND DISABILITY

    Newco offers group term life and AD&D coverages as well as dependent life and accelerated death benefits. Short and long-term disability products have been designed to provide income replacement for an employee who becomes disabled through a non-work related situation. Newco's Rapid Pay plan is a unique short-term disability product by which claimants receive benefits on a timely basis with minimal up-front paperwork. As of June 30, 1998, Newco had a total of 253,490 life and disability certificates. Premium revenue related to life and disability products was $34.0 million for the year ended December 31, 1997. Life products are underwritten by United Wisconsin Life Insurance Company ("UWLIC"), a wholly-owned subsidiary of AMSG, and ceded to United Heartland Life Insurance Company ("UHLIC"), which is licensed in Ohio and Wisconsin. UWLIC is licensed to do business in 39 states and the District of Columbia. United Wisconsin Insurance Company ("UWIC"), which sells disability products, is licensed in 35 states and the District of Columbia. Newco competes with national providers of group life and disability coverage.

    An insurance company's rating is an important factor in establishing its competitive position. In 1997, UWIC, UWLIC and UHLIC were assigned ratings of "A-" "(Excellent)" by A.M. Best Company, Inc. ("BEST"). The "A-" "(Excellent)" rating is the fourth highest rating given to insurance companies.

    MANAGED CARE WORKERS' COMPENSATION

    Through United Heartland, Inc. ("UNITED HEARTLAND"), Newco applies managed care techniques to the workers' compensation market in Wisconsin. United Heartland is a managing general agent that until January 1, 1995 was owned equally by Newco and Aon Corporation ("AON"). On January 1, 1995, Newco exercised its option to acquire Aon's interest in United Heartland, thereby making United Heartland a wholly owned subsidiary of Newco. The workers' compensation coverage sold through United Heartland is underwritten by UWIC in those states where UWIC is licensed to provide such coverage. A reinsurer underwrites risk for coverage in those states where UWIC is not licensed to provide workers' compensation coverage. Premium revenue attributable to United Heartland approximated $21.0 million during 1997. During 1997 and the first six months of 1998, Newco retained 60% of the workers' compensation risk and ceded the other 40% to a reinsurer. The workers' compensation market, both nationally and in the state of Wisconsin, is extremely competitive. Competition has primarily come from the large, national multi-line property and casualty insurance companies.

    Newco believes the key elements to success in the workers' compensation insurance business are service to employers and control of workers' compensation costs through comprehensive loss control and claims management procedures. As part of its underwriting process, United Heartland performs a loss control review of each prospective insured prior to making a commitment to provide coverage. It also examines the employer's commitment toward developing or improving light duty/return to work programs, safety awareness programs, supervisor training in accident investigation and enforcement of safety in the workplace. United Heartland also reviews the financial resources of the employers to verify an ability to follow through on any commitments made that may require a capital expenditure.

    United Heartland utilizes medical management resources to assist in the adjustment of its claims, which include: (i) access to BCBSUW's usual and customary charges database; (ii) the PPO network established by Newco for United Heartland clients; and (iii) access to the hospital bill audit and medical staff of Newco as needed in claims handling. Newco believes this managed care capability, combined with a commitment to communicating with employers, employees and medical providers, assists United Heartland in monitoring the major cost factors of workers' compensation claims. Cost savings have been demonstrated as United Heartland's customers over the six year period ended December 31, 1997 have experienced a 16% drop in the cost of their workers' compensation claims.

    MANAGED CARE CONSULTING

    Through Meridian Resource Corporation ("MERIDIAN"), Newco specializes in providing consulting and technical services to insurance companies, employers, providers, government agencies, coalitions and other organizations to make decisions regarding health care benefits and more effective health care delivery. Consulting services include health care data analysis, hospital cost indexing and analysis, feasibility studies and economic analysis. Technical services include hospital bill audit, data analysis and reporting, claims audit and subrogation recovery services. Meridian also has established a niche in collecting salvage and subrogation recoveries for self-insured groups and other health insurers. Newco competes against other stand-alone companies that provide similar cost reduction strategies and other large insurance companies that have these functions. Revenues from managed care consulting services totalled $10.7 million for the year ended December 31, 1997.

    Newco's combined medical management functions are conducted through Meridian Managed Care, Inc. ("MMC"). MMC primarily serves the population of Compcare and BCBSUW but also markets its programs to non-affiliated organizations. MMC controls costs by promoting quality and efficiency. Central to its effectiveness is promoting and developing partnerships with providers.

    MMC's utilization management program provides comprehensive, custom-designed strategies which protect its members and control costs by ensuring cost-effective, quality care. MMC's traditional utilization management program offers inpatient prior authorization, admission review, continued stay review, discharge planning, patient education, appropriateness review and outpatient procedure review.

    ELECTRONIC CLAIM SUBMISSION

    United Wisconsin Proservices, Inc. ("PROSERVICES") provides software and claim submission services and has created the largest provider/insurer network for such services in Wisconsin, extending to 103 hospitals and 75 clinics in Wisconsin, and 530 home health agencies nationwide. Proservices electronically transmits more than seven million medical claims annually for such clients as Medicare, Medicaid, private insurers, third party administrators and re-pricers. Proservices competes with other hospital software vendors and national suppliers of electronic claims processing.

    MANAGED BEHAVIORAL HEALTH

    CNR Health, Inc. ("CNR") is a managed care organization that provides cost-effective behavioral health care management solutions to a variety of customers. In December 1997, Newco increased its ownership of CNR from 53% to 100%. CNR's primary products include behavioral health management, provider networks, employee assistance programs, medical management, 24-hour triage, disability management, claims administration and Healthy Additions, its prenatal program. In 1997, CNR introduced its Cavion behavioral health management software product to the market and formed a partnership with two local organizations to become one of the entities managing the Wisconsin Works ("W-2") program. W-2 is a new program that replaced Aid to Families with Dependent Children with programs to prepare individuals for the job market and help them find and keep those jobs. CNR competes with other national providers of behavioral health management services.

    CNR customers include insurance companies, self-funded employers, third party administrators, Medicaid and other governmental entities. Through its managed care programs, CNR managed approximately 913,500 lives as of June 30, 1998, while its revenues for the year ended December 31, 1997 were $18.8 million.

COMPETITION

    The managed care industry is highly competitive. During the past few years, the managed care industry in Wisconsin and the upper Midwest has experienced consolidation. Newco believes the principal competitive features affecting its ability to retain and increase its managed care membership include the price of benefit plans offered, the composition of provider networks, quality of service, responsiveness to user demands, financial stability, comprehensiveness of coverage, diversity of product offerings and market presence and reputation. Although Newco is a leading provider of managed care services in Wisconsin, Newco may experience increased competition in the future. Newco competes with national competitors for its HMO products including Humana, Inc. and United HealthCare Corp. The Unity HMO competes with Dean Health Plan, Inc. in the Madison area and surrounding counties. Many of Newco's competitors are larger, have considerably greater financial resources and distribution capabilities and offer more diversified types of insurance coverage than Newco.

REINSURANCE

    Newco manages the risk it retains through the use of reinsurance. Newco maintains in force both "quota share" and "excess of loss" reinsurance treaties. Quota share reinsurance is a contractual arrangement whereby the reinsurer assumes an agreed percentage of certain risks insured by the ceding insurer and shares premium revenue and losses proportionately. Newco's quota share reinsurance treaties allocate the total amount of business subject to the treaties between Newco and the respective parties to the treaties. Through quota share reinsurance, UHLIC assumes 100% of certain life coverages underwritten by UWLIC and cedes to BCBSUW 100% of certain medical coverages underwritten by UWIC. 40% of Newco's workers' compensation business is ceded to an independent reinsurer. Excess of loss reinsurance is used to cap the amount of loss retained by Newco on individual claims or a series of claims. Excess of loss reinsurance is utilized by Newco's HMOs to limit their exposure to inpatient hospital claims or, in the case of Compcare, to organ transplants. On the life and disability business, Newco limits its retention per claim to $75,000. For workers' compensation claims, Newco limits its retention per claim to $75,000, retains the first $250,000 of a loss, which it shares with its quota share reinsurer, and cedes losses between $250,000 and $10,000,000 on an excess of loss basis to third party reinsurers. Except for affiliates of Newco, all reinsurers with which Newco contracts are rated "A-" "(Excellent)" or better by Best.

SERVICE AGREEMENTS

    Newco and various of its subsidiaries purchase services from, or provide services to, BCBSUW pursuant to written agreements (the "SERVICE AGREEMENTS"). Services covered by these agreements include marketing, information systems, legal, investment, actuarial, accounting, underwriting and other administrative and management services. Fees under the Service Agreements are calculated on a cost basis. Costs directly attributable to a particular company are paid by such company. Costs that are not specific to any particular company are allocated based on utilization and allocation methods agreed to by the parties to the agreements. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the Service Agreement for those services if the provider is unwilling to substantially match such terms. The Service Agreements automatically renew annually unless otherwise terminated. In addition, under Wisconsin law, the OCI reviews the Service Agreements to ensure that the agreements are reasonable and fair to the interests of the insurance companies that are parties to the agreements. For the year ended December 31, 1997, Newco paid approximately $9.3 million for such services, and received approximately $14.6 millon from BCBSUW for the provision of such services.

    After the Distribution, Newco may provide certain services to AMSG pursuant to a written agreement (the "AMSG SERVICE AGREEMENT"). Services that AMSG may utilize pursuant to the AMSG Service Agreement include investment management, investment accounting, risk management, accounting and financial audit and corporate communications. Fees under the AMSG Service Agreement for investment management and investment accounting will be based on a percentage of the portfolio plus a flat rate for each company whose investments are being handled by Newco. Fees for risk management will be based on a percentage of the annual premiums for risk management insurance. Fees for accounting and financial audit and corporate communications will be based on an hourly rate. The AMSG Service Agreement will terminate on December 31, 1999 unless terminated earlier upon appropriate notice. The AMSG Service Agreement will be submitted to OCI for its review and lack of disapproval.

INVESTMENTS

    Newco attempts to minimize its business risk through conservative investment policies. Investment guidelines set quality, concentration and return parameters. Newco's investment guidelines permit investments in various types of liquid assets, including U.S. Treasury obligations, securities of various Federal agencies and commercial paper, and other assets including corporate debt securities, municipal securities, asset-backed securities, mortgage-backed securities, equity securities and mutual funds. Up to 10% of Newco's fixed income portfolio (at the time of purchase) may be invested in issues rated BB by Standard & Poor's Corporation or an equivalent rating from another nationally recognized securities rating organization. The remainder of the individual fixed income issues must carry an investment grade rating at the time of purchase, and the ongoing average portfolio rating must be "A-" or better, based on ratings of Standard & Poor's Corporation or another nationally recognized securities rating organization. Newco invests in securities authorized by applicable state laws and regulations and follows investment policies designed to maximize yield, preserve principal and provide liquidity. Newco's portfolio contains no investments in mortgage loans or non-publicly traded securities, except for investments in affiliates. However, at December 31, 1997, $21.8 million of Newco's investment portfolio was invested in investment grade government agency mortgage-backed securities.

    With the exception of short-term investments and securities on deposit with various state regulators, investment responsibilities have been delegated to external investment managers. Such investment responsibilities, however, must be carried out within the investment parameters established by Newco, which may be amended from time to time.

    Securities which may be sold prior to maturity to support Newco's investment strategies, such as in response to changes in interest rates, the yield curve concentration or sector concentration, are classified as available for sale and are stated at market value with unrealized gains and losses reported as a component of shareholders' equity in accordance with Statement of Financial Accounting Standards No. 115. Securities for which Newco has both the positive intent and ability to hold to maturity are recorded at amortized cost. Bonds which are held to meet deposit requirements of the various states are classified as held to maturity. All other bonds are classified as available for sale.

    The table below reflects investment results for the periods indicated:

                                                                                           SIX MONTHS ENDED JUNE
                                                            YEARS ENDED DECEMBER 31,                30,
                                                       ----------------------------------  ----------------------
                                                          1995        1996        1997        1997        1998
                                                       ----------  ----------  ----------  ----------  ----------
                                                                         (DOLLARS IN THOUSANDS)
Average invested assets(1)...........................  $  166,564  $  180,679  $  179,505  $  186,433  $  176,775
Net investment income(2).............................       8,571      10,659      10,317       5,127       4,937
Average yield........................................        5.15%       5.90%       5.75%       5.50%       5.58%
Net realized gain (losses)...........................       1,094       8,381      11,921       5,545       5,023
Net unrealized gains (losses) on stocks & bonds......       3,511       3,959       3,211       3,482       1,247

------------------------

(1) Average of aggregate investment amounts at the beginning and end of each period.

(2) Amounts are calculated net of investment expenses, but prior to adjustment for other interest income and expense.

REGULATION

    GENERAL. Government regulation of employee benefit plans, including health care coverage, health plans and Newco's specialty managed care products, is a changing area of law that varies from jurisdiction to jurisdiction and generally gives responsible administrative agencies broad discretion. Newco believes that it is in compliance in all material respects with the various federal and state regulations applicable to its current operations. To maintain such compliance, it may be necessary for Newco or a subsidiary to make changes from time to time in its services, products, structure or operations. Additional government regulation or future interpretation of existing regulations could increase the cost of Newco's compliance or otherwise affect Newco's operations, products, profitability or business prospects.

    Newco is unable to predict what additional government regulations, if any, affecting its business may be enacted in the future or how existing or future regulations might be interpreted. A number of jurisdictions have enacted small group insurance and rating reforms which generally limit the ability of insurers and health plans to use risk selection as a method of controlling costs for small group business. These laws may generally limit or eliminate use of pre-existing condition exclusions, experience ratings and industry class ratings, and limit the amount of rate increases from year to year. Under these laws, cost control through provider contracting and managing care may become more important, and Newco believes its experience in these areas will allow it to compete effectively.

    Recently, federal legislation significantly expanded regulation of group health plans and health care coverage. The new laws place restrictions on the use of pre-existing conditions and eligibility restrictions based upon health status and prohibit cancellation of coverage due to claims experience or health status. Federal regulations also prohibit insurance companies from declining coverage to small employers. Additional federal laws which take effect in 1998 include prohibitions against separate, lower, dollar maximums for mental health benefits and requirements relating to minimum coverage for maternity inpatient hospitalization. Newco does not anticipate that these new laws will affect its comparable profitability or business prospects because all insurance companies across the country are subject to the same requirements. Furthermore, many requirements of the federal legislation are similar to small group reforms that have been in place for many years. Newco will be able to utilize and expand upon the cost control measures initiated as a result of small group legislative reform.

    Increasingly, states are considering various health care reform measures and are adopting laws or regulations, which may limit Newco's health plans' and insurance operations' ability to control which providers are part of their networks and may hinder their ability to effectively manage utilization and cost.

Newco is unable to predict what reforms, if any, may be enacted or how these reforms would affect Newco's operations.

    HMOS. Wisconsin and the other states in which Newco offers HMO products have enacted statutes regulating the activities of those health plans. Most states require periodic financial reports from HMOs licensed to operate in their states and impose minimum capital or reserve requirements. In addition, certain of Newco's subsidiaries are required by state regulatory agencies to maintain restricted cash reserves represented by interest-bearing instruments which are held by trustees or state regulatory agencies to ensure that adequate financial resources are maintained or to act as a fund for insolvencies of other HMOs in the state.

    As a federally qualified HMO, Compcare must file periodic reports with, and is subject to periodic review by, the Department of Health and Human Services, the Health Care Financing Administration and the Office of Prepaid Health Care. Newco's other HMOs are only subject to state regulation because they are not federally qualified HMOs.

    Newco's HMOs which have Medicaid contracts are subject to both federal and state regulation regarding services to be provided to Medicaid enrollees, payment for those services and other aspects of the Medicaid program. Medicaid has in force and/or has proposed regulations relating to fraud and abuse, physician incentive plans and provider referrals which may affect Newco's operations.

    Several of Newco's health plans have contracts with the Federal Employees Health Benefit Plan ("FEHBP"). These contracts are subject to extensive regulation, including complex rules relating to the premiums charged. FEHBP has the authority to retroactively audit the rates charged and may seek premium refunds and other sanctions against health plans participating in the program. Newco's health plans which have contracted with FEHBP are subject to such audits and may be requested to make such refunds.

    INSURANCE REGULATION. Newco's insurance subsidiaries are subject to regulation by the Department of Insurance in each state in which the entity is licensed. Regulatory authorities exercise extensive supervisory power over insurance companies relating to the licensing of insurance companies; the amount of reserves which must be maintained; the approval of forms and insurance policies used; the nature of, and limitation on, an insurance company's investments; periodic examination of the operations of insurance companies; the form and content of annual statements and other reports required to be filed on the financial condition of insurance companies; and the establishment of capital requirements for insurance companies. Newco's insurance company subsidiaries are required to file periodic statutory financial statements in each jurisdiction in which they are licensed. Additionally, such companies are examined periodically by the insurance departments of the jurisdiction in which they are licensed to do business.

    The National Association of Insurance Commissioners ("NAIC") adopted the Risk-Based Capital ("RBC") for Life and/or Health Insurers Model Act ("RBC MODEL ACT"), effective December 31, 1993, to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with: (i) asset quality; (ii) mortality and morbidity; (iii) asset and liability matching; and (iv) other business factors. The RBC Model Act formula is used by the states to monitor trends in statutory capital and surplus for the purpose of initiating regulatory action. The NAIC adopted similar RBC requirements for property and casualty insurance companies effective December 31, 1994, and for health organizations, including HMOs, effective December 31, 1998. Newco has calculated the risk-based capital for its life and property and casualty subsidiaries as of December 31, 1997 using the applicable RBC formula. These calculations produced risk-based capital levels which exceed the levels at which the RBC formulas recommend intervention by regulatory authorities. The RBC requirements for HMOs are not expected to have a significant effect on Newco's capital requirements.

    Under Wisconsin law, insurance companies must provide OCI with advance notice of any dividend that is more than 15% larger than any dividend for the corresponding period of the previous year. In addition, OCI may disapprove any "extraordinary" dividend, defined as any dividend which, together with other dividends paid by an insurance company in the prior twelve months, exceeds the lesser of: (i) 10% of statutory capital and surplus as of the preceding December 31; (ii) with respect to a life insurer, net income less realized gains for the calendar year preceding the date of the dividend; or (iii) with respect to a non-life insurer, the greater of (ii) above or the aggregate net income less realized gains for the three calendar years preceding the date of the dividend less distributions made within the first two of those three years.

    Based upon the financial results of Newco's combined insurance entities for the year ended December 31, 1997, $4.2 million is available for 1998 dividend payments to their parent without regulatory approval.

    INSURANCE HOLDING COMPANY REGULATIONS. Newco is a holding company which conducts all of its business through combined entities and is subject to insurance holding company laws and regulations. Under Wisconsin law, acquisition of control of Newco, and thereby indirect control of its insurance subsidiaries, requires the prior approval of OCI. "Control" is defined as the direct or indirect power to direct or cause the direction of the management and policies of a person. Any purchaser of 10% or more of the outstanding voting stock of a corporation is presumed to have acquired control of the corporation and its subsidiaries unless OCI, upon application, determines otherwise.

    Each of Newco's combined insurance entities is subject to regulation under state insurance holding company regulations. Such insurance holding company laws and regulations generally require registration with that state's department of insurance and the filing of certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business operations. Various notice and reporting requirements generally apply to transactions between companies within an insurance holding company system, depending on the size and nature of the transactions. Certain state insurance holding company laws and regulations require prior regulatory approval or, in certain circumstances, prior notice of, certain material intercompany transfers of assets as well as certain transactions between the regulated companies, their parent holding companies and affiliates, and acquisitions.

    UTILIZATION REVIEW REGULATIONS. A number of states have enacted laws and/or adopted regulations governing the provision of utilization review activities. Generally, these laws and regulations require compliance with specific standards for the delivery of services, confidentiality, staffing, and policies and procedures of private review entities, including the credentials required of personnel. Some of these laws and regulations may affect certain operations of Newco's business units.

    A few jurisdictions have enacted laws which hold managed care organizations liable for damages resulting from wrongful denial of care or payment for care. Newco provides utilization review services through CNR in at least one state that has passed such legislation. The liability law encompasses entities which do not provide insurance coverage, but merely provide utilization review services. CNR is developing risk management procedures and believes that it will be able to minimize potential liability for coverage decisions.

    ERISA. The provision of goods and services to or through certain types of employee health benefit plans is subject to ERISA. ERISA is a complex set of laws and regulations that are subject to periodic interpretation by the United States Department of Labor. ERISA places certain controls on how Newco's business units may do business with employers covered by ERISA, particularly employers that maintain self-funded plans. The Department of Labor is engaged in an ongoing ERISA enforcement program which may result in additional constraints on how ERISA-governed benefit plans conduct their activities. There recently have been legislative attempts to limit ERISA's preemptive effect on state laws. If such limitations were to be enacted, they might increase Newco's liability exposure under state law-based suits relating to employee health benefits offered by Newco's health plans and specialty businesses and may permit greater state regulation of other aspects of those businesses' operations.

EMPLOYEES

    As of June 30, 1998, Newco had 1,189 full-time and 47 part-time employees, of whom 200 were managerial and supervisory personnel. Of these employees, 58 were represented by a union. Newco considers its relations with its employees to be good.

TRADEMARKS

    "Compcare" is a federally registered service mark of Newco. Newco has filed for and maintains various other trademarks and trade names at the federal level and in the State of Wisconsin. Although Newco considers its registered service marks, trademarks and trade names important in the operation, of its business, the business of Newco is not dependent on any individual service mark, trademark or trade name.

PROPERTIES

    Newco occupies common facilities with BCBSUW and is charged a proportionate share of the cost of such facilities under the Service Agreements. Newco's corporate headquarters are located in Milwaukee, Wisconsin in a 235,000 square foot building leased by BCBSUW. Newco also utilizes space in a Milwaukee regional office leased by BCBSUW, which has approximately 299,000 square feet of office and warehouse space. In addition, Newco's business is sold and serviced in four other Wisconsin regional offices leased by BCBSUW and a 40,000 square foot facility in Sauk City, Wisconsin owned by Unity.

LEGAL PROCEEDINGS

    Newco is currently, and is from time to time, subject to claims and suits arising in the ordinary course of its business. Although the results of litigation proceedings cannot be predicted with certainty, Newco believes that the ultimate resolution of these proceedings will not have a material adverse effect on its financial condition or results of operations.

                              MANAGEMENT OF NEWCO

DIRECTORS OF NEWCO

    Newco's Board of Directors is classified into three classes, designated Class I, Class II and Class III, each class to be as nearly equal in number of directors as possible. The term of office of the Class I directors expires at the 1999 annual meeting of shareholders, the term of office of the Class II directors expires at the 2000 annual meeting of shareholders, and the term of office of the Class III directors expires at the 2001 annual meeting of shareholders. In May 1998, UWS, as the sole shareholder of Newco at that time, elected the following directors to the Newco Board of Directors: Messrs. Forbes, Hickman, Hefty, Abdoo, Johnson, Dunham and Menden, Dr. Rupp and Ms. Skornicka. The Class I directors consist of Messrs. Dunham and Forbes and Dr. Rupp; the Class II directors consist of Messrs. Abdoo, Johnson and Menden; and the Class III directors consist of Messrs. Hefty and Hickman and Ms. Skornicka. Directors elected to succeed those directors whose terms expire will be elected to a three-year term of office. All directors hold office until the next annual meeting of shareholders at which their terms expire and until their successors have been duly elected and qualified. Directors are not eligible to stand for re-election after the age of 70. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office. Increases or decreases in the number of directors will be apportioned among the classes as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

    The name, age (as of the Effective Date), class of directorship and business background of each of the persons who serve as directors of Newco are set forth below. Messrs. Forbes, Abdoo and Dunham, Dr. Rupp and Ms. Skornicka will resign as directors of UWS as of the Distribution Date, while Messrs. Hefty, Hickman, Johnson and Menden will remain as directors of UWS following the Distribution Date.

NAME AND AGE                                     PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
--------------------------  --------------------------------------------------------------------------------------
                                                              CLASS I DIRECTORS

Michael D. Dunham           Director of UWS from 1997 to 1998; Director of BCBSUW from 1996 to 1997; President and
 Age: 53                    a director of Effective Management Systems, Inc., a developer of integrated manufacturing and business management software, since its incorporation in 1978.

James L. Forbes             Director of UWS from 1991 to 1998; Director of BCBSUW since 1974; President and Chief
 Age: 66                    Executive Officer and Director of Badger Meter, Inc., a manufacturer of products using flow measurement technology, since 1985; Director of Universal Foods Corporation,
                            Firstar Corporation and Firstar Trust Company, a subsidiary of Firstar Corporation.

William C. Rupp, M.D.       Director of UWS from 1997 to 1998; President and Chief Executive Officer of
 Age: 52                    Luther/Midelfort Mayo Health System since 1994; President of Midelfort Clinic since
                            1991; practicing physician in oncology since 1982.

NAME AND AGE                                     PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
--------------------------  --------------------------------------------------------------------------------------
                                                              CLASS II DIRECTORS

Richard A. Abdoo            Director of UWS from 1991 to 1998; Director of BCBSUW from 1991 to 1997; Chairman of
 Age: 54                    the Board, President and Chief Executive Officer of Wisconsin Energy Corporation, a
                            diversified energy services holding company, since 1991; Chairman of the Board and
                            Chief Executive Officer of Wisconsin Electric Power Company since 1990; Director of
                            Wisconsin Energy Corporation since 1988; Director of Wisconsin Electric Power Company since 1989; Chairman of the Board and Chief Executive Officer of Wisconsin Natural Gas
                            Company from 1990 to 1995; Director of Wisconsin Natural Gas Company from 1989 to
                            1995; Director of Marshall & Ilsley Corporation, a bank holding company, and
                            Sundstrand Corporation.

William R. Johnson          Director of UWS since 1993; Chairman of Johansen Capital Investment and Financial
 Age: 71                    Consulting since 1986; President of Johansen Capital Associates, Inc., a financial and investment consultant to corporations and individuals, since 1984; Chairman, President and Chief Executive Officer of National Investment Services of America, Inc., an
                            investment manager of pension, profit sharing and other funds, from 1968 to 1984.

Eugene A. Menden            Director of UWS since 1991; Director of BCBSUW from 1987 to 1992. Prior to his
 Age: 67                    retirement, Director of International Finance for Marquette Medical Systems, Inc.
                            (f/k/a Marquette Electronics, Inc.), a manufacturer of medical electronic products.
                            Served as Vice President of Finance for Marquette Electronics, Inc. from 1970 to 1991,
                            Treasurer from 1970 to 1989, and director from 1972 until 1996.

                                                             CLASS III DIRECTORS

Thomas R. Hefty             Director of UWS since 1983; President of UWS from 1986 to 1998 and Chairman of the
 Age: 51                    Board and Chief Executive Officer of UWS from 1991 to 1998; Chairman of the Board and
                            Director of BCBSUW since 1988; President of BCBSUW since 1986; Executive Vice
                            President of BCBSUW from 1982 to 1986; Deputy Insurance Commissioner for OCI from 1979 to 1982; Director of Artisan Funds, Inc., an investment company registered under the
                            Investment Company Act of 1940, as amended.

James C. Hickman            Director of UWS since 1991; Director of BCBSUW since 1986; Director of Century
 Age: 71                    Investment Management Company; Emeritus Professor and Emeritus Dean of the School of
                            Business of the University of Wisconsin-Madison since 1993; Professor in the UW School of Business from 1990 to 1993; Dean of the University of Wisconsin-Madison School of
                            Business from 1985 to 1990.

Carol N. Skornicka          Director of UWS from 1997 to 1998; Senior Vice President - Corporate Development,
 Age: 56                    Secretary and General Counsel of Midwest Express Holdings, Inc. and Midwest Express
                            Airlines, Inc. since March 1998; Vice President, Secretary and General Counsel of
                            Midwest Express Holdings, Inc. and Midwest Express Airlines, Inc. since 1996;
                            Secretary of the Wisconsin Department of Industry, Labor and Human Relations from 1991 to 1996; Director of Astral Aviation, Inc. since 1996.

    DIRECTORS' MEETINGS AND COMMITTEES

    The Newco Board of Directors expects to have four regularly scheduled meetings per year and will hold such special meetings as it deems advisable to review significant matters affecting Newco and to act upon matters requiring Board approval. The Newco Board of Directors will have standing Executive, Finance, Management Review and Audit Committees.

    The Executive Committee will discharge certain of the responsibilities of the Board of Directors when so instructed by the Board and will study proposals and make recommendations to the Board. Specifically, the Executive Committee will have the authority to approve long range corporate and strategic plans, advise and consult with management on corporate policies, approve Newco's annual operating plan and approve major changes in policy affecting new services and programs. It is anticipated that the Executive Committee will not meet regularly but instead will meet only when the entire Board of Directors is unable to do so. The members of the Executive Committee will be Messrs. Forbes (Chairman), Abdoo and Hickman.

    The Finance Committee will approve investment policies and plans and approve the investment of funds of Newco, consult with management regarding real estate, accounts receivable and other assets, determine the amounts and types of insurance carried by Newco, advise and consult with management regarding selection of insurance carriers and corporate tax policies and discharge certain other responsibilities of the Board of Directors when so instructed by the Board. The members of the Finance Committee will be Messrs. Hefty, Rupp and Johnson and Ms. Skornicka.

    The Management Review Committee will evaluate the performance of Newco's executive officers, approve executive officer development programs, determine the compensation of the executive officers and review management's recommendations as to the compensation of other key personnel, act as the nominating committee for officers and directors and make recommendations to the Board of Directors regarding the types, methods and levels of director compensation, administer the compensation plans for the officers, directors and key employees, and discharge certain other responsibilities of the Board of Directors when so instructed by the Board. The Management Review Committee will consider a nominee for election to the Board of Directors recommended by a shareholder if the shareholder submits the nomination in compliance with the requirements of Newco's By-Laws relating to nominations by shareholders. The members of the Management Review Committee will be Messrs. Forbes, Abdoo, Dunham and Hickman.

    The Audit Committee will review the scope and timing of the audit of Newco's financial statements by Newco's independent public accountants and review with these accountants Newco's management policies and procedures with respect to auditing and accounting controls. The Audit Committee also will review with the independent accountants the financial statements for Newco and the auditors' reports and management letter. The Audit Committee will select and engage Newco's accountants and review and approve all related party transactions. In addition, it will review and evaluate conflict of interest statements and discharge certain other responsibilities of the Board of Directors when so instructed by the Board. The members of the Audit Committee will be Messrs. Menden, Abdoo, Dunham and Hickman.

    COMPENSATION OF DIRECTORS

    Directors who are officers or employees of Newco will receive no compensation as such for service as members of the Board of Directors or Committees of the Board. A director who is not an officer or employee of Newco will receive a fee of $1,100 for each Board or Committee meeting attended, and a monthly retainer of $750. In addition, each Committee Chairman will receive a monthly fee of $250.

    Newco also will maintain a Deferred Compensation Plan for Directors under which members of the Newco Board of Directors may elect to defer receipt of all or a portion of their directors' fees. Under such plan, Newco will be obligated to repay the deferred fees, in either a lump sum or installments as elected by the participating director, together with any earnings on such deferred fees. The repayments generally will commence upon the participating director's resignation or termination from the Newco Board of Directors.

EXECUTIVE OFFICERS OF NEWCO

    The name, age, title as of the Effective Date of the Distribution and business background of each of the persons who will become on the Effective Date the executive officers of Newco are set forth below. The individuals named below are currently officers of UWS and various of its subsidiaries, but will resign from all positions held at UWS or its remaining subsidiaries as of the Effective Date of the Distribution. The business address of each of the executive officers is 401 West Michigan Street, Milwaukee, Wisconsin 53203.

NAME                                                   AGE                              TITLE
--------------------------------------------------     ---     -------------------------------------------------------
Thomas R Hefty....................................         51  Chairman of the Board, President, Chief Executive
                                                                 Officer and Director
Stephen E. Bablitch...............................         44  Vice President, General Counsel and Secretary
Devon W. Barrix...................................         56  Vice President
Roger A. Formisano................................         49  Executive Vice President and Chief Operating Officer
                                                                 and President of Compcare and Meridian
Mark H. Granoff...................................         52  Vice President and President of UWIC
Gail L. Hanson....................................         42  Vice President and Treasurer
C. Edward Mordy...................................         55  Vice President and Chief Financial Officer
Emil E. Pfenninger................................         47  Vice President and President of United Heartland
Penny J. Siewert..................................         41  Vice President
Mary Traver.......................................         47  Vice President

    Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed. There are no family relationships among any of the directors and/or executive officers of Newco.


    THOMAS R. HEFTY is the Chairman of the Board, President and Chief Executive Officer of Newco. Mr. Hefty was elected President of UWS in 1986 and Chairman of the Board and Chief Executive Officer of UWS in 1991. Since 1987, he has served in various capacities with UWS's subsidiaries. Mr. Hefty has been Chairman of the Board and a director of BCBSUW since 1988, having joined BCBSUW in 1982 and later serving as President. From 1979 to 1982, Mr. Hefty was Deputy Insurance Commissioner for OCI.


    STEPHEN E. BABLITCH will be Vice President, General Counsel and Secretary of Newco. Mr. Bablitch joined UWS in 1996 as General Counsel, Vice President and Secretary. He has been General Counsel, Vice President and Secretary of BCBSUW since 1996 as well. Prior to joining UWS and BCBSUW, Mr. Bablitch was an attorney with Dewitt, Ross and Stevens, Madison, Wisconsin from 1991 to 1996.

    DEVON W. BARRIX will be Vice President of Newco. He was elected a Vice President of UWS in 1994 following UWS's acquisition of Unity and its parent, HMO-W. Mr. Barrix was the Chief Executive Officer of Unity (f/k/a HMO of Wisconsin Insurance Corporation) from 1985 to 1994 and was the President of Unity from 1994 to 1996.


    ROGER A. FORMISANO will be Executive Vice President and Chief Operating Officer of Newco. Mr. Formisano was elected Executive Vice President and Chief Operating Officer of UWS in 1995. He had been a Vice President of UWS since 1992. He serves as President of Compcare and Meridian. Mr. Formisano was a Professor in the School of Business of the University of Wisconsin-Madison from 1978 to 1993. He also serves in various capacities with UWS's subsidiaries, and is a director of Integrity Mutual Insurance Company and Wisconsin Sports Authority, Inc., both privately held companies.

    MARK H. GRANOFF will be Vice President of Newco. Mr. Granoff was elected a Vice President of UWS in 1991 and was elected President of UWIC in 1991 and UHLIC in 1997. He has served in various capacities with some of UWS's other subsidiaries since 1991. Mr. Granoff has been a Vice President of BCBSUW since 1990. Prior to joining BCBSUW, from 1988 to 1990, Mr. Granoff served as Employee Benefits Marketing Vice President for Business Men's Assurance Company of America, an insurance company.

    GAIL L. HANSON will be Vice President and Treasurer of Newco. Ms. Hanson has been Treasurer of UWS since 1987 and was elected a Vice President in 1996. She has served in various capacities with UWS's subsidiaries since 1984. Ms. Hanson was elected Vice President and Treasurer of BCBSUW in 1996 and had been Assistant Vice President and Treasurer since 1987, having joined BCBSUW in 1984 as the Controller of UWIC.

    C. EDWARD MORDY will be Chief Financial Officer of Newco. Mr. Mordy has been a Vice President and the Chief Financial Officer of UWS since 1987. He has served in various capacities with UWS's subsidiaries since 1987. Mr. Mordy has been a Vice President and Corporate Controller of BCBSUW since 1986.

    EMIL E. PFENNINGER will be Vice President of Newco. Mr. Pfenninger was elected a Vice President of UWS in 1995 and President of United Heartland in 1990. Mr. Pfenninger was the Underwriting Manager with CNA Insurance Companies from 1987 to 1990.

    PENNY J. SIEWERT will be Vice President of Regional Services of Newco. Ms. Siewert was elected Vice President of Regional Services of UWS in 1995. Ms. Siewert joined BCBSUW in 1977 and has served in various capacities. Ms. Siewert was elected Vice President of Operations for BCBSUW in 1990, Vice President of Special Markets for BCBSUW in 1992, and Vice President of Regional Services for BCBSUW in 1995.


    MARY TRAVER will be Vice President of Newco. Ms. Traver has been a Vice President of UWS since 1988. Ms. Traver was Vice President and General Counsel of UWS from 1988 to 1996 and Secretary from 1992 to 1996. She has served in various capacities with some of UWS's subsidiaries since 1987. Ms. Traver was General Counsel of BCBSUW from 1987 to 1996, Secretary of BCBSUW from 1992 to 1996, and a Vice President of BCBSUW since 1988. She assumed the position of Regional Vice President for the Southeastern region of BCBSUW in 1997.

                             EXECUTIVE COMPENSATION

HISTORICAL COMPENSATION

    The following table summarizes the total compensation paid by UWS or its subsidiaries to Newco's Chief Executive Officer and each of the other four individuals expected to be the most highly compensated executive officers of Newco during 1998 for services rendered to UWS and BCBSUW for the years ended December 31, 1997, 1996 and 1995. Pursuant to the Service Agreements, certain executive officers of Newco provide services to BCBSUW. Costs and expenses associated therewith are shared in accordance with the terms of the Service Agreements. See "Certain Relationships and Related Party Transactions."

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                             LONG-TERM COMPENSATION
                              -------------------------------------------------------------  ----------------------------------
                                                                                                   AWARDS            PAYOUTS
                                                                                             -------------------  -------------
                                                                                                 SECURITIES
NAME AND                                                                  OTHER ANNUAL           UNDERLYING           LTIP
PRINCIPAL POSITION              YEAR      SALARY($)   BONUS($)(1,2)    COMPENSATION($)(3)      OPTIONS/SARS(#)    PAYOUTS($)(1)
----------------------------  ---------  -----------  --------------  ---------------------  -------------------  -------------
Thomas R. Hefty ............       1997   $ 475,008     $   97,377          $   7,885                35,000         $   5,294
 CHAIRMAN OF THE BOARD,            1996     410,028        177,542              9,355                30,000                --
 PRESIDENT & CHIEF EXECUTIVE       1995     390,024         91,265              6,693                    --            10,832
 OFFICER

Roger A. Formisano .........       1997     244,536         22,008                904                25,000             2,894
 EXECUTIVE VICE PRESIDENT &        1996     235,128         61,604              3,424                15,000                --
 CHIEF OPERATING OFFICER;          1995     179,840         41,004              4,999                    --             4,406
 PRESIDENT OF COMPCARE AND
 MERIDIAN

Mark H. Granoff ............       1997     154,260         53,837              2,839                 7,000             1,571
 PRESIDENT, UNITED WISCONSIN       1996     147,612         49,243              4,380                 4,000                --
 GROUP                             1995     139,512         34,161              2,898                    --             3,955

C. Edward Mordy ............       1997     184,848         20,333              3,385                18,000             2,370
 VICE PRESIDENT & CHIEF            1996     176,040         55,805              3,106                10,000                --
 FINANCIAL OFFICER                 1995     161,496         18,734              2,567                    --             5,502

Penny J. Siewert(5) ........       1997     174,576         18,180                 --                15,000             2,061
 VICE PRESIDENT OF REGIONAL        1996     163,152         53,677              1,737                 7,000                --
 SERVICES                          1995     117,388         33,808                 --                 7,500                --


NAME AND                            ALL OTHER
PRINCIPAL POSITION             COMPENSATION($)(4)
----------------------------  ---------------------
Thomas R. Hefty ............        $   4,000
 CHAIRMAN OF THE BOARD,                 3,750
 PRESIDENT & CHIEF EXECUTIVE            3,750
 OFFICER
Roger A. Formisano .........            4,000
 EXECUTIVE VICE PRESIDENT &             3,750
 CHIEF OPERATING OFFICER;               3,750
 PRESIDENT OF COMPCARE AND
 MERIDIAN
Mark H. Granoff ............            3,857
 PRESIDENT, UNITED WISCONSIN            3,690
 GROUP                                  3,488
C. Edward Mordy ............            4,000
 VICE PRESIDENT & CHIEF                 3,750
 FINANCIAL OFFICER                      3,750
Penny J. Siewert(5) ........            4,000
 VICE PRESIDENT OF REGIONAL             3,017
 SERVICES                               2,935

------------------------------

(1) Amounts include compensation earned and deferred at the election of the named executive officer during the fiscal years indicated and paid subsequent to the end of each fiscal year.

(2) Amounts represent bonuses earned under each of UWS's Profit Sharing Plan and Management Incentive Plan.

(3) Amounts represent reimbursement for the payment of taxes and the payout for unused personal days. The amounts indicated do not include perquisites and other personal benefits to the named executive officers which for each such officer did not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.

(4) Amounts represent UWS's matching contributions to the UWSI/BCBSUW 401(k)
    Plan.

(5) Ms. Siewert was promoted to an executive officer of UWS on September 1, 1995.

    The following table indicates all grants by UWS of options to purchase shares of UWS Common Stock to the executive officers listed in the Summary Compensation Table during 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                       INDIVIDUAL GRANTS                             ANNUAL RATES OF
                               ------------------------------------------------------------------      STOCK PRICE
                                # OF SECURITIES    % OF TOTAL OPTIONS/                               APPRECIATION FOR
                                  UNDERLYING         SARS GRANTED TO     EXERCISE OR                   OPTION TERM
                                   OPTIONS/        EMPLOYEES IN FISCAL   BASE PRICE   EXPIRATION   --------------------
EXECUTIVE                       SARS GRANTED(1)           YEAR            ($/SHARE)      DATE         5%         10%
-----------------------------  -----------------  ---------------------  -----------  -----------  ---------  ---------
Thomas R. Hefty..............         35,000                19.60%        $  25.625     01/01/09   $ 713,784  $1,917,903
Roger A. Formisano...........         25,000                14.00            25.625     01/01/09     509,845  1,369,931
Mark H. Granoff..............          7,000                 3.90            37.125     06/12/09     206,823    555,724
C. Edward Mordy..............         18,000                10.10            25.625     01/01/09     367,089    986,350
Penny J. Siewert.............         15,000                 8.40            25.625     01/01/09     305,907    821,958

------------------------------

(1) All options granted vest at the rate of 25% each year on the anniversary of the grant date. All options listed for Messrs. Hefty, Formisano, Mordy and Ms. Siewert were granted on 1/2/97. The options listed for Mr. Granoff were granted on 6/12/97.

    As set forth in the Employee Benefits Agreement, options to purchase shares of UWS Common Stock held by individuals who will be executive officers, directors or employees of Newco will be converted into options to purchase shares of Newco Common Stock and the number and exercise price of the options will be adjusted to provide equivalent value to each option holder; provided, however, that options held by Messrs. Hefty and Mordy will be converted into options to purchase shares of AMSG Common Stock and Newco Common Stock and the exercise price of the options will be adjusted to provide equivalent value. See "--Treatment of UWS Options and SARs as a Result of the Distribution" and "Agreements Between AMSG and Newco."

    No Stock Appreciation Rights ("SARS") or options to purchase shares of UWS Common Stock were exercised by any of the executive officers listed in the Summary Compensation Table during 1997. The number of unexercised SARs and options and the total value of unexercised in-the-money SARs and options to purchase shares of UWS Common Stock at December 31, 1997 are shown in the table below. See "--Treatment of UWS Options and SARs as a Result of the Distribution" and "Agreements Between AMSG and Newco."

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
                                                          OPTIONS/SARS AT FY-END (#)         AT FY-END ($)
NAME                                                      EXERCISABLE/UNEXERCISABLE(1)  EXERCISABLE/UNEXERCISABLE
--------------------------------------------------------  --------------------------  ----------------------------
Thomas R. Hefty.........................................         66,657 / 83,886          $262,763 / $310,263
Roger A. Formisano......................................         24,018 / 44,256            71,081 / 95,769
Mark H. Granoff.........................................         21,268 / 18,006            64,300 / 72,300
C. Edward Mordy.........................................         32,112 / 38,704           127,788 / 144,412
Penny J. Siewert........................................          5,500 / 24,000            17,688 / 29,625

------------------------

(1) Options become immediately exercisable upon a change in control of UWS. A change in control includes the acquisition by certain persons or groups of 25% or more of the outstanding shares of Common Stock; a change in the membership of a majority of the Board of Directors, if not approved by the incumbent Directors; or the approval by UWS's shareholders of a plan of liquidation, an agreement to sell substantially all of UWS's assets, or certain mergers, consolidations or reorganizations. Newco does not believe that the Distribution constitutes a change in control of UWS.

    LONG-TERM INCENTIVE PLAN

    UWS adopted a Long-Term Incentive Plan ("LTIP") for, among others, the executive officers of UWS. The LTIP is administered by UWS's Management Review Committee. Awards are based on the achievement of certain growth objectives established at the beginning of each three-year plan cycle by the Management Review Committee. Goals are set at minimum, target and maximum levels for each objective. Payout awards are determined at the end of each three-year plan cycle and are prorated when actual results for any objective lie between the minimum and maximum goal levels. Payout awards are based on a percentage of each participant's average base salary range midpoint during the applicable three-year cycle. The components and maximum payout potential for the 1997-1999 Plan for Messrs. Hefty, Formisano, Granoff and Mordy and Ms. Siewert are:
Average Annual Increase in Combined Surplus of BCBSUW and Newco calculated in accordance with generally accepted accounting principles, 10.00%; Average Annual Increase in Government Programs Reimbursement, 2.50%; Increase in Combined Revenue for BCBSUW and Newco, 4.16%. The potential value of payouts under the 1997-1999 LTIP to the listed executive officers is shown in the following table:

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                                   ESTIMATED FUTURE PAYOUTS UNDER
                                                            PERFORMANCE OR         NON-STOCK PRICE-BASED PLANS(2)
                                                          OTHER PERIOD UNTIL     ----------------------------------
NAME                                                    MATURATION OR PAYOUT(1)   THRESHOLD    TARGET     MAXIMUM
------------------------------------------------------  -----------------------  -----------  ---------  ----------
Thomas R. Hefty.......................................           3 Years          $  42,944   $  64,383  $  107,263
Roger A. Formisano....................................           3 Years             23,038      24,540      57,544
Mark H. Granoff.......................................           3 Years              9,070      13,598      22,654
C. Edward Mordy.......................................           3 Years             18,643      27,950      56,565
Penny J. Siewert......................................           3 Years             17,809      26,700      44,482

------------------------

(1) The 1997-1999 LTIP has been discontinued and a pro rata payout was made in June 1998 as follows: Mr. Hefty--$32,192; Mr. Formisano--$17,270; Mr. Mordy--$13,975; Ms. Siewert--$13,350; and Mr. Granoff--$6,799.

(2) The average midpoint of the named executive's annual base salary range for the three-year term is calculated using the actual 1996 and 1997 base salary range midpoint and the estimated 1998 base salary range midpoint. The estimated 1998 midpoint is 4% higher than the 1997 actual base salary range midpoint.

    DEFINED BENEFIT PENSION PLANS

    UWS has provided a non-contributory defined benefit plan to its salaried employees pursuant to the UWSI/BCBSUW Salaried Pension Plan (the "SALARIED PLAN"). The Salaried Plan utilizes a cash balance formula which provides annual pay credits of 4% plus transition credits of 4% for the number of years of service on December 31, 1996 (up to 15 years). Interest is credited on the cash balance account based on the yield on ten-year Treasury securities for the month of October of the previous year. Newco will assume sponsorship (with BCBSUW) of the Salaried Plan and the related trust and will continue to provide benefits for all individuals who, immediately prior to the Effective Date of the Distribution, were participants in the Salaried Plan.

    In addition, UWS provides to executive officers defined benefits from the UWSI/BCBSUW Supplemental Executive Retirement Plan (the "SERP"). The SERP provides a total benefit (taking into account Salaried Plan benefits and Social Security benefits) of 2% of final five-year average pay per year of service (up to 30 years). Newco will assume sponsorship of the SERP and all liabilities with respect thereto. The approximate annual benefits for the following pay classifications and years of service are expected to be as follows:

                               PENSION PLAN TABLE

                                                              YEARS OF SERVICE
                                               -----------------------------------------------
REMUNERATION                                       15          20          25      30 OR MORE
---------------------------------------------  ----------  ----------  ----------  -----------
$125,000.....................................  $   37,500  $   50,000  $   62,500   $  75,000
$150,000.....................................  $   45,000  $   60,000  $   75,000   $  90,000
$175,000.....................................  $   52,500  $   70,000  $   87,500   $ 105,000
$200,000.....................................  $   60,000  $   80,000  $  100,000   $ 120,000
$225,000.....................................  $   67,500  $   90,000  $  112,500   $ 135,000
$250,000.....................................  $   75,000  $  100,000  $  125,000   $ 150,000
$275,000.....................................  $   82,500  $  110,000  $  137,500   $ 165,000
$300,000.....................................  $   90,000  $  120,000  $  150,000   $ 180,000
$400,000.....................................  $  120,000  $  160,000  $  200,000   $ 240,000
$500,000.....................................  $  150,000  $  200,000  $  250,000   $ 300,000
$600,000.....................................  $  180,000  $  240,000  $  300,000   $ 360,000

    The persons named in the Summary Compensation Table have the following years of credited service: Mr. Hefty--15 years; Mr. Formisano--6 years; Mr. Granoff--7 years; Mr. Mordy--12 years; Ms. Siewert-- 21 years.

CHIEF EXECUTIVE OFFICER SUPPLEMENTAL COMPENSATION AGREEMENT

    In September 1997, UWS entered into a Supplemental Compensation Agreement with Mr. Hefty, President, Chairman and Chief Executive Officer, as incentive for continued employment, and to reward Mr. Hefty for activities that result in an increase in the shareholder value of UWS as a result of ownership of AMS. Under the terms of the agreement, Mr. Hefty will be awarded phantom shares of UWS Common Stock upon the occurrence of specific triggering events. The Distribution is not a specific triggering event under the Supplemental Compensation Agreement, and the parties to such Agreement have agreed that the Supplemental Compensation Agreement shall terminate upon completion of the Distribution.

TREATMENT OF UWS OPTIONS AND SARS AS A RESULT OF THE DISTRIBUTION

    UWS has granted options ("UWS OPTIONS") to purchase shares of UWS Common Stock under the United Wisconsin Services, Inc. Equity Incentive Plan and the 1995 Director Stock Option Plan (collectively, the "UWS EQUITY INCENTIVE PLANS") to persons who are or will be executive officers, non-employee directors and employees of Newco. On the Effective Date, each UWS Option held by the executive officers, directors and employees of Newco, other than Messrs. Hefty and Mordy and Ms. Hanson, will be converted into options to purchase shares of Newco Common Stock and adjusted to provide equivalent value by (i) multiplying the number of shares of UWS Common Stock subject to the option by the Newco Adjustment Factor, and (ii) dividing the exercise price per share of the option by the Newco Adjustment Factor. The "NEWCO ADJUSTMENT FACTOR" is defined as the quotient obtained by dividing (x) the closing market price of the shares of UWS Common Stock on the Distribution Date by (y) the closing market price of the shares of Newco Common Stock on the trading day immediately following the Distribution Date. The converted options will be assumed by Newco under the Newco/UWS, Inc. Equity Incentive Plan. In addition, the converted options will provide that (i) for purposes of the vesting, exercisability and duration of these options, service with UWS as an executive officer, director or employee shall be deemed to be service with Newco, and (ii) upon the occurrence of certain events resulting in a change of control of Newco, these options will become immediately vested and exercisable to the extent not previously vested and exercisable.

    UWS Options held by persons who will be employees and directors of AMSG after the Distribution, other than certain UWS options held by Mr. Miller, will be adjusted to provide equivalent value by (i) multiplying the number of shares of UWS Common Stock subject to the option by the AMSG Adjustment Factor, and
(ii) dividing the exercise price per share of the option by the AMSG Adjustment Factor. The "AMSG ADJUSTMENT FACTOR" is defined as the quotient obtained by dividing (x) the closing market price of the shares of UWS Common Stock on the Distribution Date by (y) the closing market price of the shares of AMSG Common Stock on the trading day immediately following the Distribution Date.

    UWS Options held by certain other individuals will be treated differently than set forth above. Each option to purchase one share of UWS Common Stock held by Messrs. Hilliard, Weyers, Hefty and Mordy and Ms. Hanson, and UWS options held by Mr. Miller which were granted in December 1995, will be converted into an option to purchase one share of AMSG Common Stock and an option to purchase one share of Newco Common Stock. In order to provide equivalent value to each option holder, the exercise price of each option to purchase shares of AMSG Common Stock will be adjusted to equal the exercise price of the option prior to the Distribution divided by the AMSG Adjustment Factor, and the exercise price of each option to purchase shares of Newco Common Stock will be adjusted to equal the exercise price of the option prior to the Distribution divided by the Newco Adjustment Factor. All remaining options held by Mr. Miller will be adjusted to provide equivalent value by (i) multiplying the number of shares of UWS Common Stock subject to the option by the AMSG Adjustment Factor, and (ii) dividing the exercise price per share of the option by the AMSG Adjustment Factor.

    UWS has awarded SARs ("UWS SARS") under the United Wisconsin Services, Inc. 1992 Stock Appreciation Rights Plan (the "UWS SAR PLAN") to executive officers and employees of Newco. Upon the Distribution, each UWS SAR awarded to these executive officers and employees will be assumed by Newco under a newly established Newco SAR Plan, which will be substantially similar to the UWS SAR Plan, and converted into SARs with respect to shares of Newco Common Stock. UWS SARs awarded to executive officers and employees of Newco will be converted by multiplying the number of SARs by the Newco Adjustment Factor and dividing the grant price of the SARs by the Newco Adjustment Factor.

                 NEWCO BENEFIT PLANS FOLLOWING THE DISTRIBUTION

NEWCO EQUITY INCENTIVE PLAN

    Prior to the Distribution, the Newco Board of Directors and UWS, as sole shareholder of Newco, approved the Newco/UWS, Inc. Equity Incentive Plan (the "NEWCO EQUITY INCENTIVE PLAN"). The Newco Equity Incentive Plan provides for the granting of stock options, restricted stock awards and other awards of shares of Newco Common Stock or Newco Common Stock equivalents payable to Newco employees, including executive officers, and to Newco Directors. All outstanding awards granted under the UWS Equity Incentive Plans and the UWS SAR Plan to expected executive officers, directors and employees of Newco will be assumed by Newco under the Newco Equity Incentive Plan.

    PURPOSE. The primary purpose of the Newco Equity Incentive Plan is to promote the success and enhance the value of Newco by linking the personal interests of the participants with an incentive for outstanding performance. The Newco Equity Incentive Plan also is intended to provide flexibility to Newco in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation is dependent.

    ADMINISTRATION. The Newco Equity Incentive Plan will be administered by the Management Review Committee of the Newco Board of Directors. The Management Review Committee is authorized to determine the size and types of employee awards under the Newco Equity Incentive Plan, the employees to whom they will be granted, the terms and conditions of such awards, including the date or dates on which awards become exercisable either in whole or in part, their expiration date and other matters in their discretion.

    ELIGIBILITY AND SHARES SUBJECT TO PLAN. Any key employee of Newco or any key employee of its subsidiaries is eligible for an award under the Newco Equity Incentive Plan if selected by the Management Review Committee. Subject to the provisions of the Newco Equity Incentive Plan, the Management Review Committee will have full authority and discretion to determine the employees to whom awards will be granted and the amount and form of such awards. Currently there are approximately 22 persons who will be employed by Newco and its subsidiaries who would be eligible for selection for participation by the Management Review Committee. Newly elected directors also will receive awards under the Newco Equity Incentive Plan.



    Under the Newco Equity Incentive Plan, the maximum number of shares of Newco Common Stock granted or subject to awards will be 4.5 million (approximately 27.2% of the issued and outstanding shares of Newco Common Stock as of the Effective Date). The Newco Equity Incentive Plan will assume the outstanding awards granted under the UWS Equity Incentive Plans and approximately 2,159,000 shares of Newco Common Stock will be subject to such awards. Upon the cancellation or expiration of an award, the unissued shares of Newco Common Stock subject to such awards will again be available for additional awards under the Newco Equity Incentive Plan.


    TYPE OF AWARDS. Under the Newco Equity Incentive Plan, the Management Review Committee is authorized to grant to employees: (i) stock options that qualify as incentive stock options under Section 422 of the Code ("INCENTIVE STOCK OPTIONS"); (ii) stock options that do not so qualify ("NONQUALIFIED STOCK OPTIONS"); (iii) shares of Newco Common Stock, subject to such restrictions as determined under the Newco Equity Incentive Plan ("RESTRICTED STOCK"); (iv) SARs; and (v) Performance Units or Performance Shares. The Management Review Committee is entitled to set the option price of stock options issued to employees at any price it determines is equal to or in excess of the fair market value of the shares of Newco Common Stock on the date of grant. Stock options entitle the recipient to purchase a specific number of shares of Newco Common Stock after a specified period of time at an option price set by the Management Review Committee. No stock option can be exercised more than twelve years after the date such option is granted. In the case of Incentive Stock Options, the aggregate fair market value of the shares of stock with respect to which options are exercisable for the first time by any recipient during any calendar year cannot, under present tax rules, exceed $100,000. Newly elected directors will receive Nonqualified Stock Options.

    TERMS AND CONDITIONS. The term of any Incentive Stock Option or Nonqualified Stock Option granted to an employee pursuant to the Newco Equity Incentive Plan shall not exceed ten or twelve years, respectively (five years in the case of a 10% or greater shareholder who is granted Incentive Stock Options), and the option price per share shall not be less than the fair market value of the shares of Newco Common Stock on the date the option is granted (110% of the fair market value in the case of a 10% or greater shareholder who is granted Incentive Stock Options). Options are not exercisable in any event prior to six months following the date of grant. Newly elected directors shall receive, as of their date of election, Nonqualified Stock Options with respect to 6,000 shares of Newco Common Stock, exercisable at 100% of fair market value on the date of grant.

    SARs shall have a grant price at least equal to 100% of the fair market value of the shares of Newco Common Stock if granted independently of any stock option, or equal to the option price of the related stock option if granted in connection with a stock option. The term of an SAR granted pursuant to the Newco Equity Incentive Plan shall not exceed twelve years. SARs are not exercisable in any event prior to six months following the date of grant.

    Restricted Stock may be granted to employees in such amounts as the Management Review Committee shall determine subject to the terms and provisions of the Newco Equity Incentive Plan. Restricted Stock generally may not be sold or otherwise transferred for a certain period (based on the passage of time, the achievement of performance goals or the occurrence of other events as determined by the Management Review Committee). During that period, however, participants may exercise full voting rights and shall be entitled to receive all dividends and other distributions with respect to shares of Restricted

Stock. The grant of shares of Restricted Stock shall not vest in any event prior to six months following the date of grant.

    The number and/or value of Performance Units or Performance Shares that may be granted to participants will be based on the extent to which performance goals, as determined by the Management Review Committee, have been met. The performance goals will be determined over a period of at least six months. At the time of grant, each Performance Unit must have an initial value established by the Management Review Committee and each Performance Share shall have an initial value equal to the fair market value of the shares of Newco Common Stock on the date of grant.

    Awards under the Newco Equity Incentive Plan shall immediately vest and/or be exercisable upon the occurrence of the participant's death, disability or retirement, or a Change in Control (as defined in the Newco Equity Incentive
Plan). Subject to the terms of the Newco Equity Incentive Plan, awards may be exercised within three months after termination of employment for any reason except death, disability or retirement (but any awards held by a participant dismissed for cause will immediately expire), within one year after the date of the participant's death (by the participant's personal representative, legatees or heirs) if the participant was employed by Newco at such date, within one year after a participant's employment with Newco is terminated by reason of disability, and within three years after a participant retires (as defined in Newco's "tax qualified pension plan"). The Management Review Committee may permit a participant to defer such participant's receipt of the payment of cash or the delivery of shares of Newco Common Stock that would otherwise be due.

    FEDERAL INCOME TAX CONSEQUENCES OF ISSUANCES AND EXERCISES OF OPTIONS. An optionee will not be deemed to have received taxable income upon the grant or exercise of any Incentive Stock Option, provided that such shares of Newco Common Stock are held for at least one year after the date of exercise and two years after the date of grant. No gain or loss will be recognized by Newco as a result of the grant or exercise of Incentive Stock Options. An optionee will be deemed to receive ordinary income upon exercise of Nonqualified Stock Options in an amount equal to the amount by which the fair market value of the shares of Newco Common Stock on the exercise date exceeds the exercise price. The amount of any ordinary income deemed to be received by an optionee due to a premature disposition of the shares of Newco Common Stock acquired upon the exercise of an Incentive Stock Option or upon the exercise of a Nonqualified Stock Option will be a deductible expense for tax purposes for Newco.

    In general, a recipient of other stock awards, including Newco Common Stock equivalents, but excluding restricted stock awards (see below), will have ordinary income equal to the cash or fair market value of the shares of Newco Common Stock on the date received in the year in which the award is actually paid. Newco will have a corresponding deductible expense in the same year in an amount equal to that reported by the recipient as ordinary income. The recipient's basis in the shares of Newco Common Stock received will be equal to the fair market value of the stock when received and the recipient's holding period will begin on that date. With respect to restricted stock awards, such awards do not constitute taxable income under existing federal tax law until such time as restrictions lapse with respect to the total award or any installment of such award. When any installment of securities are released from restriction, the market value of such shares on the date of the lapse constitutes income to the recipient in that year and is taxable at ordinary income tax rates, and Newco will have a corresponding deductible expense in an amount equal to that reported by the recipient as ordinary income in the same year.

    The Code permits a recipient of a restricted stock award to elect to have the award treated as taxable income in the year of the award and to be subject to tax at ordinary income tax rates on the fair market value of all of the shares awarded, based on the price of the shares on the date the recipient receives a beneficial interest in such shares. The election must be made promptly within time limits prescribed by the Code and the regulations thereunder. Any appreciation in value thereafter would be taxed at capital gain rates when the restrictions lapse and the stock is subsequently sold. However, should the market value of the stock at the time the restrictions lapse and the stock is sold, be lower than at the date the award was acquired, the recipient would have a capital loss, to the extent of the difference. In addition, if after electing to pay tax on the award in the year the award was received the recipient subsequently forfeits the award for any reason, the tax previously paid is not recoverable.

    Since the lapse of restrictions on restricted stock awards is accelerated in the event of a change of control of Newco, such an acceleration may result in an excess parachute payment, as defined in Section 280 (G) of the Code. In such event, Newco's deduction with respect to such payment is denied and the recipient is subject to a nondeductible 20% excise tax on such excess parachute payment.

    ADJUSTMENTS IN THE EVENT OF CAPITAL CHANGES. The Management Review Committee may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under the Newco Equity Incentive Plan to reflect any change in capital stock of Newco, the issuance of any targeted stock, split-up, stock dividend, exercisability of stock purchase rights, special distribution to shareholders, combinations or reclassifications with respect to any outstanding series or class of stock, or consolidation, merger or sale of all or substantially all of the assets of Newco.

    DURATION AND AMENDMENT OF THE NEWCO EQUITY INCENTIVE PLAN. No options, Restricted Stock, SARs, Performance Units or Performance Shares will be awarded under the Newco Equity Incentive Plan following the tenth anniversary of approval of such plan. The Management Review Committee may terminate, amend or modify the Newco Equity Incentive Plan with the approval of the Board of Directors.

NONQUALIFIED COMPENSATION PLANS

    Upon the Effective Date, Newco will assume sponsorship of the 1998 Nonqualified Profit Sharing Plan and the Management Incentive Plan (collectively, the "NONQUALIFIED COMPENSATION PLANS"). Eligible employees of Newco and its subsidiaries may receive a cash payment under the 1998 Nonqualified Profit Sharing Plan (the "PROFIT SHARING PLAN") based on Newco's profitability as well as the profitability and customer satisfaction of the employee's business unit or regional area, measured against targets set at the beginning of the year (and adjusted as of the Effective Date). To be eligible to receive a Profit Sharing Plan payment for the year, an employee must be employed at the beginning of the year and remain employed through the date benefits are paid (generally March of the following year), unless the termination is due to retirement, death or disability. Payments can be up to 21% of the employee's base pay, with an employee able to earn up to 7% of base pay based on Newco's profitability, 7% of base pay based on the profitability of the employee's business unit or regional area, and 7% of base pay based on the employee's business unit or regional area achieving certain customer satisfaction objectives. Generally, no payment will be made based on business unit or regional area profitability or customer satisfaction if no payment is made based on Newco's profitability.

    Newco's executive officers and certain other employees also are eligible to receive an annual performance bonus under the Management Incentive Plan. To be eligible to receive a Management Incentive Plan bonus, the executive officer must be employed at the beginning of the year and remain employed through the date benefits are paid (by April 1 of the following year), unless the termination is due to retirement, death or disability. The percentage of base earnings paid is based on achievement of various performance levels and is established separately for each executive officer. Payment under the Management Incentive Plan is based one-third on achievement of business unit or regional area financial results and two-thirds on achievement of individual or local area performance objectives. Generally, no payment will be made under the Management Incentive Plan if no payment is made under the Profit Sharing Plan.

RETIREMENT PLANS

    On the Effective Date, Newco will assume sponsorship (with BCBSUW) of the UWSI/BCBSUW Salaried Pension Plan, the UWSI/BCBSUW Hourly Pension Plan, the UWSI/BCBSUW 401(k) Plan and the UWSI/BCBSUW Union Employees' 401(k) Plan (collectively, the "RETIREMENT PLANS"). Participants in the UWSI/BCBSUW 401(k) Plan will be permitted to hold shares of UWS Common Stock, as an investment option, through the 1999 plan year. For purposes of eligibility, vesting, benefit accruals and other matters, participants in the Retirement Plans prior to the Effective Date will be credited with the compensation and term of service credited to such participants as of the Effective Date as if the service had been rendered to Newco. Participants in the Retirement Plans will have the same accrued benefit following the Effective Date as was accrued under the Retirement Plans as of the Effective Date.

    Employees of Newco who are not covered under a collective bargaining agreement will participate in the UWSI/BCBSUW 401(k) Plan after completing one year of service. Contributions are based on compensation up to $160,000 (in
1998). Participants may make salary reduction contributions between 2% and 16% of compensation up to a maximum, in 1998, of $10,000 per year. A matching contribution of 50% of the first 5% of compensation is made by Newco. The salary reduction contributions and matching contributions of highly compensated employees may be reduced to comply with certain discrimination requirements of the Code. The matching contribution will be made in shares of Newco Common Stock. The salary reduction contributions will be invested, at the discretion of the participant, in mutual funds, collective funds or in shares of Newco Common Stock. Salary reduction contributions are fully vested when made, while matching contributions are vested ratably over a five-year period.

    Bargaining unit employees of Newco will participate in the UWSI/BCBSUW Union Employees 401(k) Plan after completing one year of service. Participants may make salary reduction contributions between 1% and 16% of compensation up to a maximum, in 1998, of $10,000 per year. A matching contribution of 50% of the first 5% of compensation is made by Newco. Contributions will be invested, at the discretion of the participant, in mutual funds and collective funds. Salary reduction contributions are fully vested when made while matching contributions are vested over a six-year period.

    Salaried employees of Newco will participate in the UWSI/BCBSUW Salaried Pension Plan after completing one year of service. The benefit payable under this plan is based on the participant's cash balance account. The cash balance account was credited with an initial balance based on the participant's accrued benefit as of December 31, 1996. The initial cash balance is increased by (i) an annual credit of 4% of the participant's earnings up to $160,000 (in 1998); (ii) an annual interest credit based on the interest rate on ten-year treasury securities; and (iii) an annual transition credit equal to 4% of the participant's earnings up to $160,000 (in 1998) with such annual transition credit payable with respect to the cash balance account of any participant for the lesser of 15 years or the participant's years of service as of December 31, 1996. A participant is not vested in his retirement benefits until he completes five years of service, at which time the participant becomes fully vested. A participant's retirement benefit is the actuarial equivalent of his cash balance account and is generally paid in the form of a life annuity if the participant is single or in the form of a joint and survivor annuity if the participant is married. The retirement benefit also may be paid in other actuarial equivalent forms, including a single sum.

SUPPLEMENTAL RETIREMENT PLAN

    Upon the Effective Date, Newco will assume sponsorship of the SERP and all liabilities with respect thereto. Participants in the SERP prior to the Effective Date will be credited with the compensation and term of service credited to such participants as of the Effective Date as if the service had been rendered to Newco.

    Executive officers of Newco may become participants in the SERP if they are employed as a vice president or officer of Newco or its subsidiaries and are designated as a participant by Newco's Employee Benefits Committee. A participant who has completed five years of service with Newco or its subsidiaries is

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eligible for a retirement benefit at age 65 equal to 2% of the participant's final average earnings multiplied by the participant's years of service, less both the participant's social security benefit and benefit under the UWSI/BCBSUW Salary and Hourly Pension Plans. Benefits are paid in the form of a life annuity to a single participant with ten years certain at 70%, and in the form of an actuarial equivalent joint and 50% survivor annuity for a married participant. A reduced benefit is payable at any age.

DEFERRED COMPENSATION PLANS

    Upon the Effective Date, Newco will create new deferred compensation plans which will assume all liabilities (except liabilities relating to Mr. Miller) with respect the United Wisconsin Services, Inc. Voluntary Deferred Compensation Plan and the UWSI Deferred Compensation Plan for Directors (the "DEFERRED COMPENSATION PLANS"). All assets in the Deferred Compensation Trust (other than assets attributable to Mr. Miller's deferred compensation) will be transferred to a new trust established by Newco.

    Selected executive officers and directors of Newco may participate in the Deferred Compensation Plan. Participants may elect in December of each year to defer compensation earned in the following year. Amounts deferred will be credited to an account. Upon termination of employment or termination of service as a director, the participant will receive a distribution of the amount credited such account in the form of a lump sum of installments.

OTHER BENEFIT PLANS

    Pursuant to the Employee Benefits Agreement, Newco will create plans for management and other employees of Newco that generally are comparable to the existing UWS benefit plans covering the expected employees of Newco.

                       AGREEMENTS BETWEEN AMSG AND NEWCO

    For purposes of governing certain of the ongoing relationships between AMSG and Newco after the Distribution and to provide for an orderly transition on the Effective Date to the status of two separate, independent companies, AMSG and Newco are entering into the various agreements described below. The discussion below is a summary of the principal provisions of the Distribution and Indemnity Agreement, the Employee Benefits Agreement, the Tax Allocation Agreement, the AMSG Service Agreement and the Reinsurance Agreements. This summary does not purport to be complete. Reference is made to the complete provisions of, and such summary is qualified in its entirety by reference to, the forms of such agreements, copies of which are filed as exhibits to the Registration Statement of which this Information Statement forms a part.

DISTRIBUTION AGREEMENT

    UWS and Newco will enter into the Distribution Agreement as of the Effective Date providing for, among other things, the principal corporate transactions required to effect the Distribution, the allocation between UWS and Newco of assets and liabilities and certain other agreements governing the relationship between UWS and Newco with respect to or in consequence of the Distribution.


    THE REORGANIZATION. The Distribution Agreement will effect the following transactions as of the Effective Date: (i) the contribution by UWS to Newco of the outstanding shares of the Managed Care Companies; (ii) the contribution by UWS to Newco of all assets utilized by UWS in its management and operations of the Managed Care Companies; (iii) the contribution by UWS to Newco of working capital to support the Management Business; (iv) the issuance by Newco to UWS of 16,573,102 shares of Newco Common Stock; (v) the assumption by Newco of certain employee benefit plan liabilities associated with the operation of such contributed businesses; (vi) the assumption by Newco of $70.0 million in a note obligation of UWS to BCBSUW; and (vii) the assumption by Newco of certain accrued liabilities of UWS.

The items described in (v)--(vii) above are herein referred to as "NEWCO LIABILITIES". On the Effective Date, UWS will deliver to the Distribution Agent the 16,573,202 shares of Newco Common Stock, for distribution on the Distribution Date.


    The Distribution Agreement provides that Newco will hire all employees of UWS and its subsidiaries (other than AMS and its subsidiaries). UWS will have no further responsibility or liability with respect to the employment relationship of such employees on and after the Effective Date.

    ASSUMPTION OF LIABILITIES AND INDEMNIFICATION. UWS and Newco will each be responsible for all claims and liabilities relating to their respective businesses, whether or not such claims and liabilities are asserted prior to the Effective Date. All liabilities of the Managed Care Companies will be transferred to Newco by operation of law. All liabilities of UWS, other than the Newco Liabilities, will remain exclusively the liabilities of UWS, except as set forth in the Tax Allocation Agreement, the Employee Benefits Agreement, the AMSG Service Agreement or the Intellectual Property Agreement.

    Subject to certain exceptions, the Distribution Agreement also provides for certain indemnification by the parties. UWS has agreed to indemnify Newco against any liabilities assumed or retained by UWS pursuant to the Distribution Agreement and liabilities relating to (i) any breach by UWS or any of its subsidiaries of the Distribution Agreement or any other agreement referred to therein (the "ANCILLARY AGREEMENTS"); (ii) the operation of the businesses conducted, or to be conducted, by UWS and its subsidiaries or the ownership of its assets (other than businesses and assets to be contributed to Newco) both prior to and following the Effective Date; (iii) with respect to employee benefit plans sponsored by UWS, the failure of UWS to comply with provisions of ERISA or of the Code; and (iv) any violations of the Code, or of federal or state securities laws, in connection with the Distribution or with any filings made with governmental agencies with respect thereto, or in connection with operations of UWS's business after the Effective Date, to the extent that such violations, or allegations of violations, result from, or are related to, the disclosure, or failure to disclose, information to Newco's corporate staff by officers, directors, employees, agents, consultants and representatives of UWS.

    Newco has agreed to indemnify UWS against any liabilities assumed by Newco or its subsidiaries pursuant to the Distribution Agreement, and liabilities relating to (i) any breach by Newco or any of its subsidiaries of the Distribution Agreement or any Ancillary Agreement, (ii) the operation of the business conducted, or to be conducted, by Newco or its subsidiaries or the ownership of its assets both prior to and after the Effective Date, (iii) with respect to employee benefit plans sponsored by Newco, the failure of Newco to comply with the provisions of ERISA or the Code, and (iv) any violations, or allegations of violations, of the Code or federal or state securities laws in connection with the Distribution or with any filings made with governmental agencies with respect thereto, to the extent that such violations, or allegations of violations, result from, or are related to, the disclosure, or failure to disclose, information to UWS's corporate staff by officers, directors, employees, agents, consultants and representatives of Newco.

    The indemnities described above will be limited to the amount of the loss, less insurance proceeds, net of deductibles and allocated paid loss retro-premiums received by the indemnified party. The Distribution Agreement also includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of a claim or suit brought by a third party.

    NONSOLICITATION. The Distribution Agreement provides that, for a period of twelve months following the Distribution, UWS and its subsidiaries will not employ or attempt to employ any Newco employee or attempt to induce any Newco employee to leave his or her employment, and Newco and its subsidiaries will not employ or attempt to employ any UWS employee or attempt to induce any UWS employee to leave his or her employment.

    ADDITIONAL COVENANTS. The Distribution Agreement provides that each of UWS and Newco will be granted access to certain records and information in the possession of the other party and requires retention for a period of seven years following the Distribution of all such information in its possession,

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
and thereafter requires that each party give the other party prior notice of the intention to dispose of such information. From and after the Effective Date, both Newco and UWS will promptly transfer to the other, from time to time, any property received that is an asset of the other. Funds received by one upon the payment of accounts receivable that belong to the other will be transferred to the other by wire transfer not more than five business days after receipt of such payment.

    Except as stated in the Distribution Agreement, no party to such agreements or any other agreement or document contemplated by the Distribution Agreement has or shall be deemed to have made any representation or warranty as to: (i) the assets, businesses or liabilities retained, transferred or assumed as contemplated thereby; (ii) any consents or approvals required in connection with the transfer or assumption by such party of any asset or liability contemplated by the Distribution Agreement; (iii) the value or freedom from any lien, claim, equity or other encumbrance of, or any other matter concerning, any assets of such party; or (iv) the absence of any defenses or right of set off or freedom from counterclaim with respect to any claim or other asset of any party. Except as may expressly be set forth in the Distribution Agreement, all such assets were, or are being, transferred, or are being retained, on an "as is," "where is" basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee a title that is free and clear of any lien, claim, equity or other encumbrance.

    Any disputes arising from or in connection with the Distribution Agreement must be resolved in accordance with the dispute resolution procedures set forth in the Distribution Agreement.

    UWS has agreed to use its best efforts to maintain directors' and officers' liability insurance coverage at least equal to the amount of UWS's current directors' and officers' liability insurance coverage for a period of five years with respect to the directors and officers of UWS who will become directors and officers of Newco as of the Effective Date for acts as directors and officers of UWS or one of its affiliates during periods prior to the Effective Date.

EMPLOYEE BENEFITS AGREEMENT

    UWS and Newco have entered into the Employee Benefits Agreement providing for the treatment of employee benefit matters and other compensation arrangements in connection with the Distribution. On or prior to the Distribution, Newco will offer to employ each active and inactive employee employed by UWS (parent company only) immediately prior to the Effective Date, including all employees laid off, disabled or on leave of absence, unless such employment has been terminated by UWS prior to the Effective Date. Employees at UWS's subsidiaries will remain employed at such subsidiary. Generally, except as noted herein, as of the Effective Date, Newco will assume sponsorship of, and all liabilities under, all benefit plans, and all other plans, programs, policies and arrangements sponsored by UWS (or jointly sponsored by UWS and BCBSUW) and in effect prior to the Effective Date, and UWS will cease to have any liability or obligation to individuals who become employees of Newco or one of its subsidiaries ("NEWCO EMPLOYEES") under any UWS benefit plans, programs or practices. All benefit plans sponsored by UWS's subsidiaries will remain sponsored by such subsidiaries after the Effective Date. Newco will assume liability for employment-related claims (including harassment and discrimination) regardless of when filed with respect to all Newco Employees, regardless of whether the claimant was, prior to the Effective Date, a UWS employee.

    Subject to local laws or regulations, UWS and Newco have agreed that, with respect to individuals who, in connection with the Distribution, cease to be employees of UWS or one of its subsidiaries and become Newco Employees, such cessation will not be deemed a severance of employment for purposes of any plan providing for the payment of severance or salary continuation, and UWS and Newco will, in connection with the Distribution, if and to the extent appropriate, obtain waivers from individuals against any such assertion.

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
    The Employee Benefits Agreement provides that Newco will assume sponsorship (in some cases with BCBSUW) of the following benefit plans of UWS: (i) the Nonqualified Compensation Plan; (ii) the Retirement Plans; (iii) the SERP; (iv) the Deferred Compensation Plans; (v) all welfare plans which provide medical, health, disability, accident, life insurance, death, dental or other welfare benefits, including any post-employment benefits or retiree medical, life insurance or other such benefits; and (vi) any other benefit plan. Newco will be responsible for the payment of all liabilities for the benefits due and payable under such plans, except that liabilities relating to Mr. Samuel V. Miller will be retained by AMSG. See "Newco Benefit Plans Following the Distribution."

    Pursuant to the Employee Benefits Agreement, Newco will establish the Newco Equity Incentive Plan which will be substantially similar to the UWS Equity Incentive Plans in place prior to the Distribution, except that directors of Newco will be eligible for awards under the plan. All outstanding UWS Options and SARs relating to shares of UWS Common Stock to be converted into options and SARs relating to shares of Newco Common Stock will be assumed by Newco under the Newco Equity Incentive Plan. Generally, all options and SARs held by persons who will become Newco Employees or directors of Newco will be converted into options and SARs relating to shares of Newco Common Stock and adjusted by increasing the number of shares of Newco Common Stock subject to each option and decreasing the exercise price per share for each option and SAR to provide equivalent value; provided, however, that options held by Messrs. Hefty and Mordy and Ms. Hanson will be converted into options to purchase an equal number of shares of AMSG Common Stock and Newco Common Stock, and adjusted by decreasing the exercise price per share for each option to provide equivalent value. For options held by employees, former employees and directors of UWS who will remain with UWS after the Distribution, all options generally will be converted into options to purchase shares of AMSG Common Stock and adjusted by increasing the number of shares of AMSG Common Stock subject to each option and decreasing the exercise price per share for each option to provide equivalent value; provided, however, that options held by Messrs. Hilliard, Weyers and Miller will be either converted into options to purchase an equal number of shares of Newco Common Stock and AMSG Common Stock and adjusted by decreasing the exercise price per share for each option to provide equivalent value, or converted into options to purchase shares of AMSG Common Stock and adjusted by increasing the number of shares of AMSG Common Stock subject to each option and decreasing the exercise price of each option to provide equivalent value. See "Newco Benefit Plans Following the Distribution" and "Management of Newco--Treatment of UWS Options and SARs as a Result of the Distribution."

    In general, the Employee Benefits Agreement provides that for purposes of eligibility, vesting and benefit accruals, participants in UWS's benefit plans prior to the Effective Date will be credited with the compensation and term of service credited to such participants as of the Effective Date as if the service had been rendered to Newco. In addition, for any benefits accrued under any UWS benefit plan prior to the Distribution, such participants will have the same accrued benefit following the Effective Date.

TAX ALLOCATION AGREEMENT


    Prior to the Distribution, an agreement will be entered into that reflects each of Newco's and UWS's rights and obligations with respect to deficiencies and refunds of federal, state or other income taxes relating to the business of UWS that are attributable to periods ending prior to or on the Distribution Date. The Tax Allocation Agreement also expresses each party's intention with respect to certain tax attributes of UWS after the Distribution. The Tax Allocation Agreement provides that Newco shall only be responsible for taxes (including federal, state and local income taxes) attributable to members of the Newco Group and UWLIC for periods up to and including the Distribution Date, except to the extent any such taxes relate to the Small Group Business (in which case such taxes shall be the sole responsibility of UWS). The Tax Allocation Agreement provides for payments between the two companies for certain audit adjustments made after the Distribution that cover pre-Distribution tax liabilities. Other provisions cover the handling of audits, settlements, stock options, elections, accounting methods, and return filings in cases


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
where both companies have an interest in the results of these activities. In addition, the Tax Allocation Agreement requires UWS and Newco to cooperate in preparing those filings that cover overlapping taxable periods that include the Effective Date.


    Pursuant to the Tax Allocation Agreement, Newco and UWS will agree to refrain from engaging in certain transactions for two years following the Distribution Date unless the party proposing to engage in such transaction obtains prior written consent from the other party, or, if such consent is not provided, an IRS letter ruling or a written opinion of tax counsel selected by the party proposing to engage in such transaction that the transaction will not cause the Distribution to be a taxable transaction to UWS, Newco, or the shareholders of UWS. Transactions subject to these restrictions will include, among other things, the liquidation, merger, or consolidation with another company, the redemption of shares of UWS Common Stock or Newco Common Stock, the sale, distribution or other disposition of assets out of the ordinary course of business, and the discontinuation of certain businesses. Newco and UWS will each agree to indemnify the other from liabilities arising as a result of the breach by Newco or UWS, as the case may be, of the Tax Allocation Agreement. In addition, Newco and UWS have each agreed that neither party will take any action inconsistent with the information furnished to the IRS in connection with the Tax Ruling, and will indemnify each of them with respect to any tax liability resulting from their respective failures to comply with such provisions.



    In addition, the Tax Ruling also is based on the accuracy of two covenants agreed to by Newco in the Tax Allocation Agreement: within one year after the Distribution, (i) licenses for use of the Blue Service Marks shall be obtained by Compcare, and (ii) the Managed Care Companies shall have entered into a joint venture with an unrelated third party.


AMSG SERVICE AGREEMENT


    Newco may provide certain services to AMSG, at AMSG's option, pursuant to the AMSG Service Agreement. Services that AMSG may utilize pursuant to the AMSG Service Agreement include investment management, investment accounting, risk management, accounting and financial audit and corporate communications. Fees under the AMSG Service Agreement for investment management and investment accounting will be based on a percentage of the portfolio plus a flat rate for each company held by AMSG whose investments are being handled by Newco. Fees for risk management will be based on a percent of the annual premiums for such risk management insurance. Fees for accounting and financial audit and corporate communications will be based on an hourly rate. The AMSG Service Agreement will terminate on December 31, 1999, unless terminated earlier upon appropriate notice. The AMSG Service Agreement was submitted to OCI for its review and lack of disapproval.


REINSURANCE AGREEMENTS

    AMSG and Newco will enter into various quota share reinsurance agreements pursuant to which each company will cede to the other certain risks related to life insurance, health insurance, dental insurance, point-of-service and other insurance plans. In addition, each company acting as the reinsurer will provide administrative services to the other company acting as the ceding company. As consideration for such reinsurance, the ceding company shall receive a ceding commission of approximately 0.5% of the gross premiums reinsured under each applicable agreement.

INTELLECTUAL PROPERTY AGREEMENT

    UWS and Newco will enter into the Intellectual Property Agreement pursuant to which UWS will assign to Newco or one or more of its subsidiaries all of UWS's rights in certain trademarks, trade secrets and other intellectual property associated with the Managed Care Companies and the Management Business (the "INTELLECTUAL PROPERTY"). The Intellectual Property Agreement will provide that UWS will transfer to Newco, without charge, title to the Intellectual Property used solely or primarily in the business

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
of Newco, effective on the Effective Date. UWS will retain title to any of the Intellectual Property it uses solely or primarily in connection with the Small Group Business. UWS and Newco will agree to cooperate with each other after the Effective Date to effect the purposes of the Intellectual Property Agreement.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SERVICE AGREEMENTS WITH BCBSUW

    Newco and various of its subsidiaries purchase services from, or provide services to, BCBSUW through the Service Agreements. Services covered by these agreements include marketing, information systems, legal, investment, actuarial, accounting, underwriting and other administrative and management services. Fees under the Service Agreements are calculated on a cost basis. Costs directly attributable to a particular company are paid by such company. Costs that are not specific to any particular company are allocated based on utilization and allocation methods agreed to by the parties to the agreements. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the Service Agreement for those services if the provider is unwilling to substantially match such terms. The Service Agreements automatically renew annually unless otherwise terminated. In addition, pursuant to Wisconsin law, OCI reviews the Service Agreements to ensure that the agreements are reasonable and fair to the interests of the insurance companies that are parties to the agreements. For the year ended December 31, 1997, Newco paid approximately $14.6 million for such services, and received approximately $9.3 millon from BCBSUW for the provision of such services.

AMSG SERVICE AGREEMENT

    Newco may provide certain services to AMSG, at AMSG's option, pursuant to the AMSG Service Agreement. Services that AMSG may utilize pursuant to the AMSG Service Agreement include investment management, investment accounting, risk management, accounting and financial audit and corporate communications. Fees under the AMSG Service Agreement for investment management and investment accounting will be based on a percentage of the portfolio plus a flat rate for each company held by AMSG whose investments are being handled by Newco. Fees for risk management will be based on a percent of the annual premiums for such risk management insurance. Fees for accounting and financial audit and corporate communications will be based on an hourly rate. The AMSG Service Agreement will terminate on December 31, 1999 unless terminated earlier upon appropriate notice. The AMSG Service Agreement will be submitted to OCI for its review and lack of disapproval.

SUPPLEMENTAL COMPENSATION AGREEMENT

    In September 1997, Newco entered into a Supplemental Compensation Agreement with Thomas R. Hefty, President, Chairman and Chief Executive Officer of UWS, as incentive for continued employment, and to reward Mr. Hefty for activities resulting in an increase in shareholder value as a result of Newco's interest in AMS. The Distribution is not a specific triggering event under the Supplemental Compensation Agreement, and the parties have agreed that the Supplemental Compensation Agreement shall terminate upon completion of the Distribution.

BCBSUW LOAN

    In connection with the Distribution, Newco will assume a debt obligation of UWS to BCBSUW in the principal amount of $70.0 million. On October 30, 1996, UWS borrowed $70.0 million from BCBSUW to fund the cash portion of the merger consideration in connection with the merger of American Medical Security Group, Inc. into UWS. UWS pledged the common stock of certain of its subsidiaries as collateral for the loan. Interest only is payable quarterly at a rate equal to LIBOR plus 125 basis points, adjusted quarterly. The entire principal balance is due October 30, 1999.

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BCBSUW INTENDED PURCHASE OF ADDITIONAL SHARES OF NEWCO COMMON STOCK

    Upon completion of the Distribution, BCBSUW will own 38.1% of the issued and outstanding shares of UWS Common Stock and 38.1% of the issued and outstanding shares of Newco Common Stock. One of the primary reasons for effectuating the Distribution is so that the Managed Care Companies can use the Blue Service Marks in connection with their products and services. In order to use the Blue Service Marks, one of the requirements is that a Blue Plan must "control" the company (meaning that a Blue Plan must directly or indirectly own more than 50% of the stock of the company and must have operational control over the company). Therefore, within a year after the Distribution Date, BCBSUW intends to purchase additional shares of Newco Common Stock to bring its overall direct and indirect ownership of Newco to approximately 51%. The purchase price for the shares of Newco Common Stock to be purchased directly from Newco will be based on the market price of the shares of Newco Common Stock and an independent third party valuation, and will be paid through the cancellation of a corresponding portion or all of the $70.0 million Newco indebtedness to BCBSUW or in cash. BCBSUW may purchase some of the shares of Newco Common Stock in the open market. The intended purchases are subject to the receipt of OCI approval and may be subject to the receipt of Newco shareholder approval as a result of certain NYSE rules. The rules of the NYSE require that the shareholders of Newco approve the sale of shares of Newco Common Stock to BCBSUW (the "BCBSUW SALE") if either (i) Newco sells a number of shares (the "APPROVAL AMOUNT") of Newco Common Stock in one or a series of transactions which equals or exceeds 20% of the number of shares of Newco Common Stock outstanding prior to such sale(s), or (ii) the sale of shares of Newco Common Stock results in a "change of control" of Newco. UWS believes that, prior to the BCBSUW Sale, BCBSUW will directly or indirectly own a number of shares of Newco Common Stock such that the BCBSUW Sale will involve the sale of a number of shares of Newco Common Stock which is fewer than the Approval Amount. If, however, as a result of changed facts and circumstances at the time of the BCBSUW Sale, Newco is required to sell a number of shares of Newco Common Stock to BCBSUW which exceeds the Approval Amount, Newco will be required to obtain shareholder approval to consummate the BCBSUW Sale. Whether a "change in control" results from the BCBSUW Sale will depend upon the facts and circumstances in existence at the time of the BCBSUW Sale and the treatment of the BCBSUW Sale by the staff of the NYSE.

SETTLEMENT AGREEMENT; CERTAIN REGISTRATION RIGHTS AND VOTING AGREEMENTS RELATING
  TO NEWCO COMMON STOCK

    In April 1998, UWS, Newco and Messrs. Hilliard and Weyers entered into a Settlement Agreement ("SETTLEMENT AGREEMENT") relating to matters arising out of UWS's acquisition of American Medical Security Group, Inc. in December 1996. Under the terms of the acquisition agreement, $8.0 million of the purchase price was deposited into escrow as security for indemnification payments to be made to UWS for breaches of certain representations, warranties, covenants and other agreements contained in the acquisition agreement. In the Settlement Agreement, the parties agreed to settle all claims against the escrow for $500,000, and release the remaining escrow amount to the shareholders of American Medical Security Group, Inc., and agreed to amend the employment agreements of Messrs. Hilliard and Weyers. The Settlement Agreement also contained provisions relating to the treatment of options to purchase shares of UWS Common Stock held by Messrs. Hilliard and Weyers in connection with the Distribution. In addition, in connection with the acquisition by UWS of American Medical Security Group, Inc. in December 1996, UWS entered into an agreement with two of that corporation's shareholders, Messrs. Hilliard and Weyers, providing for registration rights for the shares of UWS Common Stock they received in that transaction and containing certain voting and standstill agreements (the "REGISTRATION AGREEMENT"). In the Settlement Agreement, UWS and Messrs. Hilliard and Weyers agreed to extend those terms to the shares of Newco Common Stock they will receive in the Distribution as follows:

        (i) Messrs. Hilliard and Weyers will be entitled to make up to two requests that Newco register at least 50% of the then outstanding shares of Newco Common Stock held by them, which Newco is

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    obligated to use its best efforts to do unless (a) the request comes during the period 45 days prior to the estimated date of filing and 180 days following the effective date of Newco's own registration of shares of Newco Common Stock pertaining to an underwritten public offering; (b) Newco has already effected two such registrations pursuant to Messrs. Hilliard's and Weyers' requests; (c) the filing of the registration statement could jeopardize or delay a material transaction contemplated by Newco or would require the disclosure of material information that Newco needs to preserve as confidential; or (d) Newco is unable to comply with the requirements of the SEC; and

        (ii) Messrs. Hilliard and Weyers will be entitled to make up to two requests that Newco include Messrs. Hilliard's and Weyers' shares of Newco Common Stock in an offering of shares of Newco Common Stock otherwise being registered upon being notified by Newco that Newco is registering shares of Newco Common Stock in connection with a public offering for cash on a form that also would permit the registration of Messrs. Hilliard's and Weyers' shares of Newco Common Stock (which notice Newco is obligated to give).

    These registration rights expire upon the earlier of April 1, 2001 or upon the date on which Messrs. Hilliard and Weyers in the aggregate own less than three percent of the outstanding shares of UWS Common Stock.

    Pursuant to the Settlement Agreement, Messrs. Hilliard and Weyers agreed that, until December 3, 2006, they will not acquire, or propose to acquire (i) any Newco securities (other than pursuant to the exercise of stock options) with the power to vote for the election of directors of Newco (the "VOTING SECURITIES"), or (ii) any rights or options to acquire any Voting Securities, if any of such acquisitions would require regulatory approval, application or notification other than as required by the Exchange Act. In addition, Messrs. Hilliard and Weyers agreed that, until December 3, 1999, they will not (i) make or participate in any solicitation of proxies (within the meaning of Rule 14a-1 of the Exchange Act) or initiate any shareholder proposals with respect to Newco; (ii) make any proposals with respect to a merger or other business combination, sale or transfer of assets, liquidation or other extraordinary corporate transaction of Newco; or (iii) form, join or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to Newco securities or seek to exercise control or influence over management, the Newco Board of Directors, or the corporate policies of Newco. Finally, Messrs. Hilliard and Weyers agreed that, until December 3, 2006, they will vote their shares of Newco Common Stock in accordance with BCBSUW directions on matters submitted to a Newco shareholder vote which pertain to, or are a result of, BlueCross and BlueShield Association rules, regulations or marketing issues.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth the expected beneficial ownership of shares of Newco Common Stock by each shareholder expected to own beneficially more than 5% of the shares of Newco Common Stock (as disclosed in certain reports regarding such ownership filed with UWS and the SEC in accordance with Sections 13(d) and 13(g) of the Exchange Act), by each director of Newco, each of the executive officers of Newco who appear in the Summary Compensation Table, and all directors and officers of Newco as a group, based upon the beneficial ownership of such shareholders of UWS Common Stock as of June 30, 1998 (except as noted otherwise below), including shares that such shareholder has the right to acquire ownership. Unless otherwise indicated, each shareholder listed below has sole voting and dispositive power with respect to the shares beneficially owned.

                                                                                    NUMBER OF SHARES
                                                                                      BENEFICIALLY       PERCENT OF
NAME                                                                                    OWNED(3)            CLASS
--------------------------------------------------------------------------------  --------------------  -------------
Blue Cross & Blue Shield United of Wisconsin(1).................................         6,309,525             37.5%
Wallace J. Hilliard(2)..........................................................         1,401,601              8.3
Ronald A. Weyers(2).............................................................         1,197,659              7.1
Heartland Advisors, Inc.(2).....................................................         1,103,150              6.6
Thomas R. Hefty(4)(5)...........................................................            95,859            *
Roger A. Formisano(4)(5)........................................................            39,038            *
C. Edward Mordy(5)..............................................................            54,572            *
Mark H. Granoff(5)..............................................................            28,485            *
Penny J. Siewert(5).............................................................            13,446            *
Richard A. Abdoo................................................................             2,800            *
Michael D. Dunham...............................................................             1,000            *
James L. Forbes.................................................................             3,500            *
James C. Hickman................................................................             2,200            *
William R. Johnson..............................................................             6,500            *
Eugene A. Menden................................................................             3,500            *
William C. Rupp, M.D............................................................             1,000            *
Carol N. Skornicka..............................................................             1,300            *
All directors and executive officers as a group (19 persons)(4).................           311,903              1.9%

------------------------

* Amount represents less than 1% of the total shares of Newco Common Stock expected to be issued and outstanding.

(1) BCBSUW's address is 1515 North River Center Drive, Milwaukee, Wisconsin 53212. Within one year after the Distribution Date, BCBSUW intends to purchase additional shares of Newco Common Stock such that its direct and indirect ownership of Newco is approximately 51%.

(2) Based on Amendments to Schedules 13G filed with UWS pursuant to the Exchange Act by such beneficial owner on the following dates: Hilliard--February 12, 1998; Weyers--February 12, 1998; and Heartland Advisors--February 6, 1998. Mr. Hilliard's address is P.O. Box 12146, Green Bay, Wisconsin 54307-2146; Mr. Weyer's address is 500 AMS Court, Green Bay, Wisconsin 54313; and Heartland Advisors, Inc.'s address is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(3) Includes the following number of shares of UWS Common Stock which the named individuals and certain executive officers have the right to acquire within 60 days of June 30, 1998: Mr. Hefty, 79,293; Mr. Formisano, 34,524; Mr. Mordy, 37,316; Mr. Granoff, 24,524; Ms. Siewert, 11,000; Mr. Abdoo, 2,000;
    Mr. Dunham, 1,000; Mr. Forbes, 2,000; Mr. Hickman, 2,000; Mr. Johnson, 2,000; Mr. Menden, 2,000; Ms. Skornicka, 1,000; and all directors and officers as a group, 245,931.

(4) Includes the following shares owned jointly with such person's spouse, with respect to which such person shares voting power and dispositive power: Mr. Hefty, 2,000 shares; and Mr. Formisano, 3,750 shares.

(5) Includes the following shares held under UWS's 401(k) plan, as to which such person has dispositive power: Mr. Hefty, 2,816; Mr. Formisano, 764; Mr. Mordy, 3,156; Mr. Granoff, 1,251; Ms. Siewert, 1,796; and all directors and officers as a group, 15,509.

                     DESCRIPTION OF CAPITAL STOCK OF NEWCO


    The authorized capital stock of Newco consists of 50,000,000 shares of Newco Common Stock, no par value per share, and 1,000,000 shares of Preferred Stock, no par value per share, issuable in series. Based on the number of shares of UWS Common Stock currently outstanding, 16,573,202 shares of Newco Common Stock will be issued to shareholders of UWS in the Distribution. No shares of Preferred Stock will be issued in connection with the Distribution. The following summary description of the capital stock of Newco is qualified in its entirety by reference to the Articles of Incorporation and By-Laws.


COMMON STOCK


    Holders of shares of Newco Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of shares of Newco Common Stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription or redemption rights. After the Distribution, all outstanding shares of Newco Common Stock will be validly issued, fully paid and non-assessable, except for certain statutory liabilities which may be imposed by Section 180.0622 of the WBCL for unpaid employee wages.
Section 180.0622 of the WBCL provides that no par value shares held by shareholders of corporations incorporated in Wisconsin may be assessed up to the full amount paid by the original subscriber to satisfy obligations to employees for services rendered, but not exceeding six months' service in the case of any individual employee. Holders of shares of Newco Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of Newco, the assets legally available for distribution to shareholders are distributable ratably among the holders of shares of Newco Common Stock at that time outstanding subject to prior distribution rights of creditors of Newco.


PREFERRED STOCK

    The Articles of Incorporation provide that the Board of Directors of Newco is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of shares of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of Newco. The rights, preferences and privileges of holders of shares of Newco Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which Newco may designate and issue in the future. Newco has no present plans to issue any shares of Preferred Stock.

CERTAIN ARTICLES OF INCORPORATION AND BY-LAWS PROVISIONS OF NEWCO

    Certain provisions of the Articles of Incorporation and By-Laws could have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider in the shareholder's best interest. These provisions are intended to enhance the likelihood of continuity and stability in the composition of and in the policies formulated by the Board of Directors of Newco. In addition, these provisions also are intended to ensure that the Board of Directors will have sufficient time to act in what the Board of Directors believes to be the best interests of Newco and its shareholders.

    CLASSIFIED BOARD OF DIRECTORS. The Articles of Incorporation provide for a Board of Directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors in a short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors.

    NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL. The Articles of Incorporation and By-Laws provide that the Board of Directors will consist of nine members. The By-Laws provide that the Board of Directors, acting by majority vote of the directors then in office, may fill any newly created directorship or vacancies on the Board of Directors. The By-Laws provide that a director may be removed upon the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such directors.

    SHAREHOLDER NOTICE REQUIREMENTS. The By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a shareholder before an annual meeting of shareholders, the shareholder must first have given adequate notice thereof in writing to the Secretary of Newco. To be adequate, a shareholder's notice generally must be delivered not later than 90 days nor more than 120 days in advance of the date of the meeting. The notice must contain, among other things, certain information about the shareholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

CERTAIN WBCL PROVISIONS


    RESTRICTIONS ON BUSINESS COMBINATIONS. Sections 180.1130 to 180.1134 of the WBCL provide generally that in addition to the vote otherwise required by law or the articles of incorporation of a "resident domestic corporation," such as Newco, certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least
(i) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and (ii) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate thereof who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the property and assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. These statute sections also restrict the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a takeover offer.


    Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation," such as Newco, and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock has been approved before the stock acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose, unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. BCBSUW will be an interested shareholder of Newco due to its expected ownership of 38.1% of the outstanding shares of Newco Common Stock following the Distribution. The acquisition of shares of Newco Common Stock by BCBSUW was approved by Newco's Board of Directors prior to such acquisition, and therefore, the three-year restriction on business combinations with an interested shareholder will not apply to BCBSUW.


    CONTROL SHARE VOTING RESTRICTIONS. Under Section 180.1150(2) of the WBCL, the voting power of shares of a "resident domestic corporation," such as Newco, which are held by any person in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless otherwise provided in the articles of incorporation or unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. This statute is a "scaled voting rights/control share acquisition" statute and is designed to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of twenty percent owned by an acquiring person. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from Newco and shares acquired in a merger or share exchange to which Newco is a party. The Articles of Incorporation provide that shares of Newco Common Stock held by BCBSUW are not subject to the voting power restrictions provided by Section 180.1150(2) of the WBCL.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Newco Common Stock will be Firstar Trust Company.

NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL

    The Articles of Incorporation provide that, subject to any rights of holders of shares of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors. In addition, the By-Laws provide that vacancies, including those created by an increase in the number of directors, may be filled by the remaining directors then in office. Accordingly, the Board of Directors could prevent any shareholder from enlarging the Board and filling the new directorships with such shareholder's own nominees.

    Under the WBCL, shareholders may remove one or more directors with or without cause unless the Articles or By-Laws provide that a director may be removed only for cause. The By-Laws provide that directors may be removed with or without cause and only upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitles to vote generally in the election of directors ("VOTING STOCK"), voting together as a single class.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    The Articles of Incorporation and By-Laws provide that any action required or permitted to be taken at a meeting of Newco's shareholders may be taken without a meeting by shareholders holding the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Any action so taken must be done by written consent signed by the number of shareholders necessary to take such action. Newco will give notice of such action to shareholders who were entitled to vote on such action and whose shares were not represented on the written consent within ten days of the action. These provisions allow the holders of a majority of the Voting Stock to unilaterally use the written consent procedure to take shareholder action.

SPECIAL MEETINGS

    The By-Laws provide that special meetings of shareholders may be called by the Chairman of the Board of Directors, a majority of the Board of Directors or holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Newco.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

    The By-Laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of shareholders of Newco (the "SHAREHOLDER NOTICE PROCEDURE").

    The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given adequate written notice to the Secretary of Newco prior to the meeting at which directors are to be elected, will be eligible for election as directors of

Newco. The Shareholder Notice Procedure provides that at an annual or special meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or by a shareholder who has given adequate written notice to the Secretary of Newco of such shareholder's intention to bring such business before such meeting. Under the Shareholder Notice Procedure, for notice of shareholder nominations or other business proposals to be made at an annual meeting to be adequate, such notice must be received by Newco not less than 90 days nor more than 120 days prior to the last Tuesday in May; provided, however, than in the event the annual meeting is changed by more than 30 days from the last Tuesday in May, notice by a shareholder, to be adequate, must be received not earlier than the 120th day prior to such meeting and not later than the close of business of the later of
(x) the 90th day prior to such annual meeting, or (y) the tenth day after public announcement of the date of such annual meeting is first made. In connection with a special meeting of shareholders, in order for a notice of shareholder nominations or other business proposals to be adequate, notice by such shareholder must be received not earlier than the 90th day prior to such meeting and not later than the close of business of the later of (x) the 60th day prior to such special meeting, or (y) the tenth day after public announcement of the date of such special meeting is first made.

    Under the Shareholder Notice Procedure, a shareholder's notice to Newco proposing to nominate a person for election as a director must contain certain information, including: the name and address of the nominating shareholder and the beneficial owners on whose behalf the nomination or proposal is made; the class and number of shares of Newco beneficially owned by such shareholder or beneficial owners; a representation that such shareholder is a holder of record of shares of Newco entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; the name, age and residence address of such nominee; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder; the principal occupation or employment of the nominee, the class and number of shares of Newco which are beneficially owned by the nominee, and any other information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee; and a written consent of each nominee to be named in a proxy statement and to serve as a director if so elected.

    Under the Shareholder Notice Procedure, a shareholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing shareholder, including, without limitation: the name and address of the nominating shareholder and the beneficial owners on whose behalf the nomination or proposal is made; the class and number of shares of stock of Newco beneficially owned by such shareholder; a representation that such shareholder is a holder of record of shares of Newco entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to introduce the other business specified in the notice; a brief description of the business the shareholder proposes to bring before the meeting, and, if the business includes a proposal to amend the By-Laws, the language of the proposed amendment; the reasons for conducting such business at such meeting; any material interest of such shareholder in the business so proposed; and any other information required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act in his capacity as a proponent to a shareholder proposal. If the chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

    By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure will afford the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure also will provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board, will provide the Board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

    Although the By-Laws do not give the Board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Newco and its shareholders.

NO PREEMPTIVE RIGHTS

    No holder of any class of stock of Newco authorized at the time of the Distribution will have any preemptive right to subscribe for or purchase any kind or class of securities of Newco.

        LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS OF NEWCO

    Under the By-Laws and the WBCL, directors and officers of Newco are entitled to mandatory indemnification from Newco against certain liabilities and expenses
(a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform such person's duties to Newco and such breach or failure constituted: (i) a willful failure to deal fairly with Newco or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.

    Under the WBCL, unless the Articles of Incorporation provide otherwise, directors of Newco are not subject to personal liability to Newco, its shareholders, or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, or (iii) a transaction from which the director derived an improper personal profit, or (iv) willful misconduct. The Articles of Incorporation do not limit a director's immunity provided by the WBCL. The above provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

                             SHAREHOLDER PROPOSALS

    Article II of the By-Laws provides that shareholders desiring to nominate candidates for directors or to present a proposal or bring other business before a Newco shareholders' meeting must give advance written notice not less than 90 days nor more than 120 days prior to the meeting. In each case the notice must be given to the Secretary of Newco, Mr. Steven E. Bablitch, 401 West Michigan Street, Milwaukee, Wisconsin 53203-2896. The 1999 Annual Meeting of Shareholders of Newco is expected to be held on May 25, 1999. To be considered, notice of any such nomination or proposal must be received by February 25, 1999 and no earlier than January 26, 1999. To be included in Newco's proxy statement and form of proxy for that meeting, any such proposal also must comply in all respects with the rules and regulations of the SEC.

                              INDEPENDENT AUDITORS

    Ernst & Young LLP has audited the combined balance sheets of Newco as of December 31, 1996 and 1997 and the related combined statements of income, changes in shareholder's equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1997, included in this Information Statement, and the Board of Directors of Newco has appointed Ernst & Young LLP as Newco's auditors for the year ending December 31, 1998.

                                NEWCO/UWS, INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Auditors.............................................................................         F-2

Combined Balance Sheets at December 31, 1997 and 1996 and June 30, 1998 (unaudited)........................         F-3

Combined Statements of Income for the years ended December 31, 1997, 1996 and 1995 and the six months ended
  June 30, 1998 and 1997 (unaudited).......................................................................         F-4

Combined Statements of Changes in Shareholder's Equity and Comprehensive Income for the years ended
  December 31, 1997, 1996 and 1995 and the six months ended June 30, 1998 (unaudited)......................         F-5

Combined Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995 and the six months
  ended June 30, 1998 and 1997 (unaudited).................................................................         F-6

Notes to Combined Financial Statements.....................................................................         F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
United Wisconsin Services, Inc. and
The Board of Directors of Newco/UWS, Inc.

    We have audited the accompanying combined balance sheets of Newco/UWS, Inc. (the Company) (see Note 1 to the combined financial statements) as of December 31, 1996 and 1997, and the related combined statements of income, changes in shareholder's equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 1996 and 1997, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Milwaukee, Wisconsin
May 29, 1998

                                NEWCO/UWS, INC.

                            COMBINED BALANCE SHEETS


                                                                     DECEMBER 31,
                                                                ----------------------
                                                                   1996        1997
                                                                ----------  ----------          JUNE 30,
                                                                                        ------------------------
                                                                                           1998         1998
                                                                                        -----------  -----------
                                                                                        (UNAUDITED)  (UNAUDITED)
                                                                                                     (PRO FORMA)
                                                                          (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...................................  $   19,147  $   17,033   $  14,750    $  14,750
  Investments--available for sale.............................     156,392     151,653     154,365      154,365
  Due from affiliates.........................................      10,235       3,667         201          201
  Other receivables...........................................      47,027      53,753      52,910       52,910
  Prepaid and other current assets............................       3,391       3,950       7,864        7,864
                                                                ----------  ----------  -----------  -----------
      Total current assets....................................     236,192     230,056     230,090      230,090
Investments--held to maturity.................................       6,892       7,893       7,856        7,856
Property and equipment, net...................................       7,091       6,978       8,086        8,086
Goodwill and other intangibles, net...........................       2,966       5,005       4,715        4,715
Other noncurrent assets.......................................      16,337      16,324      16,767       16,767
                                                                ----------  ----------  -----------  -----------
      Total assets............................................  $  269,478  $  266,256   $ 267,514    $ 267,514
                                                                ----------  ----------  -----------  -----------
                                                                ----------  ----------  -----------  -----------
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Medical and other benefits payable..........................  $   54,724  $   60,724   $  55,537    $  55,537
  Deferred premium credits....................................       6,879       6,641       5,524        5,524
  Advance premiums............................................      26,043      24,060      29,765       29,765
  Due to affiliates...........................................       3,738       3,867       4,472        4,472
  Payables and accrued expenses...............................      25,427      20,926      16,869       16,869
  Other current liabilities...................................       3,546       1,104       2,758        2,758
                                                                ----------  ----------  -----------  -----------
      Total current liabilities...............................     120,357     117,322     114,925      114,925
Medical and other benefits payable--noncurrent................      20,417      20,918      20,099       20,099
Minority interest in subsidiary...............................         800          --          --           --
Other noncurrent liabilities..................................       4,022       4,400       6,296        6,296
Notes payable.................................................          --          --          --       70,000
                                                                ----------  ----------  -----------  -----------
      Total liabilities.......................................     145,596     142,640     141,320      211,320
Shareholder's equity:
  Investments by and advances from United Wisconsin
    Services..................................................     119,923     120,405     124,947       54,947
  Unrealized gains on investments.............................       3,959       3,211       1,247        1,247
                                                                ----------  ----------  -----------  -----------
      Total shareholder's equity..............................     123,882     123,616     126,194       56,194
                                                                ----------  ----------  -----------  -----------
      Total liabilities and shareholder's equity..............  $  269,478  $  266,256   $ 267,514    $ 267,514
                                                                ----------  ----------  -----------  -----------
                                                                ----------  ----------  -----------  -----------


                            See accompanying notes.

                                NEWCO/UWS, INC.

                         COMBINED STATEMENTS OF INCOME


                                                                                           SIX MONTHS ENDED JUNE
                                                            YEAR ENDED DECEMBER 31,                 30,
                                                       ----------------------------------  ----------------------
                                                          1995        1996        1997        1997        1998
                                                       ----------  ----------  ----------  ----------  ----------
                                                                                                (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Health services revenues:
    Premium revenue..................................  $  466,929  $  493,092  $  560,825  $  273,760  $  298,602
    Other revenue....................................      24,222      27,632      26,046      13,351      14,378
  Investment results.................................       9,665      19,040      22,238      10,672       9,960
                                                       ----------  ----------  ----------  ----------  ----------
      Total revenues.................................     500,816     539,764     609,109     297,783     322,940
Expenses:
  Medical and other benefits.........................     416,167     425,258     485,735     235,763     253,708
  Selling, general and administrative expenses:
    Other............................................      67,077      78,105      88,224      44,491      47,728
    Allocations to related party.....................      (4,368)     (7,474)     (9,278)     (4,770)     (4,406)
    Allocations from related party...................      10,028      13,315      14,564       7,205       7,352
                                                       ----------  ----------  ----------  ----------  ----------
  Total selling, general and administrative
    expenses.........................................      72,737      83,946      93,510      46,926      50,674
  Provider profit sharing............................       2,734       2,868       3,380       1,188       1,413
  Minority interest in net earnings of combined
    subsidiary.......................................        (161)       (107)        449         277          --
  Amortization of goodwill and other intangibles.....         678         841         818         881         215
                                                       ----------  ----------  ----------  ----------  ----------
      Total expenses.................................     492,155     512,806     583,892     285,035     306,010
                                                       ----------  ----------  ----------  ----------  ----------
Income before income tax expense.....................       8,661      26,958      25,217      12,748      16,930
Income tax expense...................................       3,277      10,617       9,433       4,861       6,515
                                                       ----------  ----------  ----------  ----------  ----------
Net income...........................................  $    5,384  $   16,341  $   15,784  $    7,887  $   10,415
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Pro forma earnings per common share:
  Basic..............................................                               $0.96                   $0.63
                                                                               ----------              ----------
                                                                               ----------              ----------
  Diluted............................................                               $0.95                   $0.62
                                                                               ----------              ----------
                                                                               ----------              ----------


                            See accompanying notes.

                                NEWCO/UWS, INC.

COMBINED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME

                                            INVESTMENTS BY AND
                                            ADVANCES FROM (TO)     UNREALIZED GAINS                      TOTAL
                                             UNITED WISCONSIN        (LOSSES) ON     COMPREHENSIVE   SHAREHOLDER'S
                                                 SERVICES            INVESTMENTS         INCOME         EQUITY
                                         ------------------------  ----------------  --------------  -------------
Balance at December 31, 1994...........        $    107,839           $   (6,374)                     $   101,465
  Net income...........................               5,384               --           $    5,384           5,384
  Net investments by and advances from
    (to) United Wisconsin Services.....               3,543               --               --               3,543
  Change in unrealized gains (losses)
    on investments.....................             --                     9,885            9,885           9,885
                                                                                          -------
  Comprehensive Income                              --                    --           $   15,269         --
                                                   --------              -------          -------    -------------
                                                                                          -------
Balance at December 31, 1995...........             116,766                3,511                          120,277
  Net income...........................              16,341               --           $   16,341          16,341
  Net investments by and advances from
    (to) United Wisconsin Services.....             (13,184)              --               --             (13,184)
  Change in unrealized gains (losses)
    on investments.....................             --                       448              448             448
                                                                                          -------
  Comprehensive Income                              --                    --           $   16,789         --
                                                   --------              -------          -------    -------------
                                                                                          -------
Balance at December 31, 1996...........             119,923                3,959                          123,882
  Net income...........................              15,784               --           $   15,784          15,784
  Net investments by and advances from
    (to) United Wisconsin Services.....             (15,302)              --               --             (15,302)
  Change in unrealized gains (losses)
    on investments.....................             --                      (748)            (748)           (748)
                                                                                          -------
  Comprehensive Income                              --                    --           $   15,036         --
                                                   --------              -------          -------    -------------
                                                                                          -------
Balance at December 31, 1997...........             120,405                3,211                          123,616
  (1998 AMOUNTS UNAUDITED)
  Net income...........................              10,415               --           $   10,415          10,415
  Net investments by and advances from
    (to) United Wisconsin Services.....              (5,873)              --               --              (5,873)
  Change in unrealized gains (losses)
    on investments.....................             --                    (1,964)          (1,964)         (1,964)
                                                                                          -------
  Comprehensive Income                              --                    --           $    8,451         --
                                                   --------              -------          -------    -------------
                                                                                          -------
Balance at June 30, 1998...............        $    124,947           $    1,247                      $   126,194
                                                   --------              -------                     -------------
                                                   --------              -------                     -------------

                            See accompanying notes.

                                NEWCO/UWS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                                SIX MONTHS ENDED JUNE
                                                                YEAR ENDED DECEMBER 31,                  30,
                                                         -------------------------------------  ----------------------
                                                            1995         1996         1997         1997        1998
                                                         -----------  -----------  -----------  ----------  ----------
                                                                                                     (UNAUDITED)
                                                                                (IN THOUSANDS)
OPERATING ACTIVITIES
Net income.............................................  $     5,384  $    16,341  $    15,784  $    7,887  $   10,415
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization........................        1,550        2,341        1,964       1,723       1,278
  Realized investment gains............................       (1,094)      (8,381)     (11,921)     (5,545)     (5,023)
  Deferred income tax expense (benefit)................          190         (901)      (1,023)        739         116
  Changes in other operating accounts:
    Other receivables..................................      (26,969)       2,802       (5,584)       (698)        910
    Medical and other benefits payable.................       20,882        1,415        6,501      (2,676)     (6,006)
    Advance premiums...................................         (365)       4,062       (1,983)      3,493       5,705
    Due to/from affiliates.............................       10,247      (10,327)       7,782      17,158         717
    Other, net.........................................        1,575         (763)      (8,701)    (13,902)     (5,973)
                                                         -----------  -----------  -----------  ----------  ----------
Net cash provided by (used in) operating activities....       11,400        6,589        2,819       8,179       2,139
INVESTING ACTIVITIES
Purchases of available for sale investments............     (351,731)    (413,648)    (452,906)   (103,149)   (102,367)
Proceeds from sale of available for sale investments...      314,529      364,321      433,012     107,592      98,291
Proceeds from maturity of available for sale
  investments..........................................       41,292       43,031       34,252       2,985       5,575
Purchases of held to maturity investments..............       (3,112)      (2,573)      (2,894)       (211)       (313)
Proceeds from maturity of held to maturity
  investments..........................................        2,266        2,171        3,567         340         265
Purchase of minority interest in subsidiary............      --           --            (2,218)     --          --
Other, net.............................................       (1,344)       1,528       (1,244)     --          --
                                                         -----------  -----------  -----------  ----------  ----------
Net cash provided by (used in) investing activities....        1,900       (5,170)      11,569       7,557       1,451
FINANCING ACTIVITIES
Repayment of debt......................................      --           --            (1,200)     --          --
Increase (decrease) in investments by and advances from
  (to) United Wisconsin Services.......................        3,543      (15,352)     (15,302)     (6,704)     (5,873)
                                                         -----------  -----------  -----------  ----------  ----------
Net cash provided by (used in) financing activities....        3,543      (15,352)     (16,502)     (6,704)     (5,873)
                                                         -----------  -----------  -----------  ----------  ----------
Cash and cash equivalents:
  Increase (decrease) during year......................       16,843      (13,933)      (2,114)      9,032      (2,283)
  Balance at beginning of year.........................       16,237       33,080       19,147      19,147      17,033
                                                         -----------  -----------  -----------  ----------  ----------
  Balance at end of year...............................  $    33,080  $    19,147  $    17,033  $   28,179  $   14,750
                                                         -----------  -----------  -----------  ----------  ----------
                                                         -----------  -----------  -----------  ----------  ----------

                            See accompanying notes.

                                NEWCO/UWS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS
                                   UNAUDITED)

1. STRUCTURE AND PLAN OF DISTRIBUTION

    United Wisconsin Services, Inc. ("UWS") has previously announced its intention to contribute its Health Maintenance Organization, ("HMO") and specialty managed care products and services businesses and management business to a wholly owned subsidiary, Newco/UWS, Inc. which was formed on May 26, 1998. The common stock of Newco/UWS, Inc. will be distributed on a share for share basis to UWS common shareholders. Completion of the contribution and distribution is subject to final approval by UWS's Board of Directors and various third parties and government agencies. In June, 1998, a private letter ruling was received from the Internal Revenue Service that the distribution will be tax free to UWS, Newco/UWS, Inc. and UWS shareholders.


    The accompanying combined financial statements of Newco/UWS, Inc. essentially comprise the HMO and specialty managed care products and services business operations of UWS including dental, life, disability, workers' compensation, managed care consulting, electronic claims processing, pharmaceutical services and managed mental health services. The following UWS wholly owned subsidiaries will be contributed to Newco/UWS, Inc. in conjunction with the spin-off and are included in the combined financial statements of Newco/UWS, Inc.: Compcare Health Services Insurance Corporation; Valley Health Plan, Inc.; HMO-W, Inc.; Hometown Insurance Service, Inc.; United Wisconsin Insurance Company ("UWIC"); United Heartland Life Insurance Company ("UHLIC"); Meridian Resource Corporation; Meridian Managed Care, Inc.; Meridian Marketing Services, Inc.; United Wisconsin Proservices, Inc.; United Heartland, Inc.; CNR Health, Inc.; Unity Health Plans Insurance Corporation; and Heartland Dental Plan, Inc. The above businesses included in these combined financial statements are herein collectively referred to as the "Company."


    The Company's HMO products are sold primarily in Wisconsin and the specialty managed care products and services are sold throughout the United States.

    The authorized capital stock of Newco/UWS, Inc. consists of 1,000,000 shares of no par value preferred stock and 50,000,000 shares of no par value common stock of which 100 shares are issued and outstanding at May 28, 1998.

    Certain officers and directors of the Company are also officers and directors of UWS.

    The Company is affiliated with Blue Cross & Blue Shield United of Wisconsin, "BCBSUW," through certain common officers and directors. At December 31, 1997, BCBSUW owned approximately 38% of the issued and outstanding UWS common stock.


    The combined financial statements included herein include all costs of doing business. However, the combined financial statements may not necessarily be indicative of the results of operations, financial position and cash flows of the Company in the future (See Note 7). The combined financial statements included herein do not reflect any changes that may occur in the financing and operations of the Company as a result of the distribution.

                                NEWCO/UWS, INC.

2. SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles, "GAAP." The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.


    PRINCIPLES OF COMBINATION



    The Company combines majority owned subsidiaries that are controlled by the Company. Investments in companies over which the Company has influence but does not have a controlling interest are accounted for using the equity method. All material intercompany transactions have been eliminated. For those subsidiaries for which repurchase options exist (see Note 4), the Company combines those subsidiaries when control is deemed to be other than temporary. Management believes that control of Unity and Valley is not temporary as exercise of the repurchase options is not probable as exercise would not provide a substantial economic benefit to the option holders and would require regulatory approval pursuant to change of control regulations.


    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include operating cash and short-term investments with original maturities of three months or less. These amounts are recorded at cost, which approximates market.

    INVESTMENTS

    Investments are classified as either held to maturity or available for sale. Investments which the Company has the intent and ability to hold to maturity are designated as held to maturity and are stated at amortized cost. All other investments are classified as available for sale and are stated at fair value based on quoted market prices, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholder's equity, net of income tax effects. Realized gains and losses from the sale of available for sale debt securities and equity securities are based on the first-in, first-out basis.

    OTHER RECEIVABLES

    Receivables are stated at net realizable value, net of allowances of $284,000 and $394,000 at December 31, 1996 and 1997, respectively, based upon historical collection trends and management's judgment of the ultimate collectibility.

    GOODWILL AND OTHER INTANGIBLES

    Goodwill represents the excess of cost over the fair market value of net assets acquired. Goodwill and other intangible assets are being amortized on a straight-line basis over a period of 15 years or less with a weighted average original amortization period of 13 years. Accumulated amortization was $1,670,000 and $1,447,000 at December 31, 1996 and 1997, respectively.

    The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its intangibles. At

                                NEWCO/UWS, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
December 31, 1997, the Company's management believed that no material impairment of goodwill or other intangible assets existed.

    REVENUE RECOGNITION

    Health services premiums and managed behavioral health fees are recognized as revenue in the period in which enrollees are entitled to care. Managed care consulting revenues are generally recognized when services are rendered.

    MEDICAL AND OTHER BENEFITS

    Medical and other benefits expense consists principally of capitation expenses, health and disability claims and life insurance benefits. In addition to actual paid claims and capitation, these expenses include the change in estimates of reported and unreported claims and accrued capitation fees and adjustments, which are unpaid as of the balance sheet date. The estimates of reported and unreported claims and accrued capitation fees and adjustments, which are unpaid as of the balance sheet date are based on historical payment patterns using actuarial techniques. Processing costs are accrued as operating expenses based on an estimate of the costs necessary to process these claims. The Company's year-end claim liabilities are substantially satisfied through claim payments in the subsequent year. Any adjustments to prior period estimates are reflected in the current period. Capitation represents monthly fees to participating physicians and other medical specialists as compensation for providing comprehensive health or dental care services. In addition, certain subsidiaries have risk-sharing, stop-loss, and bonus arrangements with certain providers. Accruals relating to these arrangements are developed based on historical payment patterns using actuarial techniques. The noncurrent portion of medical and other benefits payable pertaining to long-term disability, workers' compensation and certain life insurance products is $20,417,000 and $20,918,000 at December 31, 1996 and 1997, respectively. The long-term portion of long-term disability, worker's compensation and certain life insurance products is estimated using actuarial techniques based on historical patterns. Amounts estimated to be paid more than one year from the balance sheet date are considered non-current.

    REINSURANCE

    Certain premiums and benefits are assumed from and ceded to other insurance companies under various reinsurance agreements. The ceded reinsurance agreements provide the Company with increased capacity to write larger risks and maintain its exposure to loss within its capital resources. The ceding company is contingently liable on reinsurance ceded in the event that the reinsurers do not meet their contractual obligations. Premiums ceded totaled $44,366,000, $46,549,000 and $49,522,000 in 1995, 1996 and 1997, respectively. Ceded benefits totaled $28,532,000, $32,073,000 and $42,003,000 in 1995, 1996 and 1997,
respectively. Premiums assumed totaled $24,168,000, $31,098,000, and $38,071,000 in 1995, 1996, and 1997, respectively. Assumed benefits totaled $19,154,000, $21,722,000, and $28,213,000 1995, 1996 and 1997, respectively.


    In addition, the Company is a party to a profit sharing arrangement on its workers' compensation business whereby profit sharing income totaled $20,000, $134,000 and $580,000 in 1995, 1996 and 1997, respectively.

                                NEWCO/UWS, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives, which are 20 to 30 years for land improvements, 10 to 40 years for buildings and building improvements, 3 to 5 years for computer equipment and software and 3 to 10 years for furniture and other equipment.

    INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. A valuation allowance is recorded on deferred tax assets that more likely than not will not be realized.

    PRO FORMA EARNINGS PER COMMON SHARE


    Pro forma earnings per share, "EPS," are based on the pro forma weighted average number of shares of outstanding Company common stock and dilutive common equivalent shares from stock options, giving effect to the planned distribution of one share of the Company's common stock for each share of UWS common stock. Pro forma dilutive common equivalent shares from stock options are stated at the historical UWS dilutive common equivalent share level. The Company cannot currently determine the number of shares of its common stock that will be subject to substitute awards after the distribution (See Note 11).


    The following table sets forth the pro forma computation of basic and diluted EPS:

                                               YEAR ENDED      SIX MONTHS
                                              DECEMBER 31,        ENDED
                                                  1997        JUNE 30, 1998
                                             --------------  ---------------
                                                     (IN THOUSANDS,
                                               EXCEPT SHARE AND PER SHARE
                                                          DATA)
Numerator:
  Net income allocable to common
    shareholders...........................   $     15,784     $    10,415
                                             --------------  ---------------
                                             --------------  ---------------
Denominator:
  Denominator for basic EPS--weighted
    average shares.........................     16,423,270      16,531,108
  Effect of dilutive securities--employee
    stock options..........................        147,710         173,671
                                             --------------  ---------------
Denominator for diluted EPS................     16,570,980      16,704,779
                                             --------------  ---------------
                                             --------------  ---------------
Pro forma basic EPS........................          $0.96           $0.63
Pro forma diluted EPS......................          $0.95           $0.62

    COMPREHENSIVE INCOME

    As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) 130, "Reporting Comprehensive Income." SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or shareholder's equity. SFAS 130 requires unrealized gains or losses on the Company's available for sale securities, which prior to adoption were reported separately in shareholder's equity, to be included in other comprehensive income. During the years ended December 31, 1995, 1996

                                NEWCO/UWS, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and 1997, and the six months ended June 30, 1997 and 1998, total comprehensive income amounted to $15,269,000, $16,789,000, $15,036,000, $7,700,000 and
$8,451,000, respectively.

    INTERIM FINANCIAL DATA

    The interim financial data presented is unaudited. In management's opinion, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the interim periods. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted. The Company believes that disclosures made are adequate to make the interim information presented not misleading. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal variations.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

    SFAS 131, "Disclosures About Segments of an Enterprise and Related Information" has been issued effective for fiscal years beginning after December 15, 1997. Management is reviewing SFAS 131 and may report additional segment information in the future.


    Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" has been issued effective for fiscal years beginning after December 15, 1998. The Company has historically accrued assessments. Management anticipates no impact on the financial statements from adoption of this standard.



3. PRO FORMA INFORMATION (UNAUDITED)



    The pro forma combined balance sheet at June 30, 1998 gives effect to $70,000,000 of affiliated debt UWS borrowed from BCBSUW on October 31, 1996, as if such debt was recorded on the books of the Company. The Company will assume the note obligation as part of the distribution.



4. PROVIDER ARRANGEMENTS



    The Company is party to certain provider arrangements in conjunction with Unity Health Plans Insurance Corporation ("Unity") and Valley Health Plan, Inc. ("Valley"), wholly owned HMO subsidiaries included in the Company's combined financial statements, which include profit-sharing payments to certain providers and repurchase provisions.



    Effective January 1, 1992, the Company acquired all of the outstanding capital stock of Valley for cash approximating $2,800,000, representing the net book value of Valley plus $400,000 as negotiated by the Company. Valley, a health maintenance organization located in Eau Claire, Wisconsin, was purchased from Midelfort Clinic, Ltd., a Mayo Regional Practice ("Midelfort Clinic"), which continues to be Valley's primary health care provider. Under the terms of the purchase and sale agreement, Midelfort Clinic retained an option to repurchase all of the capital stock of Valley, at a price determined by the formula used in computing the purchase price paid by the Company, at any time until December 31, 1996. The option to repurchase was subsequently amended to permit repurchase at December 31, 1999. The acquisition was accounted for under the purchase method of accounting. The accompanying combined financial statements include the results of operations of Valley.

                                NEWCO/UWS, INC.

4. PROVIDER ARRANGEMENTS (CONTINUED)


    Effective October 1, 1994, the Company acquired all of the outstanding common stock of HMO-W, Inc. for cash approximating $7,482,000 representing the net book value of HMO-W, Inc. as negotiated by the Company. HMO-W, Inc. owned all of the outstanding common stock of HMO of Wisconsin Insurance Corporation ("HMOW").



    Effective October 1, 1994, the Company also acquired all of the assets of U-Care HMO, Inc. ("U-Care") and certain assets from an affiliate of U-Care for cash approximating $3,772,000, representing net book value plus $500,000 as negotiated by the Company.



    Pursuant to the HMO-W, Inc. and U-Care purchase agreements, options to repurchase the net assets of HMO-W, Inc. and U-Care were issued to the respective primary provider groups, at price determined by the formula used in computing the purchase price paid by the Company, effective on November 1, 1999 or 2004. The U-Care and HMO-W, Inc. acquisitions were accounted for under the purchase method of accounting. The accompanying combined financial statements include the results of operations of U-Care and HMOW which have been merged to form Unity.



    Total revenues subject to repurchase options, pursuant to the various acquisition agreements, totaled $160,003,000, $191,342,000 and $191,688,000 for
1995, 1996 and 1997, respectively. Profit sharing expense related to these provider arrangements is calculated based on the profitability of the HMO subsidiary and totaled $2,754,000, $3,002,000 and $3,960,000, in 1995, 1996 and
1997, respectively. Total net income subject to repurchase options, pursuant to the various acquisition agreements, totaled $2,591,000, $2,629,000 and $2,395,000 for 1995, 1996 and 1997, respectively. Total assets and total net assets subject to repurchase options were $56,281,000 and $22,475,000, respectively, at December 31, 1996 and $49,802,000 and $20,632,000,
respectively, at December 31, 1997.



5. INVESTMENTS


    Investment results comprise the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Interest on bonds............................................  $   7,290  $  10,097  $   9,075
Dividends on equity securities...............................        628        636      1,103
Realized gains...............................................      1,609     13,463     15,317
Realized losses..............................................       (515)    (5,082)    (3,396)
Interest on cash equivalents and other investment income.....        747        922        473
                                                               ---------  ---------  ---------
Gross investment results.....................................      9,759     20,036     22,572
Investment expenses..........................................       (233)      (467)      (424)
Other interest income (expense)..............................        139       (529)        90
                                                               ---------  ---------  ---------
                                                               $   9,665  $  19,040  $  22,238
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                                NEWCO/UWS, INC.

5. INVESTMENTS (CONTINUED)

    Unrealized gains (losses) are computed as the difference between estimated fair value and amortized cost for debt securities or cost for equity securities. A summary of the net increase (decrease) in unrealized gains, less deferred income taxes, is as follows:

                                                                        DECEMBER 31,
                                                               -------------------------------
                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Debt securities..............................................  $   9,774  $  (2,884) $   1,582
Equity securities............................................      2,125      3,542     (3,134)
Provision for deferred income taxes..........................     (2,014)      (210)       804
                                                               ---------  ---------  ---------
                                                               $   9,885  $     448  $    (748)
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                                NEWCO/UWS, INC.

5. INVESTMENTS (CONTINUED)


    The amortized cost and estimated fair values of investments are as follows:

                                                              GROSS        GROSS
                                               AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                                  COST        GAINS       LOSSES     FAIR VALUE
                                               ----------  -----------  -----------  ----------
                                                                (IN THOUSANDS)
At December 31, 1997:
  Available for sale:
    U.S. Treasury securities.................  $   30,618   $     330    $      (2)  $   30,946
    State and municipal securities...........       2,487          67       --            2,554
    Foreign government securities............       7,337         113         (111)       7,339
    Corporate debt securities................      56,017       1,314          (59)      57,272
    Government agency mortgage-backed
      securities.............................      21,466         376          (25)      21,817
    Equity securities........................      29,033       3,716       (1,024)      31,725
                                               ----------  -----------  -----------  ----------
                                                  146,958       5,916       (1,221)     151,653
Held to maturity--U.S. Treasury securities...       7,893         109           (9)       7,993
                                               ----------  -----------  -----------  ----------
                                               $  154,851   $   6,025    $  (1,230)  $  159,646
                                               ----------  -----------  -----------  ----------
                                               ----------  -----------  -----------  ----------
At December 31, 1996:
  Available for sale:
    U.S. Treasury securities.................  $   24,944   $     251    $    (231)  $   24,964
    State and municipal securities...........       4,613          43          (14)       4,642
    Foreign government securities............       5,225         114          (69)       5,270
    Corporate debt securities................      53,621         766         (311)      54,076
    Government agency mortgage-backed
      securities.............................      27,451         189         (317)      27,323
    Equity securities........................      34,291       6,418         (592)      40,117
                                               ----------  -----------  -----------  ----------
                                                  150,145       7,781       (1,534)     156,392
  Held to maturity:
    U.S. Treasury securities.................       6,692          35          (10)       6,717
    Corporate debt securities................         200      --           --              200
                                               ----------  -----------  -----------  ----------
                                                    6,892          35          (10)       6,917
                                               ----------  -----------  -----------  ----------
                                               $  157,037   $   7,816    $  (1,544)  $  163,309
                                               ----------  -----------  -----------  ----------
                                               ----------  -----------  -----------  ----------

                                NEWCO/UWS, INC.

5. INVESTMENTS (CONTINUED)

    The amortized cost and estimated fair values of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                        AMORTIZED   ESTIMATED
                                                                           COST     FAIR VALUE
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Available for sale:
  Due in one year or less.............................................  $    1,524  $    1,526
  Due after one through five years....................................      43,555      44,092
  Due after five through ten years....................................      39,259      40,011
  Due after ten years.................................................      12,121      12,482
                                                                        ----------  ----------
                                                                            96,459      98,111
  Government agency mortgage-backed securities........................      21,466      21,817
                                                                        ----------  ----------
                                                                        $  117,925  $  119,928
                                                                        ----------  ----------
                                                                        ----------  ----------
Held to maturity:
  Due in one year or less.............................................  $      405  $      404
  Due after one through five years....................................       7,488       7,589
                                                                        ----------  ----------
                                                                        $    7,893  $    7,993
                                                                        ----------  ----------
                                                                        ----------  ----------

    At December 31, 1997, the insurance subsidiaries had debt securities and cash equivalents on deposit with various state insurance departments with carrying values of approximately $7,844,000, which are included in investments held to maturity on the balance sheet.


6. PROPERTY AND EQUIPMENT


    Property and equipment are stated at cost and are summarized as follows:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Land and land improvements..............................................  $     394  $     394
Building and building improvements......................................      3,594      3,611
Computer equipment and software.........................................      5,369      6,259
Furniture and other equipment...........................................      4,183      4,484
                                                                          ---------  ---------
                                                                             13,540     14,748
Less accumulated depreciation...........................................     (6,449)    (7,770)
                                                                          ---------  ---------
                                                                          $   7,091  $   6,978
                                                                          ---------  ---------
                                                                          ---------  ---------


7. RELATED PARTY TRANSACTIONS


    The Company provides marketing, underwriting, actuarial and certain administrative services for BCBSUW. In addition, BCBSUW provides health insurance to the employees of the Company and provides office space to the Company. These activities are reimbursed at amounts approximating cost,

                                NEWCO/UWS, INC.

7. RELATED PARTY TRANSACTIONS (CONTINUED)

which resulted in allocations to the Company of $10,028,000, $13,315,000 and $14,564,000 in 1995, 1996 and 1997, respectively, and allocations to BCBSUW of $4,368,000, $7,474,000 and $9,278,000 in 1995, 1996 and 1997, respectively.
These amounts are included in selling, general and administrative expenses.

    Certain subsidiaries of the Company provide health, life and other insurance benefits to the employees of BCBSUW. Premium revenue received from BCBSUW totalled $4,568,000, $4,370,000 and $4,537,000 in 1995, 1996 and 1997,
respectively.

    The Company has an agreement with a subsidiary of UWS not included in these combined financial statements, United Wisconsin Life Insurance Company ("UWLIC"), whereby UWIC underwrites certain small group health care products and life, dental, drug and disability products in Minnesota as UWLIC products have not yet been approved for sale in Minnesota. The Company ceded to UWLIC 100% of the premium revenue of these products sold in Minnesota. The ceded premium revenue approximated $20,430,000, $24,739,000 and $27,014,000 in 1995, 1996 and
1997, respectively.

    The Company also has agreements with UWLIC whereby UWLIC underwrites certain healthcare, life, dental, drug and disability products on behalf of United Heartland Life Insurance Company, Compcare Health Services Insurance Corporation, Heartland Dental Plan, Inc., and CNR Health, Inc. The Company assumes 100% of the premium revenues on these products from UWLIC. The assumed premium revenue approximated $23,389,000, $30,573,000, and $36,177,000 in 1995,
1996, and 1997, respectively.

    Management believes the above-stated related party activity was entered into on a reasonable basis and include all costs of doing business; however, it is not necessarily indicative of future expenses or income.

    The Company's operations have been financed through its operating cash flows and investments by and advances from UWS.

    Amounts due from/to affiliates are related primarily to operating expenses and reinsurance arrangements. The amounts due from/to affiliates are generally settled on a monthly basis for operating expenses and are settled in accordance with industry practice for reinsurance agreements. The amounts due from/to affiliates is typically less than $10,000,000 at any point in time during the fiscal year.


8. INCOME TAXES


    Income tax expense has been calculated as if the Company filed separate federal income tax returns. Except as noted below, the Company has been included in the consolidated federal income tax return filed by UWS. UHLIC has filed separate federal income tax returns due to specific provisions of the Internal Revenue Code of 1986, as amended related to consolidation of life insurance entities. The entities included in these combined financial statements file separate state franchise, income and premium tax returns as applicable.

    The Company had a net federal income tax receivable of $337,000 and $436,000 included in other current assets at December 31, 1996 and 1997, respectively. Federal and state income tax payments, net of refunds, totaled $477,000, $1,545,000 and $3,243,000 in 1995, 1996 and 1997, respectively.

                                NEWCO/UWS, INC.

8. INCOME TAXES (CONTINUED)

    The components of income tax expense (benefit) are as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Current:
  Federal.....................................................  $   2,771  $   9,642  $   8,870
  State.......................................................        316      1,876      1,586
                                                                ---------  ---------  ---------
                                                                    3,087     11,518     10,456
                                                                ---------  ---------  ---------
Deferred:
  Federal.....................................................         50       (222)      (651)
  State.......................................................        140       (679)      (372)
                                                                ---------  ---------  ---------
                                                                      190       (901)    (1,023)
                                                                ---------  ---------  ---------
                                                                $   3,277  $  10,617  $   9,433
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The differences between taxes computed at the federal statutory rate and recorded income taxes are as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Tax at federal statutory rate.................................  $   3,031  $   9,435  $   8,826
Nondeductible expenses........................................        283        254        154
Tax-exempt interest and dividends received deduction..........       (256)      (246)      (230)
State income and franchise taxes, net of federal benefit......        324        820        827
Other, net....................................................       (105)       354       (144)
                                                                ---------  ---------  ---------
                                                                $   3,277  $  10,617  $   9,433
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The components of deferred income tax expense (benefit) are as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Reserve discounting..............................................  $  --      $  (1,050) $  --
Employee benefits................................................     --            434     --
Depreciation and amortization....................................        269         81     (1,299)
Net operating loss carryforwards.................................     --           (482)    --
Other, net.......................................................        (79)       116        276
                                                                   ---------  ---------  ---------
                                                                   $     190  $    (901) $  (1,023)
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                                NEWCO/UWS, INC.

8. INCOME TAXES (CONTINUED)

    Significant components of the Company's federal and state deferred tax liabilities and assets are as follows:

                                                         DECEMBER 31, 1996
                                                                               DECEMBER 31, 1997
                                                        --------------------  --------------------
                                                         FEDERAL     STATE     FEDERAL     STATE
                                                        ---------  ---------  ---------  ---------
                                                                      (IN THOUSANDS)
Deferred tax liabilities:
  Depreciation........................................  $    (728) $      (6) $    (721) $    (512)
  Claims-based receivables............................     (1,482)       (13)    (1,331)      (945)
  Intangibles.........................................     (1,162)       (10)    --         --
  Pension accrual.....................................     (1,835)       (16)    (2,158)    (1,532)
  Unrealized gains on investments.....................     (1,521)       (13)    (1,367)      (970)
  Other, net..........................................       (709)        (6)      (825)      (586)
                                                        ---------        ---  ---------  ---------
                                                           (7,437)       (64)    (6,402)    (4,545)
Deferred tax assets:
  Postretirement benefits other than pensions.........      1,294         16      1,387      1,138
  Advance premium discounting.........................      1,101         13      1,080        886
  Deferred compensation...............................      1,373         17      1,387      1,138
  Medical and other benefits payable discounting......      1,804         22      1,142        937
  Business loss carryforwards.........................     --         --            509     --
  Other, net..........................................        655          8        435        774
                                                        ---------        ---  ---------  ---------
                                                            6,227         76      5,940      4,873
                                                        ---------        ---  ---------  ---------
Net deferred tax assets (liabilities).................  $  (1,210) $      12  $    (462) $     328
                                                        ---------        ---  ---------  ---------
                                                        ---------        ---  ---------  ---------

    The federal deferred benefit arising from the deductibility of state deferred tax is included as a component of other federal deferred taxes. The net deferred tax assets and liabilities are included in other current or other noncurrent assets and liabilities, as applicable.


9. COMMITMENTS AND CONTINGENCIES


    The Company is involved in various legal actions occurring in the normal course of its business. In the opinion of management, adequate provision has been made for losses which may result from these actions and, accordingly, the outcome of these proceedings is not expected to have a material adverse effect on the combined financial statements.

    The Company participates with BCBSUW in a bank line of credit, which permits aggregate borrowings to $30,000,000. Periodic borrowings have been made on this line of credit. The outstanding line of credit balance was $1,200,000 at December 31, 1996 and is included in other current liabilities. There was no balance outstanding at December 31, 1997.

                                NEWCO/UWS, INC.

10. SHAREHOLDER'S EQUITY


    STATUTORY FINANCIAL INFORMATION

    Insurance companies are subject to regulation by the Office of the Commissioner of Insurance of the State of Wisconsin and certain other state insurance regulators. These regulations require, among other matters, the filing of financial statements prepared in accordance with statutory accounting practices prescribed or permitted for insurance companies. The combined statutory surplus of insurance subsidiaries at December 31, 1996 and 1997 was $106,205,000 and $95,356,000, respectively. The combined statutory net income of insurance subsidiaries was $1,293,000, $24,159,000 and $17,380,000 in 1995, 1996
and 1997, respectively.

    State insurance regulations also require the maintenance of a minimum compulsory surplus based on a percentage of premiums written. At December 31, 1997, the Company's insurance subsidiaries were in compliance with these compulsory regulatory requirements.

    RESTRICTIONS ON DIVIDENDS FROM SUBSIDIARIES

    Dividends paid by insurance companies are limited by state insurance regulations. The insurance regulator in the state of domicile may disapprove any dividend which, together with other dividends paid by an insurance company in the prior twelve months, exceeds the regulatory maximum as computed for the insurance company based on its statutory surplus and net income.

    Based upon the financial statements of the insurance entities included in these combined financial statements as of December 31, 1997, as filed with the insurance regulators, the aggregate amount available for dividends in 1998 without regulatory approval is $4,209,000.


11. EMPLOYEE BENEFIT PLANS


    PENSION BENEFITS

    Certain of the entities included in these combined financial statements participate with BCBSUW in two multiple-employer defined benefit pension plans. The salaried plan, covering salaried employees, provides benefits based on compensation, years of service, year of birth and date of retirement. The hourly plan, covering hourly employees, provides for benefit payments of stated amounts, based on number of hours worked and years of credited service. Since both plans were overfunded, no contributions were made in 1995, 1996 or 1997, and a pension credit was recorded in each year.

    Effective January 1, 1997, the salaried pension plan and the hourly pension plan with respect to non-union participants were amended to include expansion of the lump-sum payment provisions and changes in the methods and formulae used for the calculation of benefit accruals (a cash balance formula). The resulting reduction in the projected benefit obligation is included in the funded status of the pension plans at December 31, 1996 and 1997, and was also considered in the calculation of the 1996 pension credit.

                                NEWCO/UWS, INC.

11. EMPLOYEE BENEFIT PLANS (CONTINUED)

    The following table summarizes the combined funding status of the defined benefit pension plans and the amounts recorded in the combined balance sheets:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefits.....................................................  $  (12,806) $  (15,644)
  Nonvested benefits..................................................      (2,923)     (1,870)
                                                                        ----------  ----------
Total accumulated benefit obligations.................................     (15,729)    (17,514)
Adjustment for projected benefit obligations..........................         (52)        (54)
                                                                        ----------  ----------
Projected benefit obligations.........................................     (15,781)    (17,568)
Assets, at fair market value..........................................      29,309      36,082
                                                                        ----------  ----------
Excess of assets over projected benefit obligations...................      13,528      18,514
Unrecognized net gains................................................        (122)     (5,151)
Unrecognized net asset................................................      (1,326)     (1,051)
Unrecognized prior service credit.....................................      (6,836)     (6,146)
                                                                        ----------  ----------
Prepaid pension expense in combined balance sheets....................  $    5,244  $    6,166
                                                                        ----------  ----------
                                                                        ----------  ----------

    The pension plans' assets consist primarily of debt, equity and other marketable securities.

    Assumptions used in developing the projected benefit obligation are as follows:

                                                                                   DECEMBER 31,
                                                                               --------------------
                                                                                 1996       1997
                                                                               ---------  ---------
Discount rate................................................................       8.00%      8.00%
Rate of increase in compensation.............................................       4.75       4.75
Rate of return on plan assets................................................       9.00       9.00

    The unrecognized net asset is being amortized over the remaining estimated service lives of participating employees at January 1, 1986: 15.4 years for salaried employees and 16.9 years for hourly employees.

    The components of the pension credit, which is included in selling, general and administrative expenses, are as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Service cost--benefits earned during the period...............  $   1,117  $     829  $   1,335
Interest cost on benefit obligations..........................      1,116      1,034      1,259
Actual return on plan assets..................................     (4,136)    (2,866)    (7,475)
Net amortization and deferrals................................      1,503       (432)     3,958
                                                                ---------  ---------  ---------
                                                                $    (400) $  (1,435) $    (923)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                                NEWCO/UWS, INC.

11. EMPLOYEE BENEFIT PLANS (CONTINUED)

    After giving effect to all administrative expense allocations between the Company and BCBSUW, the pension credit was $435,000, $1,288,000 and $945,000 in 1995, 1996 and 1997, respectively.

    DEFINED CONTRIBUTION AND BONUS PLANS

    Certain of the entities included in these combined financial statements participate in defined contribution plans whereby the employer contributes a percentage of participants' qualifying compensation up to certain limits, as defined by the plans. The entities also participate with BCBSUW in various other profit sharing and bonus programs. Expenses related to all of these plans, after giving effect to all administrative expense allocations between the Company and BCBSUW, totaled $1,838,000, $2,932,000 and $1,978,000 in 1995, 1996 and 1997,
respectively. Included in these Company plans is a supplemental executive retirement plan (SERP) for which there is no liability on the Company's balance sheet at December 31, 1996 and 1997, respectively. BCBSUW is liable for obligations under the SERP and has allocated a portion of the SERP costs to the Company in the amounts of $146,000, $142,000 and $225,000 in 1995, 1996 and
1997, respectively.

    STOCK-BASED COMPENSATION

    Newco/UWS, Inc. intends to establish a stock-based compensation plan that will allow for granting of options for up to 4,500,000 shares of common stock as incentive or nonqualified stock options. Certain executive officers, non-employee directors and employees were granted stock options under UWS stock-based compensation plans. Also, certain individuals hold UWS stock options related to an acquisition. At December 31, 1997, there were outstanding options to purchase approximately 2,217,307 shares of UWS common stock of which 1,369,842 were exercisable. Immediately following the distribution, options to purchase 257,322 shares of UWS common stock with a weighted average exercise price of $26.09 per share will be converted into options to purchase shares of common stock of Newco/UWS, Inc. The number of options and exercise prices will be adjusted to provide equivalent value. In addition, options to purchase 1,386,378 shares of UWS common stock with a weighted average exercise price of $30.87 per share will be converted, on a share for share basis, into options to purchase shares of Newco/UWS, Inc. and UWS common stock. The exercise prices will be adjusted to provide equivalent value of the respective companies' shares. The Company cannot currently determine the number of shares of common stock of Newco/UWS, Inc. that will be subject to equivalent awards after the distribution.

    In 1992, certain executive officers of UWS were awarded stock appreciation rights (SARs) in UWS. At December 31, 1997 67,500 SARs are outstanding at $9.67 per share. Immediately following the distribution, the UWS SARs will be assumed by Newco/UWS, Inc. and converted into SARs of Newco/ UWS, Inc. to provide equivalent value.

    The Company follows Accounting Principles Board Opinion No. 25 under which no compensation expense is recorded when the number of shares is fixed and the exercise price of UWS stock option grants to Company employees equals the market price of the underlying stock on the date of grant. If the Company had measured compensation cost for the UWS stock options granted to Company employees in 1996 and 1997 under the fair value based method prescribed by Statement of Financial Accounting Standards No. 123, the pro forma net income would have been $16,732,000 and $16,208,000 in 1996 and 1997, respectively.

                                NEWCO/UWS, INC.

11. EMPLOYEE BENEFIT PLANS (CONTINUED)

    The fair values of UWS stock options granted to Company employees used to compute pro forma net income disclosures were estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted-average assumptions used by UWS:

                                                        1996                1997
                                                    -------------       -------------
Risk free interest rate...........................      5.68%               5.71%
Expected life.....................................      6.22 years          6.04 years
Expected volatility...............................      0.34                0.38
Expected dividend yield...........................      2.09%               1.77%

    The weighted-average fair value of UWS stock options granted to Company employees during 1996 and 1997 was $8.11 and $10.79, respectively.

    The pro forma amounts above are not necessarily representative of the effects of stock-based awards on future pro forma net income because (1) future grants of employee stock options by Company management may not be comparable to awards made to employees while the Company was a part of UWS, (2) the assumptions used to compute the fair value of any stock option awards will be specific to the Company and therefore may not be comparable to the UWS assumptions used.

                                NEWCO/UWS, INC.

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


    Selected quarterly financial data for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 are as follows:


                                                      QUARTER
                                   ----------------------------------------------
                                     FIRST       SECOND      THIRD       FOURTH      TOTAL
                                   ----------  ----------  ----------  ----------  ----------
                                                         (IN THOUSANDS)
1996
Total revenues...................  $  133,056  $  134,190  $  134,145  $  138,373  $  539,764
Income before income tax
  expense........................       6,053       7,116       6,780       7,009      26,958
Net income.......................       3,559       4,472       4,120       4,190      16,341

1997
Total revenues...................  $  146,993  $  150,790  $  154,479  $  156,847  $  609,109
Income before income tax
  expense........................       6,607       6,141       6,091       6,378      25,217
Net income.......................       3,998       3,889       3,859       4,038      15,784
Pro forma earnings
  per common share:
    Basic                          $     0.24  $     0.24  $     0.23  $     0.25  $     0.96
    Diluted                        $     0.24  $     0.23  $     0.23  $     0.25  $     0.95

1998
Total revenues...................  $  159,158  $  163,782
Income before income tax
  expense........................       8,005       8,925
Net income.......................       4,963       5,452
Pro forma earnings
  per common share:
    Basic                          $     0.30  $     0.33
    Diluted                        $     0.29  $     0.33